                                  SCHEDULE 14A

                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]
FILED BY THE REGISTRANT [X]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                            TYCO INTERNATIONAL LTD.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

[TYCO INTERNATIONAL LTD. LOGO]




                                                              September 23, 1999

Dear Shareholder,

     I am pleased to invite you to attend our 1999 Annual General Meeting of Shareholders, which will be held at 11:00 a.m., Atlantic Time, on November 3, 1999, at The Adam Lounge of the Canadian Pacific Hamilton Princess Hotel, 76 Pitt's Bay Road, Pembroke HM 08, Bermuda.

     Annexed to the accompanying proxy statement are the Company's audited consolidated financial statements for the fiscal year ended September 30, 1998, which will be presented to the Annual General Meeting. As discussed in the accompanying proxy statement, you will be asked at the Annual General Meeting to re-elect the Board of Directors and approve an increased limit for director remuneration, to re-appoint the Company's auditors and authorize the Board of Directors to fix their remuneration, to consider a policy statement concerning independent directors and to consider three shareholder proposals.

     Your vote is important. Whether or not you are able to attend, it is important that your shares be represented at the meeting. Accordingly, please sign, date and return the enclosed proxy at your earliest convenience.

     Thank you for your cooperation.



                                          Yours sincerely,

                                          /s/ L. Dennis Kozlowski
                                          L. DENNIS KOZLOWSKI
                                          Chairman and
                                          Chief Executive Officer






                            tyco international ltd.
         the gibbons building, 10 queen street, hamilton hm 11, bermuda incorporated in bermuda with limited liability

                            TYCO INTERNATIONAL LTD.
                (Incorporated in Bermuda with limited liability)

             NOTICE OF 1999 ANNUAL GENERAL MEETING OF SHAREHOLDERS

     Notice is hereby given that the Annual General Meeting of Shareholders (the "Meeting") of Tyco International Ltd. (the "Company") for 1999 will be held on November 3, 1999 at 11:00 a.m., Atlantic Time, at The Adam Lounge of the Canadian Pacific Hamilton Princess Hotel, 76 Pitt's Bay Road, Pembroke HM 08, Bermuda, for the following purposes:

     - To receive the Company's audited consolidated financial statements for the fiscal year ended September 30, 1998;

     - To re-elect the Board of Directors and approve an increased limit for director remuneration;

     - To re-appoint PricewaterhouseCoopers as the independent auditors and to authorize the Board of Directors to fix the auditors' remuneration;

     -  To consider a policy statement concerning independent directors; and

     -  To vote on the following shareholder proposals, if presented at the
        Meeting:

        1.  a shareholder proposal concerning independent directors;

        2.  a shareholder proposal that the Company reincorporate in Delaware;
            and

        3.  a shareholder proposal concerning shareholder rights plans.

     The Company's 1998 Annual Report to shareholders, which incorporates the audited consolidated financial statements of the Company for the fiscal year ended September 30, 1998, is included as Annex A to the attached proxy statement.

     Notice of the Meeting has been sent to all holders of record of the Company's common shares at the close of business on September 17, 1999. Notice will also be mailed to shareholders who become holders of record of common shares through October 28, 1999. All holders of record of the Company's common shares on the date of the Meeting will be entitled to attend and vote at the Meeting. Any shareholder who does not receive a copy of the proxy statement and accompanying form of proxy may obtain a copy at the Meeting or by contacting the Company at (888) 345-8926.

     Shareholders are cordially invited to attend the Meeting in person. Whether or not you plan to attend the Meeting, please sign, date and return the enclosed proxy to ensure that your shares are represented at the Meeting. Registered shareholders who attend the Meeting may vote their shares personally, even though they have sent in proxies.

     If your Tyco shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee. Your name does not appear on the register of shareholders and, in order to be admitted to the Meeting, you must bring a letter or account statement showing that you are the beneficial owner of the shares. You will not be able to vote at the Meeting, and should instruct your broker or nominee how to vote on your behalf. If you are a participant in a Tyco benefit plan, your proxy card will serve as voting instructions for those plans.

By Order of the Board of Directors,

Byron S. Kalogerou
Assistant Secretary

September 23, 1999






     IMPORTANT: PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE. THE PROXY IS REVOCABLE AND IT WILL NOT BE USED IF YOU GIVE WRITTEN NOTICE OF REVOCATION TO THE ASSISTANT SECRETARY AT TYCO INTERNATIONAL LTD., THE GIBBONS BUILDING, 10 QUEEN STREET, SUITE 301, HAMILTON HM 11, BERMUDA PRIOR TO THE VOTE TO BE TAKEN AT THE MEETING, IF YOU LODGE A LATER-DATED PROXY OR IF YOU ATTEND AND VOTE AT THE MEETING.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................     1
     Solicitation of Proxies................................     1
     Costs of Solicitation..................................     1
     Registered and Principal Executive Offices.............     1
     Outstanding Voting Shares..............................     1
     Voting Your Proxy......................................     2

PRESENTATION OF FINANCIAL STATEMENTS........................     3

PROPOSAL NUMBER ONE -- RE-ELECTION OF DIRECTORS AND APPROVAL
  OF DIRECTOR REMUNERATION..................................     4
     Nominees for Directors.................................     4
     Summary of Directors' Compensation.....................     7
     Security Ownership of Certain Beneficial Owners and
      Management of the Company.............................     8
     Executive Officers of the Company......................     9
     Executive Compensation.................................    10
     Shareholder Return Performance Presentation............    16

PROPOSAL NUMBER TWO -- RE-APPOINTMENT OF INDEPENDENT
  AUDITORS..................................................    17

PROPOSAL NUMBER THREE -- INDEPENDENT DIRECTORS..............    17

SHAREHOLDER PROPOSALS.......................................    18
     Shareholder Proposal Number One -- Independent
      Directors.............................................    18
     Shareholder Proposal Number Two -- Reincorporation in
      Delaware..............................................    20
     Shareholder Proposal Number Three -- Shareholder Rights
      Plans.................................................    21

SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL GENERAL MEETING...    23

UNITED STATES SECURITIES AND EXCHANGE COMMISSION REPORTS....    23

GENERAL.....................................................    23

ANNEX A -- 1998 ANNUAL REPORT TO SHAREHOLDERS...............   A-1
     Description of Business................................   A-1
     Common Shares and Dividends............................   A-3
     Selected Financial Data................................   A-4
     Management's Discussion and Analysis of Financial
      Condition and Results of Operations...................   A-6
     Accountants' Reports and Consolidated Financial
      Statements............................................  A-13

PROXY STATEMENT
1999 ANNUAL GENERAL MEETING OF SHAREHOLDERS
NOVEMBER 3, 1999

                                  INTRODUCTION

SOLICITATION OF PROXIES

     This proxy statement and accompanying form of proxy are furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Tyco International Ltd. ("Tyco" or the "Company") in connection with the 1999 Annual General Meeting of Shareholders of the Company to be held on November 3, 1999. This proxy statement and the accompanying form of proxy are being mailed to shareholders of the Company on or about September 27, 1999.

     All references to "$" in this proxy statement are to United States dollars.

COSTS OF SOLICITATION

     The cost of solicitation of proxies will be paid by the Company. The Company has engaged MacKenzie Partners Inc. as the proxy solicitor for the Meeting for an approximate fee of $9,500. In addition to the use of the mails, certain directors, officers or employees of the Company may solicit proxies by telephone or personal contact. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of common shares.

REGISTERED AND PRINCIPAL EXECUTIVE OFFICES

     The registered and principal executive offices of the Company are located at The Gibbons Building, 10 Queen Street, Hamilton HM 11, Bermuda. The telephone number there is (441) 292-8674. The executive offices of the Company's principal United States subsidiary, Tyco International (US) Inc., are located at One Tyco Park, Exeter, New Hampshire 03833. The telephone number there is (603) 778-9700.

OUTSTANDING VOTING SHARES

     Notice of the Meeting has been sent to all holders of record of the Company's common shares at the close of business on September 17, 1999. On that date, there were outstanding and entitled to vote 855,080,337 common shares, including 10,260,230 common shares owned by subsidiaries of the Company. Notice will also be mailed to shareholders who become holders of record of common shares through October 28, 1999. Any shareholder who does not receive a copy of the proxy statement and accompanying form of proxy may obtain a copy at the Meeting or by contacting the Company at (888) 345-8926. All holders of record of the Company's common shares on the date of the Meeting will be entitled to attend and vote at the Meeting and, on a poll, each common share is entitled to one vote on each proposal. Two holders of common shares present in person or by proxy shall form a quorum for the transaction of business.

     For admission to the Meeting, registered shareholders (those who own shares in their own names) should come to the Registered Shareholders check-in area, where their ownership will be verified. Those who have beneficial ownership of shares held by a bank or broker (often referred to as "holding in street name") should come to the Beneficial Owners check-in area. In order to be admitted, beneficial owners must bring account statements or letters from their banks or brokers showing that they own Tyco shares, but they will not be able to vote at the Meeting. Only holders of record may vote at the Meeting. Beneficial shareholders should instruct their broker or bank how to vote on their behalf. Registration will begin at 10:00 a.m. and the Meeting will begin at 11:00 a.m.

     The proxy card that is being mailed with this proxy statement to holders of record is also being sent to persons who have interests in Tyco shares through participation in the stock funds of the Tyco retirement savings plans and employee stock purchase plans. Such persons are not eligible to vote directly at the Meeting. They may, however, instruct the trustees of such plans how to vote the shares represented by their interests. The enclosed card will serve as voting instructions for the trustees of the plans.

     The affirmative vote of a majority of common shares represented and voting at the Meeting is required for the re-election of directors and the approval of the other proposals. Pursuant to Bermudian law, shares represented at the Meeting whose votes are withheld on any matter, shares which are represented by "broker non-votes" (i.e., shares held by brokers or nominees which are represented at the Meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) and shares which abstain from voting on any matter are not included in the determination of the shares voting on such matter but are counted for quorum purposes. In accordance with New York Stock Exchange rules, brokers and nominees are precluded from exercising their voting discretion with respect to the approval and adoption of any of the matters presented at the Meeting, other than the re-election of directors and the re-appointment of auditors.

VOTING YOUR PROXY

     Shares represented by properly executed proxies will be voted as directed therein on any poll that may be called for. In the event of a poll being called for and in the absence of direction from a shareholder, proxies held by the Chairman of the Meeting will be voted FOR the re-election of ten (10) directors and approval of an increased limit for director remuneration, FOR the re-appointment of the independent auditors of the Company and authorization for the Board of Directors to fix the auditors' remuneration, FOR the approval of a policy statement concerning independent directors and AGAINST each of the three shareholder proposals, unless contrary directions are indicated on the proxy.

     A registered shareholder may revoke a proxy by giving written notice of revocation to the Assistant Secretary of the Company at the registered office at any time before it is voted, by submitting a later-dated proxy or by attending the Meeting and voting in person.

     A form of proxy has been enclosed with this document.

     Shareholders should complete and return the proxy as soon as possible. In order to be valid, the proxy must be completed in accordance with the instructions on it and received at any one of the addresses set forth below by the times (being local times) and dates specified:

In Bermuda:

by 10:00 a.m. on November 3, 1999 by hand or mail at:

Tyco International Ltd.
The Gibbons Building
10 Queen Street, Suite 301
Hamilton HM 11, Bermuda

In the United Kingdom:

by 5:00 p.m. on November 2, 1999 by hand or mail at:

Tyco International Ltd.
c/o Tyco Holdings (UK) Limited
27th Floor, Tower 42
The International Financial Centre
25 Old Broad Street
London EC2N 1HQ

In Australia:

by 5:00 p.m. on November 2, 1999 by hand or mail at:

Tyco International Ltd.
c/o Tyco International Pty. Limited
Level 6
12 Help Street
Chatswood NSW 2067
Australia

In the United States:

by 5:00 p.m. on November 2, 1999 by mail at:

Tyco International Ltd.
c/o Chase Mellon Shareholder Services
Midtown Station
P.O. Box 946
New York, NY 10138-0746
United States of America

                      PRESENTATION OF FINANCIAL STATEMENTS

     In accordance with Section 84 of the Companies Act 1981 of Bermuda, the audited consolidated financial statements of the Company for the fiscal year ended September 30, 1998 will be presented at the Meeting. These statements have been approved by the directors of the Company. There is no requirement under Bermudian law that such statements be approved by shareholders, and no such approval will be sought at the Meeting.

                               COMPANY PROPOSALS

                PROPOSAL NUMBER ONE -- RE-ELECTION OF DIRECTORS
                     AND APPROVAL OF DIRECTOR REMUNERATION

NOMINEES FOR DIRECTORS

     The election of directors will take place at the Meeting. Each of the directors elected will serve until the 2000 Annual General Meeting. All nominees are presently members of the Board of Directors. The management of the Company is not aware of any reason why any of the nominees for director will not be able to serve.

     Election of the nominees to the Board of Directors will require the affirmative vote of a majority of the votes cast by holders of common shares represented at the Meeting in person or by proxy.

     Information regarding the nominees, including their principal occupations during the past five years, is set forth below.

                                                                                                  % OF
                                                                                              OUTSTANDING
                                                                              NUMBER OF          COMMON
               NAME, PRINCIPAL OCCUPATION                                      COMMON            SHARES
                   AND POSITION WITH                            DIRECTOR    SHARES OWNED         OWNED
                      THE COMPANY                         AGE    SINCE     BENEFICIALLY(1)    BENEFICIALLY
               --------------------------                 ---   --------   ---------------    ------------
L. Dennis Kozlowski.....................................  52      1997        4,251,154(2)        (12)
  Chairman of the Board, President and Chief Executive
  Officer (July 1997-present), Chairman of the Board,
  Former Tyco (January 1993-July 1997); Chief Executive
  Officer, Former Tyco (July 1992-present); President,
  Former Tyco (1989-present); Director, Applied Power
  Inc. (control products) (July 1994-present); Director,
  Raytheon Company (electronic systems and equipment)
  (June 1995-present); Director, US Office Products
  (office products) (June 1998 to present); Director,
  Starwood Hotel & Resorts Worldwide Inc. (hospitality
  and lodging) (April 1999-present)
Michael A. Ashcroft.....................................  53      1984        3,729,966(3)        (12)
  Chairman, Carlisle Holdings Limited (formerly BHI
  Corporation) (services company) (1987-present);
  Chairman of the Board and Chief Executive Officer of
  ADT Limited (1984-July 1997)
Joshua M. Berman (4)....................................  61      1997           74,090(4)        (12)
  Counsel to Kramer Levin Naftalis & Frankel LLP
  (counselors at law) (April 1985-present); Vice
  President, Tyco (July 1997-present) Director, Former
  Tyco (1967-1997)
Richard S. Bodman*+.....................................  61      1997           37,056(5)        (12)
  Managing General Partner, AT&T Ventures LLC (venture
  capital) (May 1996-present); Senior Vice President,
  Corporate Strategy and Development, AT&T Corporation
  (communications) (August 1990-May 1996); Director,
  Internet Security Systems Group (May 1997-present);
  Director, Young & Rubicam, Inc. (advertising)(May
  1998-present); Director, Former Tyco (1992-1997)
John F. Fort, III*+.....................................  57      1997          125,860(6)        (12)
  Chairman of the Board, Former Tyco (1982-December
  1992); Chief Executive Officer, Former Tyco (1982-June
  1992); Director, Roper Industries (diversified
  products) (December 1995-present); Director, Former
  Tyco (1982-1997)

                                                                                                  % OF
                                                                                              OUTSTANDING
                                                                              NUMBER OF          COMMON
               NAME, PRINCIPAL OCCUPATION                                      COMMON            SHARES
                   AND POSITION WITH                            DIRECTOR    SHARES OWNED         OWNED
                      THE COMPANY                         AGE    SINCE     BENEFICIALLY(1)    BENEFICIALLY
               --------------------------                 ---   --------   ---------------    ------------
Stephen W. Foss**.......................................  57      1997           68,792(7)        (12)
  Chairman, President and Chief Executive Officer, Foss
  Manufacturing Company, Inc. (manufacturer of synthetic
  fibers and non-woven fabrics) (1969-present);
  Director, Ameron International (diversified
  manufacturer) (1994-present); Director, Former Tyco
  (1983-1997)
Philip M. Hampton**+++..................................  66      1997           31,376(8)        (12)
  Co-Managing Director, R. H. Arnold & Co. (investment
  bank) (April 1997-present); Chairman of the Board,
  Metzler Corporation (investment bank) (October
  1989-March 1997); Director, Former Tyco (1985-1997)
James S. Pasman, Jr.*...................................  68      1992           10,157(9)        (12)
  Director, CSAM Income Fund, Inc. (formerly BEA Income
  Fund, Inc.) (1988-present); Director, CSAM Strategic
  Global Income Fund, Inc. (formerly BEA Strategic
  Global Income Fund, Inc.) (1988-present); Director, BT
  Insurance Funds Trust (March 1996-present); Director,
  Education Management Corp. (August 1997-present);
  Director, Warburg Pincus Funds (July 1999-present)
W. Peter Slusser**......................................  70      1992           10,741(10)       (12)
  President, Slusser Associates, Inc. (investment
  banking firm) (1988-present); Director, Ampex
  Corporation (high performance television and data
  storage recording systems) (1992-present); Director,
  Sparton Corporation (anti-submarine warfare products
  and electronics) (1997-present)
Frank E. Walsh, Jr.**...................................  58      1997          115,231(11)       (12)
  Chairman, Sandyhill Foundation (charitable
  organization) (August 1996-present); Chairman, Wesray
  Capital Corporation (investment firm) (October
  1989-January 1996); Director, Former Tyco (1992-1997)

---------------
   *  Member of Audit Committee

  **  Member of Compensation Committee

   +  Member of Corporate Governance and Nominating Committee

  ++  Lead Director

 (1) The amounts shown are the number of common shares owned beneficially as of August 12, 1999, based on information furnished by the persons named. For purposes hereof, a person is deemed to be the beneficial owner of shares if such person, either alone or with others, has the power to vote or to dispose of such shares. Shares beneficially owned by a person include shares that the person has the right to acquire under stock options that were exercisable on August 12, 1999 or that become exercisable within 60 days after August 12, 1999. There were 843,921,601 common shares of the Company outstanding as of August 12, 1999.

 (2) The amount shown includes 808,283 shares which are held by a family partnership of which Mr. Kozlowski is the sole general partner, including 20,000 shares that the partnership has the right to acquire through the exercise of stock options. The amount shown also includes 2,867,917 shares that Mr. Kozlowski has the right to acquire through the exercise of stock options. The amount shown excludes 1,000,000 options awarded to Mr. Kozlowski under the Tyco International Ltd. Long Term

     Incentive Plan, which will become exercisable on July 17, 2000, and 401,200 shares held in a charitable remainder trust, as to which Mr. Kozlowski disclaims beneficial ownership.

 (3) The amount shown consists of 3,723,590 shares held by or on behalf of a company controlled by the trustee of a family trust in which Mr. Ashcroft is beneficially interested and 6,376 shares that Mr. Ashcroft has the right to acquire through the exercise of stock options.

 (4) The amount shown includes 64,000 shares held in two charitable remainder trusts of which Mr. Berman is co-trustee and Mr. Berman and members of his immediate family are life beneficiaries. The amount shown also includes 10,090 shares that Mr. Berman has the right to acquire through the exercise of stock options. The law firm of Kramer Levin Naftalis & Frankel LLP has performed and will perform legal services for Tyco during the current fiscal year.

 (5) The amount shown includes 10,090 shares that Mr. Bodman has the right to acquire through the exercise of stock options.

 (6) The amount shown includes 6,376 shares that Mr. Fort has the right to acquire through the exercise of stock options. The amount shown also includes 1,080 shares which are held by Mr. Fort as custodian for his child.

 (7) The amount shown includes 10,090 shares that Mr. Foss has the right to acquire through the exercise of stock options. The amount shown also includes 21,428 shares which are held by the Foss Manufacturing Company Pension Plan and 7,500 shares which are held by the A.S. Foss Foundation.

 (8) The amount shown includes 6,376 shares that Mr. Hampton has the right to acquire through the exercise of stock options.

 (9) The amount shown includes 8,233 shares that Mr. Pasman has the right to acquire through the exercise of stock options.

(10) The amount shown includes 6,976 shares that Mr. Slusser has the right to acquire through the exercise of stock options.

(11) The amount shown includes 10,090 shares that Mr. Walsh has the right to acquire through the exercise of stock options.

(12) Less than 1%.

     The Board of Directors held seven meetings during fiscal 1998. Each director attended at least 75% of the number of meetings of the Tyco Board and the meetings of each committee on which he served.

     Mr. Richard Gilleland, a director of Tyco during fiscal 1998, tendered his resignation as a director of the Company effective July 28, 1999. As a result, shareholders are being asked to vote for the re-election of only ten (10) directors.

     The Board has an Audit Committee which reviews the internal controls of the Company. It meets with appropriate Tyco financial personnel as well as the Company's independent auditors. The Audit Committee reviews the scope and results of the professional services provided by the Company's independent auditors and the fees charged for such services and makes such recommendations to the Board as it deems appropriate, including recommendations as to the appointment of independent auditors. The Audit Committee met two times in fiscal 1998.

     The Board has a Compensation Committee, which sets the compensation and benefits of executive officers and key managers of the Company. The Compensation Committee met three times in fiscal 1998.

     The Board has a Corporate Governance and Nominating Committee, which is responsible for evaluating the Board's structure, personnel and processes and makes recommendations to the full Board regarding nominations of individuals for election to the Board of Directors. The Committee will consider nominations submitted by shareholders. To recommend a nominee, a shareholder should write to the Assistant Secretary of the Company at the Company's principal executive offices in Hamilton, Bermuda. Any such recommendation must include the name and address of the candidate, a brief biographical description or statement of the qualifications of the candidate and the candidate's signed consent to being named as a nominee in the Company's proxy statement, if nominated, and to serve as a director if elected. Under the Company's Bye-

Laws, generally no person is eligible for election to the office of director at any general meeting unless, not less than six and not more than 28 calendar days before the day of the meeting, there has been given to the Assistant Secretary notice in writing by a shareholder (not being the person to be proposed) entitled to attend and vote at the meeting and the signed consent of the nominee to serve as a director. Corporate Governance and Nominating Committee members communicated with one another informally, but did not hold a formal meeting in fiscal 1998.

     The position of Lead Director, held by an outside director, is responsible for coordinating with the Chairman to establish the Board's agenda and the nomination of new directors and their committee assignments, coordinating the evaluation of the Chairman and all directors, and acting as the lead non-employee director.

SUMMARY OF DIRECTORS' COMPENSATION

     The Bye-Laws of the Company provide for shareholder approval of payment for ordinary services as a non-employee director in an amount exceeding $25,000 per annum. The Company's shareholders previously approved remuneration of up to $100,000 per annum for the Company's non-employee directors. Shareholders are being asked to increase this limit and to approve remuneration in an amount not to exceed $150,000 per annum, until such time as a different limit is approved by shareholders. If shareholders approve the increased limit, it is currently intended that directors would receive in the 2000 fiscal year a total compensation package of $130,000 (less than the requested maximum) consisting of $65,000 in cash and, for all directors other than Mr. Kozlowski, stock options valued at $65,000 (utilizing the Black-Scholes option pricing model).

     Directors may make an irrevocable election each year to receive some or all of their annual cash fee in one or more of the following forms: (i) phantom Tyco common shares under a deferred compensation plan, (ii) a director's trust that is invested in Tyco common shares, or (iii) stock options (valued utilizing the Black-Scholes option pricing model). Under the deferred compensation plan, each account is credited with an amount equal to the dividends that would have been earned on the shares if owned. Participants receive payments from their account in cash, in either a lump sum or up to ten annual installments. The lump sum is payable, at the prior election of the director, a minimum of 5 years after deferral while a director remains a member of the Tyco Board. For a director who has ceased to be a member of the Tyco Board, the lump sum is payable, or the annual installments will commence, at the election of a director, at any time after termination of service (or upon termination of service if a director is age 70 or older). Shares held in a director's account of the director's trust are owned by the director, may be voted by him and may be withdrawn or sold at any time. Any shares remaining in the account at the time the director terminates his service on the Tyco Board will be distributed to him at that time.

     In each of fiscal 1998 and fiscal 1999, directors received an annual cash fee in the amount of $65,000, and all non-employee directors received stock options valued at $35,000 (utilizing the Black-Scholes option pricing model). In this regard, in July 1997, each director, other than Mr. Kozlowski, was granted options (valued at $35,000) to purchase 3,500 Tyco common shares at an exercise price of $38.3125 per share, one quarter of which was attributable to compensation in fiscal 1997, and three quarters of which was attributable to compensation for the 1998 fiscal year. In October 1997, each director, other than Mr. Kozlowski, was granted options (valued at $8,750) to purchase 876 Tyco common shares at an exercise price of $41.625 per share, all of which were granted in respect of compensation for the 1998 fiscal year.

     In October 1998, each director, other than Mr. Kozlowski, was granted a stock option (valued at $35,000), in respect of compensation for fiscal 1999, to purchase 2,000 Tyco common shares at an exercise price of $44.87735 per share. Messrs. Berman, Bodman, Foss, Pasman, Slusser and Walsh elected to receive all or a portion of their cash fees for fiscal 1999 in stock options, and were granted options to purchase 3,714, 3,714, 3,714, 1,857, 600 and 3,714 Tyco common shares, respectively, at an exercise price of $44.87735 per share. Options are granted under the Tyco International Ltd. Long Term Incentive Plan and have a term of ten years from date of grant. The options valued at $35,000 that all non-employee directors receive vest and become exercisable one year from the date of grant; the options that directors elect to receive in lieu of cash fees are immediately vested and exercisable. The exercise price per share under all such options is equal to the fair market value of a Tyco common share at the time of grant.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE AND TO APPROVE THE INCREASED LIMIT FOR DIRECTOR REMUNERATION.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

     The following table sets forth the beneficial ownership of common shares by
(i) those persons known by the Company to own beneficially more than 5% of the Company's outstanding common shares; (ii) each of the executive officers named under "Executive Compensation" below, other than Mr. Kozlowski; and (iii) all directors and executive officers of the Company as a group. See "Nominees for Directors" on page 4 for the beneficial ownership of common shares by Mr. Kozlowski and the other directors of the Company.

                                                           NUMBER OF
                                                         COMMON SHARES     % OF OUTSTANDING
                                                             OWNED          COMMON SHARES
                   BENEFICIAL OWNER                     BENEFICIALLY(1)   OWNED BENEFICIALLY
                   ----------------                     ---------------   ------------------
Equitable Companies, Inc.(2)..........................    52,928,784             6.3%
  1345 Avenue of the Americas, 39th Floor
  New York, New York 10105
FMR Corp.(3)..........................................    51,798,436             6.1%
  82 Devonshire Street
  Boston, Massachusetts 02109
Jerry R. Boggess......................................       272,889(4)           *
Neil R. Garvey........................................       223,201(5)           *
Richard J. Meelia.....................................       259,217(6)           *
Mark H. Swartz........................................     1,629,788(7)           *
All directors and executive officers as a group (16
  persons)............................................    11,470,280(8)          1.4%

---------------
  * Less than 1%

(1) The amounts and percentages shown are amounts and percentages owned beneficially as of August 12, 1999 (except for Equitable Companies, Inc. and FMR Corp., where the amounts and percentages are as of June 30, 1999), based on information furnished or publicly disclosed by the persons named. For purposes hereof, a person is deemed to be the beneficial owner of shares if such person, either alone or with others, had the power to vote or to dispose of such shares. Shares beneficially owned by a person include shares that the person has the right to acquire under stock options that were exercisable on August 12, 1999 or that become exercisable within 60 days after August 12, 1999. There were 843,921,601 Tyco common shares outstanding as of August 12, 1999.

(2) In a Form 13F, with information as of June 30, 1999, Equitable Companies, Inc. reported that it had sole dispositive power over 52,563,336 shares, sole voting power over 25,497,052 shares, and shared voting power over 15,897,982 shares, all of which shares were held for the benefit of its separate accounts.

(3) In a Form 13F, with information as of June 30, 1999, FMR Corp., the parent company of the Fidelity Investments organization, reported that it had sole dispositive power over the total number of shares owned beneficially shown above, and sole voting power over 1,354,997 shares.

(4) The amount shown includes 140,785 shares that Mr. Boggess has the right to acquire through the exercise of stock options. The amount shown excludes options to purchase 158,333 shares awarded to Mr. Boggess under the Tyco International Ltd. Long-Term Incentive Plan, which will become exercisable over a period ending on October 1, 2001.

(5) The amount shown includes 114,250 shares that Mr. Garvey has the right to acquire through the exercise of stock options. The amount shown excludes options to purchase 125,000 shares awarded to Mr. Garvey under the Tyco International Ltd. Long Term Incentive Plan, which will become exercisable over a period ending on October 1, 2001.

(6) The amount shown includes 136,949 shares that Mr. Meelia has the right to acquire through the exercise of stock options. The amount shown excludes options to purchase 458,333 shares awarded to Mr. Meelia under the Tyco International Ltd. Long Term Incentive Plan, which will become exercisable over a period ending on February 8, 2002.

(7) The amount shown includes 1,332,240 shares that Mr. Swartz has the right to acquire through the exercise of stock options. The amount shown also includes 159,094 shares held by a family partnership and 450 shares held in custody for his children. The amount shown excludes options to purchase 666,666 shares awarded to Mr. Swartz under the Tyco International Ltd. Long Term Incentive Plan, which will become exercisable over a period ending on October 28, 2000.

(8) The amount shown includes 4,988,412 shares that these persons have the right to acquire through the exercise of stock options. The amount excludes options to purchase 2,899,998 shares awarded to these persons under the Tyco International Ltd. Long Term Incentive Plan, which will become exercisable over periods ranging from October 28, 1999 through February 8, 2002.

EXECUTIVE OFFICERS OF THE COMPANY

     In July 1997, a wholly-owned subsidiary of what was formerly called ADT Limited ("ADT") merged with Tyco International Ltd. ("Former Tyco"). Upon consummation of the merger, ADT (the continuing public company) changed its name to Tyco International Ltd. Former Tyco became a wholly-owned subsidiary of the Company and changed its name to Tyco International (US) Inc. ("Tyco US").

     The executive officers of the Company and executive officers of certain subsidiaries are as follows:

     L. Dennis Kozlowski, age 52, Chairman of the Board, President and Chief Executive Officer since July 1997. Chairman of the Board of Former Tyco from January 1993 to July 1997; Chief Executive Officer of Former Tyco since July 1992; President of Former Tyco since 1989; associated with Former Tyco since 1975.

     Mark A. Belnick, age 52, Executive Vice President and Chief Corporate Counsel since September 1998. Prior to joining Tyco, Mr. Belnick was a senior partner at the international law firm of Paul, Weiss, Rifkind, Wharton & Garrison since 1987.

     Jerry R. Boggess, age 55, President of Tyco Fire and Security Services since August 1993. Vice President of Former Tyco since February 1996; associated with Former Tyco since 1968.

     Neil R. Garvey, age 44, President of Tyco Submarine Systems Ltd. since July 1997. President of Simplex Technologies from July 1995 to June 1997; Vice President of Sales and Marketing of Simplex Technologies from June 1992 to July 1995; associated with Former Tyco since 1979.

     Richard J. Meelia, age 50, President of Tyco Healthcare Group (formerly The Kendall Company) since 1995; Group President of Kendall Healthcare Products Company from January 1991 to 1995.

     Robert P. Mead, age 48, President of the Flow Control Products group since May 1993. Vice President of Former Tyco since August 1993; associated with Former Tyco since 1973.

     Mark H. Swartz, age 39, Executive Vice President and Chief Financial Officer since July 1997. Vice President and Chief Financial Officer of Former Tyco since February 1995; Director of Mergers and Acquisitions of Former Tyco from 1993 to 1995; associated with Former Tyco since 1991.

EXECUTIVE COMPENSATION

  Summary Compensation Table

     The table below presents the annual and long-term compensation for services in all capacities to the Company and its subsidiaries for the Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company during fiscal 1998 (the "Named Officers").

                         SUMMARY COMPENSATION TABLE(1)

                                                 ANNUAL COMPENSATION(2)                       LONG-TERM INCENTIVE
                                          ------------------------------------   ----------------------------------------------
                                                                                 RESTRICTED     NUMBER OF SHARES     LONG-TERM
                                 FISCAL                   CASH        STOCK         STOCK       UNDERLYING STOCK     INCENTIVE
  NAME AND PRINCIPAL POSITION     YEAR      SALARY      BONUS(3)     BONUS(4)     AWARDS(5)          OPTIONS          PAYOUTS
  ---------------------------    ------   ----------   ----------   ----------   -----------   -------------------   ----------
L. Dennis Kozlowski............   1998    $1,250,000   $2,500,000   $            $20,140,000        1,916,400        $
 Chairman of the Board and        1997     1,250,000    2,544,260                                   3,300,000        6,508,125
 Chief Executive Officer, Tyco
 International Ltd.
Jerry R. Boggess...............   1998       450,000    2,610,000    1,332,520                         50,000          559,875(7)
 President, Tyco Fire &           1997       375,000      542,093                                     150,000
 Security
Neil R. Garvey.................   1998       400,000    1,675,000      787,313
 President, Tyco Submarine        1997       256,000      501,500                                     150,000
 Systems Ltd.
Richard J. Meelia..............   1998       500,000    1,064,013    1,163,068                         50,000
 President, Tyco                  1997       500,000      395,153                                     150,000
 Healthcare Group
Mark H. Swartz.................   1998       559,500    1,250,000                 10,070,000        1,382,333
 Executive Vice President and     1997       559,500    1,272,130                                   1,100,000        2,169,375
 Chief Financial Officer, Tyco
 International Ltd.


                                    ALL OTHER
  NAME AND PRINCIPAL POSITION    COMPENSATION(6)
  ---------------------------    ---------------
L. Dennis Kozlowski............     $901,002
 Chairman of the Board and           108,125
 Chief Executive Officer, Tyco
 International Ltd.
Jerry R. Boggess...............      143,621
 President, Tyco Fire &
 Security
Neil R. Garvey.................       84,761
 President, Tyco Submarine             2,850
 Systems Ltd.
Richard J. Meelia..............      149,477
 President, Tyco
 Healthcare Group
Mark H. Swartz.................      256,878
 Executive Vice President and         31,994
 Chief Financial Officer, Tyco
 International Ltd.

---------------

(1) The Named Officers were not employees of the Company prior to the merger of ADT and Former Tyco. In conjunction with the merger on July 2, 1997, L. Dennis Kozlowski and Mark H. Swartz were named Chairman of the Board/Chief Executive Officer and Executive Vice President/Chief Financial Officer of the Company, respectively. Messrs. Boggess, Garvey and Meelia also became executive officers of the Company in conjunction with the merger. The salary information for fiscal 1997 presented reflects their annual salaries as of July 2, 1997 and other compensation and long-term incentives for the period from July 2, 1997 through the end of the 1997 fiscal year, as they were not employees of ADT prior to the merger.

    In September 1997, the Company changed its fiscal year end from December 31 to September 30. The change in year end resulted in a short fiscal year covering the nine month transition period from January 1 to September 30, 1997. References to fiscal 1998 and fiscal 1997 refer to the twelve months ended September 30, 1998 and the nine month transition period ended September 30, 1997, respectively.

(2) Under the Tyco International Ltd. Deferred Compensation Plan, the amount of total salary and bonus shown above that has been deferred for fiscal 1998 is as follows: Mr. Kozlowski: $1,250,000, Mr. Boggess: $1,305,000, Mr. Garvey:
    $837,500, Mr. Meelia: $864,809 and Mr. Swartz: $1,484,812. None of the Named Officers has "Other Annual Compensation" in excess of $50,000.

(3) The bonus amounts shown in the table for Messrs. Boggess, Garvey and Meelia reflect annual bonus payments that were based solely on the performance of their respective division of the Company during 1998 as determined using performance objectives established early in the fiscal year.

(4) For fiscal 1998, bonuses were payable in the form of shares of stock as follows: Mr. Boggess -- 24,118 shares, Mr. Garvey -- 14,250 shares, and Mr. Meelia -- 21,051 shares. The amount listed in the table reflects the fair market value of the shares ($55.25 per share) on the date shares were earned (September 30, 1998).

(5) Restricted shares in which specific performance criteria (e.g., increase in earnings per share (EPS) over the prior year) determined the number of shares that vest for the fiscal year. Any shares not vested within three years are forfeited. Recipients of all restricted shares have the right to vote such shares and receive dividends. The value shown is the value on the date of the grant ($53.00 per share on May 14, 1998). As of the end of the fiscal year, the value of these shares based on the $55.25 year-end closing price was $20,995,000 for Mr. Kozlowski and $10,497,500 for Mr. Swartz.

(6) The amounts shown in the table reflect Company contributions made on behalf of the named individuals under the Company's qualified and non-qualified defined contribution plans, as follows:

                                                  COMPANY MATCHING         COMPANY
                                                    CONTRIBUTION         CONTRIBUTION
                      NAME                        (QUALIFIED PLAN)   (NON-QUALIFIED PLAN)
                      ----                        ----------------   --------------------
Mr. Kozlowski...................................      $12,658              $771,217
Mr. Boggess.....................................       11,216               121,414
Mr. Garvey......................................        9,582                72,646
Mr. Meelia......................................        8,000               120,969
Mr. Swartz......................................        8,000               213,063

---------------
     Non-qualified contributions were credited to the Supplemental Executive Retirement Plan as of December 31, 1997. The amount shown in the table for Mr. Kozlowski also includes interest credited on deferred compensation in excess of 120% of the applicable federal long-term rate of $52,127 and director's fees of $65,000. The amounts shown in the table for Messrs. Boggess, Garvey, Meelia and Swartz also include interest credited on deferred compensation in excess of 120% of the applicable federal long-term rate of $10,991, $2,533, $20,508 and $35,815, respectively.

(7) Mr. Boggess vested in 12,000 shares of restricted stock granted in 1990 under a time-based vesting program. The value shown above is the value on the date of vesting ($46.66 on February 13, 1998).

  Option Grants in Fiscal 1998

     The following table shows all grants of stock options to the Named Officers during fiscal 1998 under the Tyco Long-Term Incentive Plan ("LTIP").

                                      INDIVIDUAL GRANTS
                                ------------------------------
                                                % OF TOTAL
                                                 OPTIONS         EXERCISE
                                                GRANTED TO        OR BASE                        GRANT DATE
                                 OPTIONS        EMPLOYEES          PRICE        EXPIRATION         PRESENT
             NAME                GRANTED    IN FISCAL YEAR(4)    ($/SHARE)         DATE           VALUE(5)
             ----                -------    -----------------    ---------      ----------       ----------
L. Dennis Kozlowski...........    100,000(1)        1.14%         $45.639           (6)              (6)
                                   83,200(1)        0.95           55.084           (6)              (6)
                                  483,200(2)        5.50           68.097    July 23, 2007       $ 6,982,240
                                1,000,000(2)       11.38           68.220    July 17, 2007        14,470,000
                                  250,000(1)        2.85           68.220    July 17, 2008         3,617,500
Jerry R. Boggess..............     50,000(3)        0.57           39.375    October 28, 2007        375,500
Neil R. Garvey................          0
Richard J. Meelia.............     50,000(3)        0.57           39.375    October 28, 2007        375,500
Mark H. Swartz................    500,000(3)        5.69           39.375    October 28, 2007      3,755,000
                                  162,000(1)        1.84           40.500           (6)              (6)
                                  262,000(2)        2.98           68.097    July 23, 2007         3,785,900
                                  333,333(2)        3.79           68.220    July 17, 2007         4,823,329
                                  125,000(1)        1.42           68.220    July 17, 2008         1,808,750

---------------

(1) Reload options with the following terms: granted at fair market value; immediately vested, but not exercisable for two months; and having a term of ten years. Reload options are issued when an executive uses shares of Company stock to repay indebtedness owed to the Company (principally incurred to pay taxes on the vesting of restricted stock) thereby enabling the executive to maintain his equity position in the Company.

(2) Reload options with the following terms: granted at fair market value; immediately vested, but not exercisable for two months; and having a term equal to the remaining term of the options they replaced.

(3) Options granted at fair market value on the date of the grant, vesting one-third each year over a period of three years, and expiring ten years from the date of grant.

(4) The percentages shown in this column represent the percentage of all options granted in 1998 under the Tyco LTIP.

(5) The grant date present values were determined using the Black-Scholes option pricing model applied as of the grant date using the following assumptions: expected life of three years; interest rates of 5.42% to 5.82%, which represent the yield of a zero coupon Treasury strip with a maturity date similar to the assumed exercise period; assumed annual volatility of underlying stock of 19.07% to 21.08%, calculated based on 36 months of historical Tyco share price movement; quarterly dividend payment of $0.025 per share; and the vesting of all options.

(6) Options exercised during fiscal 1998. The grant date present value for these options was $918,000 and $955,968 for Mr. Kozlowski and $1,339,740 for Mr. Swartz.

  Aggregate Option Exercises in Last Fiscal Year and Year-End Option Values

     Shown below is information with respect to aggregate option exercises by the Named Officers in the fiscal year ended September 30, 1998 and with respect to unexercised stock options held by them at September 30, 1998.

                                                           VALUE                 NUMBER OF                     VALUE OF
                                          SHARES         REALIZED               UNEXERCISED                   UNEXERCISED
                                       ACQUIRED ON      ON EXERCISE             OPTIONS AT               IN-THE-MONEY OPTIONS
                                       EXERCISE OF      OF OPTIONS            FISCAL YEAR END            AT FISCAL YEAR END(1)
                                        OPTIONS IN       IN FISCAL      ---------------------------   ---------------------------
                NAME                   FISCAL YEAR         YEAR         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                ----                   -----------      -----------     -----------   -------------   -----------   -------------
L. Dennis Kozlowski..................   1,483,200       $41,374,391      1,733,200      2,000,000      $      0      $33,875,000
Jerry R. Boggess.....................           0                 0         50,000        150,000       846,875        2,487,500
Neil R. Garvey.......................           0                 0         50,000        100,000       846,875        1,693,750
Richard J. Meelia....................           0                 0         50,000        150,000       846,875        2,487,500
Mark H. Swartz.......................     595,333        17,152,765        720,333      1,166,667             0       19,229,172

---------------

(1) Based on the closing price of $55.25 on September 30, 1998.

  Certain Defined Benefit Plans

     Except for Messrs. Kozlowski and Swartz, the Company and its subsidiaries do not maintain any defined benefit or actuarial retirement plans ("pension plans") in which the Named Officers participate. Messrs. Kozlowski and Swartz participate in individual Executive Retirement Arrangements maintained by the Company (the "ERA"). Under the ERA, Mr. Kozlowski has a fixed lifetime benefit commencing at his normal retirement age of 65 that has a present value of $72,842 monthly. Mr. Swartz's fixed lifetime benefit at his normal retirement age of 65 has a present value of $32,857 monthly. Retirement benefits are available at earlier ages and alternative forms of benefits can be elected. Any such variations would be actuarially equivalent to the fixed lifetime benefit starting at age 65.

  Employment Contracts, Termination Agreements, Change of Control Arrangements

     None of the Named Officers has an employment contract, termination agreement, or change of control arrangement.

  Related Party Transactions

     Former Tyco established the Former Tyco 1983 Key Employee Corporate Loan Program, as amended, to encourage ownership of Tyco common shares on favorable terms. Loans made by subsidiaries of Tyco are used primarily for the payment of taxes due as a result of the vesting of ownership of shares granted under Former Tyco's restricted stock ownership plans.

     The Compensation Committee administers the loan program and authorizes loans, which may not exceed the amount allowable as provided by any regulation of the United States Treasury or other state or federal statute. Loans may be required to be secured by Tyco common shares owned by the employee or may be unsecured. Loans under the loan program generally bear interest at Tyco's incremental short-term borrowing rate (5.75% for 1998). Loans are generally repayable in ten years or when the participant reaches age 69, whichever occurs first, except that earlier payments must be made in the event that the participant's employment with Tyco or its subsidiaries terminates. The participant is also required to make loan payments upon the sale or other disposition of Tyco common shares (other than gifts to certain family members) with respect to which loans have been granted.

     At September 30, 1998, the amount of loans outstanding under the Loan Programs totaled $22,162,828 of which $4,821,982 was loaned to Mr. Kozlowski, $2,524,004 to Mr. Boggess, $461,680 to Mr. Garvey, $607,291 to Mr. Meelia, and $2,750,000 to Mr. Swartz. The largest amount of indebtedness since October 1, 1997 for each of these individuals is: Mr. Kozlowski, $22,474,345; Mr. Boggess, $2,541,004; Mr. Garvey, $461,680; Mr. Meelia, $1,509,054; and Mr. Swartz,
$12,538,406. In addition, a subsidiary of the Company made short-term loans to Mr. Kozlowski and Mr. Swartz in the amounts of $59,750,014 and $23,428,695, respectively, to assist in the exercise of stock options. Interest of 5.75% was charged and the loans were repaid within 3 days.

  Board Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors approves all of the policies under which compensation is paid or awarded to the Company's executive officers and key managers and oversees the administration of executive compensation programs. The Compensation Committee is composed solely of independent directors, none of whom has any interlocking relationships with the Company that are subject to disclosure under rules of the United States Securities and Exchange Commission (the "SEC") relating to proxy statements.

     In formulating executive compensation policies, the Committee considers the following factors, among others:

     - In the highly competitive environment in which the Company operates, the Company must attract, retain and motivate individuals who are responsible for the Company's short and long-term profitability, growth and return to shareholders.

     - Company growth and ultimately shareholder value are best served by having incentive compensation based on the financial performance of the Company and its various operating companies with a large component paid in the form of Company stock.

     - The compensation paid by the Company should be competitive with executive compensation of other similarly situated public companies. The Committee retains an independent outside consulting firm to evaluate the appropriateness of the Company's executive pay practices. In fiscal 1998, the consulting firm selected for comparison a group of 23 companies with size and other characteristics similar to Tyco and which were reflective of the marketplace for executive talent in which the Company competes. The compensation for Tyco executives was at or near the top of the levels for the comparable companies, consistent with Tyco's ranking as the highest performer among these companies.

     The Compensation Committee seeks to implement these considerations through a compensation program applicable to all corporate officers and to the operating unit officers reporting directly to the Chief Executive Officer. Compensation for the Named Officers includes a high portion of pay that is incentive based and therefore at risk. The elements of compensation are primarily comprised of the following:

     - Base Pay: Based upon levels that reflect the degree of responsibility associated with the executive's position, the executive's past achievements and expected future achievements.

     - Annual Incentive Bonus: Based upon achievement of annual earnings and working capital targets established for the relevant business unit and/or the overall performance of the Company. Bonuses are generally payable in cash; but executives may also earn shares of stock depending on performance.

     - Long-Term, Equity-based Incentive Compensation: LTIP compensation is generally in the form of restricted stock grants and/or stock option awards. Restricted stock grants have restrictions that lapse when certain performance criteria are satisfied. Stock option awards typically vest over periods of up to three years and are exercisable for a period of up to ten years from the date of the grant.

     The vesting of restricted stock and the size of stock option awards made to the Chief Executive Officer and the other Named Officers are based on these performance criteria: (i) the Company's growth in earnings per share; (ii) increases in earnings before tax; and (iii) improvement in operating cash flow, each as defined. For those Named Officers who have divisional operating responsibilities, the performance targets are measured through improvement in divisional earnings before interest and tax, as well as achieving certain working capital goals. The Compensation Committee establishes the specific annual performance measures on which incentive compensation is based within 90 days of the beginning of each fiscal year.

     Equity based incentive compensation ties executive interests to shareholder interests in two ways: (i) the lapse of restrictions on restricted stock is in direct correlation to Company performance and (ii) the value of the equity awards is ultimately determined by the performance of the Company as reflected by its stock price.

     The Compensation Committee believes that evaluation of the overall performance of the Company's senior executives cannot be reduced to a fixed formula and that the prudent use of discretion in determining pay levels is in the best interests of the Company and its shareholders. While achieving preset goals is fundamental to an incentive compensation scheme, the Compensation Committee cannot anticipate all events, including those beyond the control of management, that may have a material effect on performance goals. Under certain circumstances, the Compensation Committee's use of discretion in determining amounts of compensation may be appropriate. The Compensation Committee is aware that this policy may cause a loss in the corporate tax deduction under Section 162 (m) of the United States Internal Revenue Code.

     At the end of each fiscal year, the Compensation Committee reviews with the Chief Executive Officer the individual performance of each of the other executive officers and receives his recommendations with regard to the appropriate compensation awards and the financial and other objectives for each of the executive officers for the following year.

  Chief Executive Officer Compensation

     The Compensation Committee meets annually to consider and make its determination regarding the total compensation of the Chief Executive Officer for the ensuing year. The Compensation Committee determines such compensation based on its assessment of the individual performance of the Chief Executive Officer, a review of the Company's operating performance (including such factors as revenues, operating income, earnings per share and cash flow generation), an analysis of total returns to shareholders relative to total returns generated by comparable public companies and a review of compensation of the chief executive officers of companies with similar businesses of comparable size.

     For fiscal 1998, Mr. Kozlowski received a base salary of $1.25 million and a cash bonus in the amount of $2.5 million, as shown in the Summary Compensation Table on page 10. In fiscal 1998, Mr. Kozlowski was granted 380,000 shares of restricted stock. This stock will vest over a period of up to three years if certain performance criteria referred to above are met. While Mr. Kozlowski did not receive any new stock option awards during fiscal 1998, he did receive reload options. The reload provision enables executive officers to repay indebtedness owed to the Company (principally incurred to pay taxes on the vesting of restricted stock) while maintaining their equity position in the Company.

     The Committee considers Mr. Kozlowski's level of compensation appropriate in view of his leadership of the Company during fiscal 1998, which both created significant current shareholder value and laid the groundwork for continued growth. For example, during fiscal 1998, the Company and Former Tyco were successfully integrated, the Company made over 20 acquisitions totaling over $3.8 billion and earnings per share before non-recurring items increased by 51% over the prior fiscal year. The Committee also compared the performance of Former Tyco in fiscal 1993, the year Mr. Kozlowski became chairman of Former Tyco, and the performance of the Company in fiscal 1998, as follows:

                                                          FORMER TYCO         TYCO            %
                                                          FISCAL 1993      FISCAL 1998     INCREASE
                                                         -------------    -------------    --------
Annual net sales.......................................  $3.1 billion     $12.3 billion     297%
Net income before non-recurring items..................  $99.7 million    $1.2 billion     1104%
Earnings per share before non-recurring items(1).......      $0.54            $2.02         274%
Market price of a common share (at year end)(1)........     $10.34           $55.25         434%
Aggregate market value of outstanding common shares (at
  year end)............................................  $1.9 billion     $32.4 billion    1605%

---------------

(1) Adjusted for stock splits.

  Summary

     Tyco's philosophy is to hire and retain the best available executive talent. Tyco believes in paying well to keep and continually motivate exceptionally talented executives - if such pay is merited by performance. Tyco generally employs entrepreneurial executives, those that are willing to have a significant amount of their pay tied to performance. Tyco's executive compensation program reflects this focus by offering significant financial rewards when the Company and the individual perform well, but significantly lower pay if performance goals are not met. The Committee feels that Tyco's executive compensation program, which is based on this philosophy, is in the best interests of shareholders and that executive compensation in fiscal 1998 was consistent with the focus and goals of the program.

Submitted by the Compensation Committee,

Stephen W. Foss
Philip M. Hampton
W. Peter Slusser
Frank E. Walsh, Jr.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a graph comparing the cumulative total shareholder return on the common shares of the Company (which was named ADT Limited prior to July 2, 1997) against the cumulative total return of the S&P Services (Commercial and Consumer) Index, the Dow Jones Industrial-Diversified Index and the S&P 500 Index. In September 1997, the Company changed its fiscal year end from December 31 to September 30. Therefore, the graph below shows the cumulative total return as of the end of each of the three years in the period ended December 31, 1996, the nine-month transition period ended September 30, 1997 and the fiscal year ended September 30, 1998. Also shown is the cumulative total return as of July 2, 1997, the consummation date of the merger between ADT and Former Tyco.

                                        TYCO INTERNATIONAL                           DOW JONES INDUSTRIAL-
                                               LTD.               S&P SERVICES            DIVERSIFIED              S&P 500
                                        ------------------        ------------       ---------------------         -------
12/93                                         100.00                 100.00                 100.00                  100.00
12/94                                         121.13                 101.32                  91.72                   91.55
12/95                                         169.01                 139.40                 120.11                  123.66
12/96                                         257.75                 171.41                 155.40                  127.71
7/2/97                                        408.45                 206.73                 189.03                  138.43
9/97                                          462.61                 222.21                 202.80                  159.22
9/98                                          624.09                 242.31                 188.87                  136.97

         PROPOSAL NUMBER TWO -- RE-APPOINTMENT OF INDEPENDENT AUDITORS

     In accordance with Section 89 of the Companies Act 1981 of Bermuda, the Company's shareholders have the authority to appoint the independent auditors of the Company and to authorize the Board of Directors to fix the auditors' remuneration. At the Meeting, shareholders will be asked to re-appoint PricewaterhouseCoopers, successor firm to Coopers & Lybrand. Audit services performed by PricewaterhouseCoopers for the Company in fiscal 1998 included the examination of the consolidated financial statements of the Company and its subsidiaries. Appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of outstanding common shares represented at the Meeting in person or by proxy.

     Representatives of PricewaterhouseCoopers do not expect to be present at the Meeting, but any shareholder who wishes to communicate with representatives of PricewaterhouseCoopers should communicate directly with the Engagement Partner at Dorchester House, 7 Church Street West, Hamilton HM 11, Bermuda.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RE-APPOINTMENT OF PRICEWATERHOUSECOOPERS AS THE COMPANY'S INDEPENDENT AUDITORS AND TO AUTHORIZE THE BOARD OF DIRECTORS TO FIX THE AUDITORS' REMUNERATION.

                 PROPOSAL NUMBER THREE -- INDEPENDENT DIRECTORS

     Prior to last year's annual general meeting, and again for this year's meeting, a shareholder has asked the Company to include in its proxy materials a proposal requesting the Board of Directors to adopt a policy that the Board shall consist of a majority of independent directors. In fact, the Company's Board of Directors has for many years followed just such a policy, as had the Board of Directors of the Former Tyco.

     The Company's Board of Directors wholeheartedly agrees with the view that a majority of the directors should be independent. But the Board considers the current and past shareholder proposals unsatisfactory in that they define "independent" by reference to rigid criteria, leaving no room for the exercise of judgment in particular circumstances. The Board believes this would be unwise and not in the best interests of the Company and its shareholders. Accordingly, the Board has found it necessary to recommend that shareholders vote against these proposals even though the Board endorses and adheres to the underlying policy that a majority of its directors should be independent.

     Rather than simply noting the deficiencies of these proposals and recommending that shareholders vote against them, the Board decided that it should formally adopt a policy codifying its long-standing practice. After considering the views and writings of a number of corporate governance experts, in the academic and investment communities, the Board found that the policy formulation most closely reflecting its own views was that adopted in 1997 by The Business Roundtable of the United States as set forth in its white paper, Statement on Corporate Governance, (September 1997). Mr. Kozlowski, Chairman and Chief Executive Officer of the Company, is a member of The Business Roundtable, which is an association of chief executive officers of major corporations.

     Accordingly, on May 12, 1999 the Company's Board of Directors unanimously adopted the following resolution:

        WHEREAS it is important for a substantial majority of the Company's Board of Directors to be independent of management

        NOW, THEREFORE, BE IT RESOLVED that the following Statement of Policy be, and it hereby is, adopted:

        A substantial majority of the directors of the Company should be outside (non-management) directors. The degree of independence of an outside director may be affected by many factors, including the personal stature of the director and any business relationship of the director with the Company or any business or personal relationship of the director with management. A director, or a firm in which he has an interest, may sometimes be engaged to provide legal, consulting, accounting or other services to the Company, or a director may have an interest in a customer, supplier or business partner of the Company, or may at an earlier point in his career have been an employee or officer of the Company. Depending on their significance to the director and to the Company, such relationships may affect a director's actual or perceived independence. Where such relationships exist, the Board of Directors should be mindful of them and make a judgment about a director's independence based on his individual circumstances, rather than through the mechanical applications of rigid criteria. This would involve consideration of whether the relationships are sufficiently significant as to interfere with the director's exercise of independent judgment. If a particular director is not deemed sufficiently independent, the Board may nevertheless conclude that the individual's membership on the Board remains highly desirable (as in the case of an inside director) in the context of a Board composed of a majority of directors with the requisite independence. The overall result should be a Board that, as a whole, represents the interests of shareholders with appropriate independence.

     The Board agrees with The Business Roundtable that corporate boards should make a judgment about a director's independence based on his individual circumstances rather than by the mechanical application of rigid criteria. By way of example, the shareholder proposals submitted last year and this year would exclude as an independent director any individual who has been employed by the Company or an affiliate in an executive capacity within the past five years. While the Board believes that an individual's prior employment by the Company or an affiliate is a factor to be taken into account, it should not automatically disqualify the individual from being an independent director. The Boards of the Company and of Former Tyco have nominated a number of former executive officers for election to the Board, finding them eminently qualified by virtue of their knowledge and experience. Often, former executives have substantial shareholdings in the Company and are highly motivated to represent shareholder interests; indeed, their interests in this respect are the same as those of the public shareholders. Where the Board finds that such individuals are wholly independent of current management and otherwise fully qualified, the Board sees no reason why these individuals should not qualify as independent directors.

     The Board has decided to submit its policy for shareholder approval in order to give shareholders the opportunity to express their views on this important subject in a positive way and to give the Board a sense of whether shareholders agree with its views.

     In the Board's opinion, eight of the ten current directors and eight of the ten nominees for director are independent of management. Mr. Kozlowski, Chairman and Chief Executive Officer of the Company, and Mr. Berman, a Vice President, are not.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS COMPANY PROPOSAL NUMBER THREE AND NOT FOR SHAREHOLDER PROPOSAL NUMBER ONE.

                             SHAREHOLDER PROPOSALS

            SHAREHOLDER PROPOSAL NUMBER ONE -- INDEPENDENT DIRECTORS

     The Electrical Construction Trust Funds, Local 103, I.B.E.W. Pension Plan, 256 Freeport Street, Boston, MA 02122, which, as of October 16, 1998, owned 19,100 common shares, has given notice that it intends to present the following resolution at the Meeting for the reasons stated.

"BE IT RESOLVED: That the shareholders of Tyco International ("Company") hereby request that the Company's Board of Directors adopt a policy effective after the 1999 Annual Meeting, to provide that the Board of Directors shall consist of a Majority of Independent Directors. For these purposes, the definition of independent director shall mean a director who:

     - has not been employed by the Company or an affiliate in an executive capacity within the past five years;

     - was not, and is not a member of a corporation or firm that is one of the Company's paid advisers or consultants;

     - is not employed by a significant customer, supplier or provider of professional services;

     - has no personal services contract with the Company;

     - is not employed by a foundation or university that receives significant grants or endowments from the Company;

     - is not a relative of the management of the Company;

     - is not a shareholder who has signed shareholder agreements legally binding him to vote with management; and

     - is not the chairman of a company on which the Company's Chairman or Chief Executive Officer is also a board member.

PROPONENT'S SUPPORTING STATEMENT

     A Board of Directors must formulate corporate policies and monitor the activities of management in implementing those policies. Given those functions, we believe that it is in the best interests of all shareholders if at least a majority of the members of the board fit the definition of "independent" as stated in the above proposal.

     A committee of the Business Roundtable published a pamphlet, Corporate Governance and American Competitiveness, which stated in part that:

        Board of Directors of large, publicly held public corporations should be composed predominantly of independent directors who do not hold management responsibilities within the corporation. In order to underscore their independence, non-management directors should not be dependent financially on the companies on whose boards they serve.

     WE URGE YOUR SUPPORT FOR THIS PROPOSAL."

RECOMMENDATION OF THE BOARD OF DIRECTORS AGAINST SHAREHOLDER PROPOSAL NUMBER ONE

     The Board of Directors believes that the shareholder proposal is not in the best interests of the Company and its shareholders and therefore unanimously recommends a vote "AGAINST" the proposal.

     As indicated above, the Company's Board of Directors wholeheartedly agrees with the view that a majority of the directors should be independent. The Board considered the policy formulation in the proposal of the Electrical Construction Trust Funds, Local 103, I.B.E.W. Pension Plan (the "IBEW formulation") as well as other policy formulations on director independence and adopted the policy statement set out on page 18 (the "Tyco formulation"), which is modeled on that of The Business Roundtable.

     There are a number of differences between the Tyco formulation and the IBEW formulation. The most significant difference is in the definition of who is an independent director. The IBEW formulation defines an independent director by reference to rigid criteria. The Tyco formulation would require the Board to make a judgment about a director's independence based on his individual circumstances. As we illustrated on pages 18 and 19, the IBEW formulation would disqualify as an independent director an individual who had been employed by the Company or an affiliate in an executive capacity within the past five years even though the Board of Directors may be of the opinion that such individual is eminently qualified to be a director, wholly independent of current management, and highly motivated to represent shareholders' interests.

     Conversely, an individual who for many years has been a close friend of the chief executive officer would, under the IBEW formulation, qualify as an independent director, since close personal friendship does not fall within any of the specific disqualifying criteria. Under the Tyco formulation, the Board of Directors would make a judgement based on the individual's circumstances whether that relationship might interfere with the individual's exercise of independent judgment.

     THE BOARD OF DIRECTORS BELIEVES THAT THE TYCO FORMULATION BETTER ACHIEVES THE GOAL OF APPROPRIATE DIRECTOR INDEPENDENCE THAN THE IBEW FORMULATION AND, THEREFORE, UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE COMPANY'S PROPOSAL NUMBER THREE AND AGAINST THIS SHAREHOLDER PROPOSAL.

         SHAREHOLDER PROPOSAL NUMBER TWO -- REINCORPORATION IN DELAWARE

     The Service Employees International Union Master Trust, 1313 L Street, N.W., Washington D.C., 20005, which as of September 30, 1998 owned 4,090 common shares, has given notice that it intends to present the following resolution at the Meeting for the reasons stated.

     "RESOLVED, that the shareholders of Tyco International Ltd. (the "Company") urge the Company's Board of Directors to take the measures necessary to change the Company's jurisdiction of incorporation from Bermuda to Delaware.

PROPONENT'S SUPPORTING STATEMENT

     The Company and its shareholders would benefit if the Company changed its jurisdiction of incorporation from Bermuda to Delaware. First, Delaware has adopted comprehensive, flexible corporate laws which are updated to meet changing business needs and are more responsive than Bermuda law to the needs of shareholders.

     The Service Employees International Union Master Trust believes that the Company's "dead hand" poison pill (which prohibits redemption in the event of certain changes in the composition of the Company's board) would likely be invalid under current Delaware law. Unlike Delaware law, Bermuda law does not require shareholder approval for a corporation to dispose of all or substantially all of its assets. Bermuda law does not permit action by written consent of fewer than all shareholders, while Delaware law does. Bermuda law requires the Minister of Finance to approve certain corporate actions, including amending the charter and engaging in certain transactions. The Minister's decision cannot be challenged in court or otherwise.

     Second, Delaware law affords shareholders additional rights in respect of litigation. Class actions are generally not available under Bermuda law, while both U.S. Federal and Delaware law permit class actions. As the Company stated in its June 3, 1997 filing on Form S-4, "Under Bermuda law, subject to certain limited exceptions, minority shareholders are not permitted to bring derivative actions for wrongs done to their company." Under Delaware law, shareholders may sue derivatively on behalf of the corporation for, among other things, breach of fiduciary duty, corporate waste and actions taken in violation of applicable law.

     Third, the Company's jurisdiction of incorporation may affect the enforceability of certain judgements and liabilities. With the Company incorporated in Bermuda, it may be difficult for shareholders who have commenced litigation in the United States to effect service of process on the Company or those officers or directors who do not reside in the U.S., and to enforce in Bermuda judgments obtained in any such litigation. There is also doubt about the enforceability in Bermuda courts of liabilities against the Company, its officers or directors predicated on U.S. federal and state securities laws. If the Company were incorporated in Delaware, its directors would be deemed to have consented to jurisdiction in that state and there would be no doubt regarding the enforceability of judgments and liabilities based on violations of U.S. laws.

     Finally, reincorporation in the United States would conform the Company's legal residence to the residence of its shareholders and its principal place of business. According to the Company's most recent filing on Form 10-K, the Company derives a substantial majority of its revenue from sales in the Americas, primarily the United States. Filings with the Securities and Exchange Commission show that the vast majority of the Company's shareholders reside or are incorporated in the United States."

RECOMMENDATION OF THE BOARD OF DIRECTORS AGAINST SHAREHOLDER PROPOSAL NUMBER TWO

     The Board of Directors believes that the shareholder proposal is not in the best interests of the Company and its shareholders and therefore unanimously recommends a vote "AGAINST" the proposal.

     Tyco (formerly named ADT Limited) has been incorporated in Bermuda since 1984. It is a multinational company deriving substantial revenues from business activities in more than 80 countries. The Company has designed its legal structure to meet the requirements of its global business activities. Tyco and its shareholders benefit from this structure because of the flexibility and the opportunity for greater after-tax earnings which it provides. The Company's worldwide after-tax earnings would be significantly lower if the Company were incorporated in Delaware, as opposed to Bermuda.

     More than 30 companies publicly traded in the United States are, like Tyco, incorporated in Bermuda. Bermuda has a well-developed body of corporate law based on the same English legal tradition as corporate law in the United States. Bermuda also has a legislature that is sensitive to the evolving needs of business, and an independent and responsive judiciary experienced in modern commercial practice. Although domiciled in Bermuda, the Company is nonetheless fully subject to the United States securities laws and the rules and regulations of the United States Securities and Exchange Commission. The Company is also subject to the New York Stock Exchange requirements for listed companies to the same extent as if it were incorporated in the United States.

     The Company's shareholders have in effect previously voted in favor of the Company's Bermuda domicile. The shareholders of Former Tyco made an informed choice to become shareholders of a Bermuda company when they overwhelmingly voted to approve the merger of Former Tyco with ADT in July 1997. Tyco shareholders who are former shareholders of other public companies acquired by the Company have made similar informed choices when they voted, invariably by substantial majorities, to approve being acquired by the Company.

     The benefits to the Company of its Bermuda domicile directly impact shareholder value. These benefits have been achieved at historical cost to the Company and its shareholders, and would be forfeited if the Company were to change its domicile to Delaware. Incorporation in Delaware would not provide the Company and its shareholders with benefits comparable to those which the Company enjoys as a Bermuda company. Accordingly, the Board believes that it would be against the best interests of the Company and its shareholders to reincorporate in Delaware.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

         SHAREHOLDER PROPOSAL NUMBER THREE -- SHAREHOLDER RIGHTS PLANS

     The U.A. Local 343 Pension Trust Fund, 401 Nebraska Street, Vallejo, California, 94590, which, as of October 19, 1998, owned 3,628 common shares, has given notice that it intends to present the following resolution at the Meeting for the reasons stated.

     "Resolved, that the stockholders of Tyco International Ltd. request the Board of Directors to refrain from adopting any future shareholder rights plan, rights agreement, or other device commonly known as a poison pill, without the prior approval of the stockholders at an annual or special meeting, and to take whatever steps are necessary to redeem or terminate any such plan, agreement or device which may be in effect at the adoption of this resolution.

PROPONENT'S SUPPORTING STATEMENT

     A poison pill is an anti-takeover device which effectively prevents a change-in-control of a company without the approval of the Board of Directors. It forces potential acquirers to negotiate acquisitions with management, instead of making an offer directly to the stockholders.

     The stockholders, who own the Company, should have the right to decide what is a fair price for their holdings. The directors and management personnel, who serve as our agents, should not usurp that right. In addition, by forcing potential acquirers to negotiate with the Board, poison pills have a tendency to entrench management, to insulate it from accountability, and to make management less responsive to the views of stockholders. Stockholders should have the right to decide whether the risk of such consequences may be warranted by special circumstances that might make it appropriate to adopt a poison pill.

     According to the Investor Responsibility Research Center, shareholder proposals like this one have been averaging more than 50% of the votes cast during 1996, 1997, 1998. Furthermore, a number of companies have voluntarily decided to redeem or allow votes on poison pills.

     PLEASE VOTE FOR THIS PROPOSAL."

RECOMMENDATION OF THE BOARD OF DIRECTORS AGAINST SHAREHOLDER PROPOSAL NUMBER
THREE

     The Board of Directors believes that the shareholder proposal is not in the best interests of the Company and its shareholders and therefore unanimously recommends a vote "AGAINST" the proposal.

     The Board agrees with the views of many opponents of shareholder rights plans that the adoption or continuation of plans other than in very limited circumstances is not in the shareholders' interests. The Board believes there should be a free and unrestricted market for the Company's common shares, and that the Board should take no action to impede the normal functioning of that market or the exercise by shareholders of their rights as owners of the Company. Accordingly, the Board has voted to terminate the Company's existing shareholder rights plan (inherited from ADT Limited) effective as of September 30, 1999, and the Board has no present intention of adopting a new shareholder rights plan.

     The shareholder proposal asks the Board to refrain from adopting any future shareholder rights plan without prior shareholder approval regardless of whether there exist circumstances which may pose a significant threat to shareholder interests. The Board believes this is unwise. There may be circumstances where a shareholder rights plan is needed to protect shareholders against an abusive or coercive scheme proposed by a would-be acquiror. In such circumstances, the Board may have to act to protect shareholder interests before there is time to convene an annual or special general meeting of shareholders.

     The Company is the continuing public company resulting from the July 1997 merger of Former Tyco and ADT Limited. Seven of the Company's ten current directors were directors of Former Tyco, and three were directors of ADT. The Board of Former Tyco never adopted a shareholder rights plan. The Board of Directors of ADT never adopted one until November 1996, after Western Resources Inc. had accumulated more than 24% of ADT's outstanding shares. Because ADT was the continuing public company resulting from the merger, the ADT shareholder rights plan survived the merger.

     The three Company directors who were directors of ADT at the time believe the Board acted in the best interests of ADT shareholders in adopting the shareholder rights plan in order to maximize shareholder value and not to entrench management. The record has vindicated the judgment of the ADT Board. The Tyco/ADT merger provided ADT shareholders with an immediate market value of 28% more than the maximum value they would have received under the Western Resources offer (based upon the closing price for the shares of Former Tyco just prior to the announcement of the Tyco/ADT merger). For ADT shareholders who have continued to hold their shares, the benefits are even more dramatic. As compared with a value per ADT common share of $19.22 had the ADT Board accepted the Western Resources offer, those shareholders now have a value equal to $98.55 per ADT share. (These amounts are based upon the maximum number of shares receivable under the Western Resources offer and the market prices of Western Resources shares and Tyco common shares as of September 17, 1999.)

     The experience of the past twenty years teaches that there is a continuous development of new techniques by would-be acquirors to structure transactions in ways that serve their advantage and are to the disadvantage of public shareholders. Corporate laws and administrative regulations are often slow to deal with these new developments, which usually occur rapidly. Often, it is only the company itself, acting through its board of directors, that can protect its shareholders from unfair or inadequate offers or other abusive or coercive practices. A shareholder rights plan is a self-help measure that a board can adopt in the face of an unsolicited acquisition proposal to enhance the board's leverage in negotiating an acquisition transaction for the best possible price and terms. The Board believes it would be imprudent and contrary to the best interests of the shareholders to restrict the power of the Board in adopting a shareholder rights plan when, in the Board's judgment, it is necessary to do so to protect shareholder interests and maximize shareholder value.

     The Board agrees that the adoption or continuation of plans other than in the face of a very real and immediate threat to shareholder interests is not sound policy. In keeping with this view, the Board of Former Tyco never adopted such a plan, and the Board of Directors of ADT adopted one only when faced with such circumstances. As noted, the Board of the Company has now terminated the ADT shareholder rights plan with no present intention of adopting any replacement.

     However, the Board believes it would be a mistake to restrict its ability to adopt such a plan if, in its judgment, it is necessary to protect shareholder interests. A shareholder rights plan is a tool. The Board believes that its historical record, as well as the historical record of the Board of Former Tyco, on corporate governance issues should give shareholders confidence that the Board would use this tool only in limited circumstances to protect shareholders and maximize shareholder value.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

           SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL GENERAL MEETING

     In accordance with the rules established by the SEC, any shareholder proposal intended for inclusion in the proxy statement for next year's annual general meeting of shareholders, which is anticipated to be held during April 2000, must be received by the Company no later than December 1, 1999. Such proposal should be sent to the Assistant Secretary of the Company at The Gibbons Building, 10 Queen Street, Suite 301, Hamilton HM 11, Bermuda. To be included in the proxy statement, the proposal must comply with the requirements as to form and substance established by the SEC and must be a proper subject for shareholder action under the Company's Bye-Laws and Bermudian law.

     Under the Companies Act 1981 of Bermuda, a shareholder wishing to move a resolution at an annual general meeting is generally required to give notice to the Company of the resolution at the aforementioned address at least six weeks before the meeting.

            UNITED STATES SECURITIES AND EXCHANGE COMMISSION REPORTS

     Copies of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 and Current Report on Form 8-K filed on June 3, 1999, as filed with the SEC (without exhibits), are available to shareholders free of charge by writing to Tyco Shareholder Services at Tyco International Ltd., The Gibbons Building, 10 Queen Street, Suite 301, Hamilton HM 11, Bermuda. The Current Report on Form 8-K contains the audited consolidated financial statements for the fiscal year ended September 30, 1998 reflecting the restatement for the mergers with United States Surgical Corporation and AMP Incorporated, each of which was accounted for as a pooling of interests.

                                    GENERAL

     The enclosed proxy is solicited on behalf of the Company's Board of Directors. Unless otherwise directed, proxies held by the Chairman of the Meeting will be voted to elect the directors named therein, FOR the other resolutions proposed by the Board of Directors and AGAINST each of the shareholder proposals. If any matter other than those described herein properly comes before the Meeting, the Chairman will vote the shares represented by such proxies in accordance with his best judgment.

                                                                         ANNEX A

                       1998 ANNUAL REPORT TO SHAREHOLDERS

DESCRIPTION OF BUSINESS

     Tyco International Ltd. ("Tyco" or the "Company") is a diversified manufacturing and service company that, through its subsidiaries, operates in four segments: (i) the design, manufacture and distribution of electrical and electronic components, and the design, manufacture, installation and service of undersea cable communication systems; (ii) the design, manufacture and distribution of disposable medical supplies and other specialty products, and the conduct of vehicle auctions and related services; (iii) the design, manufacture, installation and service of fire detection and suppression systems, and the installation, monitoring and maintenance of electronic security systems; and (iv) the design, manufacture and distribution of flow control products. See Notes 19 and 20 to the Consolidated Financial Statements on pages A-51 to A-53 for certain segment and geographic financial data relating to the Company's business.

     Tyco's strategy is to be the low-cost, high quality producer and provider in each of its markets. It promotes its leadership position by investing in existing businesses, developing new markets and acquiring complementary businesses and products. Combining the strengths of its existing operations and its business acquisitions, Tyco seeks to enhance shareholder value through increased earnings per share and strong cash flows.

  Telecommunications and Electronics

     The Telecommunications and Electronics group (formerly the Electrical and Electronic Components group) consists of Tyco Submarine Systems Ltd. ("TSSL"), Allied's Electrical Conduit division and the Tyco Printed Circuit Group ("TPCG"). TSSL designs, manufactures, installs and services undersea cable communications systems. Allied's Electrical Conduit division manufactures and distributes electrical conduit and related components used in commercial electrical installations. TPCG manufactures printed circuit boards and assembles backplanes for the electronics industry.

     On April 2, 1999 and August 12, 1999, the Company acquired AMP Incorporated ("AMP") and Raychem Corporation ("Raychem"), respectively. AMP designs, manufactures and markets a broad range of electronic, electrical and electro-optic connection devices, and associated application tools and machines. Raychem is a leading international designer, manufacturer and distributor of high-performance electronic products for OEM businesses and a broad range of specialized telecommunications, energy and industrial applications. See Notes 2 and 27 to the Consolidated Financial Statements on pages A-24 and A-57, respectively, for further discussion.

  Healthcare and Specialty Products

     The principal divisions in the Healthcare and Specialty Products group are Tyco Healthcare Group, ADT Automotive and Tyco Plastics and Adhesives. Tyco Healthcare Group manufactures and distributes medical supplies, disposable medical products, personal absorbent products and other products. ADT Automotive is the second largest provider of vehicle auction services in the United States. Tyco Plastics and Adhesives manufactures polyethylene films and packaging, industrial and consumer plastic products, molded plastic garment hangers, laminated and coated products and adhesive products and tapes.

     On October 1, 1998, Tyco completed its acquisition of United States Surgical Corporation ("USSC"). USSC develops, manufactures and markets a line of surgical wound closure products and advanced surgical products to hospitals throughout the world. These products include surgical staplers, sutures, disposable laparoscopic instrumentation and numerous other products in surgical and medical specialties such as spine surgery, vascular and cardiovascular surgery, urology and breastcare. Through its Valleylab division, USSC is a leading manufacturer and marketer of electrosurgical and ultrasound surgical products. See Note 2 to the Consolidated Financial Statements on page A-24 for further discussion.

  Fire and Security Services

     The Company, through its subsidiaries, is the largest company in the world for the design, manufacture, installation and service of fire detection, suppression and sprinkler systems and is the largest provider of electronic security services in the world.

     Operating under several trade names including Grinnell, Wormald, Mather & Platt, Total Walther, O'Donnell Griffin and Tyco, the Company designs, fabricates, installs and services automatic fire sprinkler systems, fire alarm and detection systems, special hazard suppression systems and security systems in buildings and other installations. The Company's fire protection contracting and service business operates worldwide through a global network of offices. The Company provides electronic security services principally under the ADT trade name and also under other trade names including Modern, Thorn Security, Holmes Protection, CIPE, Zettler, Sonitrol, Securesys, Securiville and Armourguard Security.

     The Company manufactures most of the components which are used in its own fire protection contracting business, as well as a variety of products for sale to other fire protection contractors. In North America, the Company manufactures pipe and pipe fittings, fire hydrants, sprinkler heads and substantially all of the mechanical sprinkler components used in automatic fire suppression systems. In the United Kingdom, France, Germany and the Asia-Pacific region, the Company manufactures and sells sprinkler heads, specialty valves, fire doors and electronic panels for use in fire detection systems. In Mexico, the Company manufactures fire extinguishers, fire hose and related equipment.

  Flow Control Products

     The Company, through its subsidiaries, manufactures and distributes flow control products in North America, Latin America, Europe, and the Asia-Pacific region. Flow control products include pipe, fittings, valves, meters and related products which are used to transport, control and measure the flow of liquids and gases. The principal subsidiaries in the Flow Control Products group are Grinnell Corporation, Allied Tube & Conduit, Mueller Company and Keystone International, as well as a number of other specialized manufacturers of valves, fittings and couplings. The group also includes Earth Technology Corporation, which provides a broad range of environmental, consulting and engineering services. On August 17, 1999, the Company announced the completion of its sale of certain businesses within its Flow Control Products division, including the Mueller Company and Grinnell Supply Sales and Manufacturing.

COMMON SHARES AND DIVIDENDS

     The approximate number of registered holders of the Company's common shares at September 17, 1999 was 37,700.

     Tyco common shares are listed and traded on the New York Stock Exchange ("NYSE"), the London Stock Exchange and the Bermuda Stock Exchange. The following table sets forth the high and low sales prices per share of Tyco common shares as reported in the NYSE Composite Transaction Tape, and the dividends paid on Tyco common shares, for the quarterly periods presented below. The price for Tyco common shares has been restated to reflect the 0.48133 reverse stock split related to the merger between ADT and Former Tyco in July 1997. In addition, the price and dividends for Tyco common shares have been restated to reflect a two-for-one stock split effected in the form of a stock dividend which was distributed on October 22, 1997. The prices per Tyco common shares listed in the table for periods prior to the merger between ADT and Former Tyco on July 2, 1997 are for common shares of ADT.

                                     FISCAL 1998                              FISCAL 1997(1)
                       ---------------------------------------    --------------------------------------
                        MARKET PRICE RANGE                         MARKET PRICE RANGE
                       --------------------     DIVIDEND PER      --------------------    DIVIDEND PER
       QUARTER           HIGH        LOW       COMMON SHARE(2)      HIGH        LOW      COMMON SHARE(2)
       -------         --------    --------    ---------------    --------    --------   ---------------
First................  $45.5000    $34.0000        $0.025         $28.6965    $22.0743       $   --
Second...............   57.4375     42.3750         0.025          35.4487     25.4503           --
Third................   63.0625     51.4375         0.025          43.0000     34.4099        0.025
Fourth...............   69.0000     50.0000         0.025
                                                   ------                                    ------
                                                   $ 0.10                                    $0.025
                                                   ======                                    ======

---------------
(1) The Company's fiscal year ends on September 30. Fiscal 1997 represents the transitional nine month fiscal year ended September 30, 1997.

(2) Tyco has paid a quarterly cash dividend of $0.025 per common share since July 1997. Prior to the merger with ADT, Former Tyco paid a quarterly cash dividend of $0.025 per common share in the first two quarters of fiscal 1997. ADT paid no dividends on its common shares in fiscal 1997. The payment of dividends by Tyco in the future will depend on business conditions, Tyco's financial condition and earnings and other factors.

     In July 1999, the Company announced that its Board of Directors had declared a two-for-one stock split on its common shares. The split will be in the form of a 100 percent stock distribution payable on October 21, 1999 to shareholders of record on October 1, 1999. Per share amounts and share data in the proxy statement and accompanying annex have not been adjusted to reflect this stock split.

SELECTED FINANCIAL DATA

     The following table sets forth selected consolidated financial information of the Company for the fiscal year ended September 30, 1998, the nine month fiscal year ended September 30, 1997 and the three years in the period ended December 31, 1996. This selected financial information should be read in conjunction with the Company's Consolidated Financial Statements and related notes which are included herein. The selected financial data reflect the combined results of operations and financial position of Tyco, USSC and AMP restated for all periods presented pursuant to the pooling of interests method of accounting. See Notes 1 and 2 to the Consolidated Financial Statements on pages A-21 and A-24, respectively. All references to "$" in this proxy statement are to United States dollars.

                                             YEAR         NINE MONTHS
                                             ENDED           ENDED             YEAR ENDED DECEMBER 31,
                                         SEPTEMBER 30,   SEPTEMBER 30,   -----------------------------------
                                          1998(1)(3)      1997(1)(4)     1996(2)(5)   1995(2)(6)    1994(2)
                                         -------------   -------------   ----------   ----------   ---------
                                                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Consolidated Statements of Operations
  Data:
     Net sales.........................    $19,061.7       $12,742.5     $14,671.0    $13,152.1    $11,519.2
     Operating income..................      1,948.1           125.8         587.4      1,447.5      1,314.4
     Income (loss) before extraordinary
       items and cumulative effect of
       accounting changes..............      1,168.6          (348.5)         49.4        755.5        699.4
     Income (loss) before extraordinary
       items and cumulative effect of
       accounting changes per common
       share (7):
          Basic........................         1.48           (0.48)         0.04         1.10         1.03
          Diluted......................         1.45           (0.48)         0.04         1.09         1.01
     Cash dividends per common share
       (7).............................                             see (8) below
Consolidated Balance Sheet Data:
     Total assets......................    $23,440.7       $16,960.8     $14,686.2    $13,143.8    $12,245.1
     Long-term debt....................      5,424.7         2,785.9       2,202.4      2,229.7      2,282.6
     Shareholders' equity..............      9,901.8         7,478.7       7,022.6      6,792.1      6,146.5

---------------
(1) In September 1997, the Company changed its fiscal year end from December 31 to September 30. Accordingly, the nine month transition period ended September 30, 1997 and the year ended September 30, 1998 is presented.

(2) Prior to their respective mergers, ADT, Keystone, USSC and AMP had December 31 fiscal year ends and Former Tyco had a June 30 fiscal year end. The selected consolidated financial data have been combined using a December 31 fiscal year end for ADT, Keystone, Former Tyco, USSC and AMP for the year ended December 31, 1996. For 1995 and 1994, the results of operations and financial position reflect the combination of ADT, Keystone, USSC and AMP with a December 31 fiscal year end and Former Tyco with a June 30 fiscal year end. Net sales and net income for Former Tyco for the period July 1, 1995 through December 31, 1995, which results are not included in the historical combined results, were $2.46 billion and $136.4 million, respectively.

(3) Operating income in the fiscal year ended September 30, 1998 includes charges of $80.5 million primarily related to costs to exit certain businesses in USSC's operations and restructuring charges of $12.0 million related to the operations of USSC. In addition, Tyco recorded restructuring charges of $185.8 million in connection with AMP's Profit Improvement Plan and a credit of $21.4 million to restructuring charges related to the execution of AMP's 1996 restructuring plans. See Note 16 to the Consolidated Financial Statements.

(4) Operating income in the nine months ended September 30, 1997 includes charges related to merger, restructuring and other non-recurring costs of $917.8 million and impairment of long-lived assets of $148.4 million primarily related to the mergers and integration of ADT, Former Tyco, Keystone, and INBRAND, and charges of $24.3 million for litigation and other related costs and $5.8 million for restructuring charges in USSC's operations. See Notes 11 and 16 to the Consolidated Financial Statements. The results for the nine months ended September 30, 1997 also include a charge of $361.0 million for the write-off of purchased in-process research and development related to the acquisition of the submarine systems business of AT&T Corp.

(5) Operating income in 1996 includes non-recurring charges of $744.7 million related to the adoption of Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets to be Disposed Of," $237.3 million related principally to the restructuring of ADT's electronic security services business in the United States and United Kingdom, $98.0 million to exit various product lines and manufacturing operations associated with AMP's operations and $8.8 million of fees and expenses related to ADT's acquisition of Automated Security (Holdings) plc, a United Kingdom company. See Notes 11 and 16 to the Consolidated Financial Statements.

(6) Operating income in 1995 included a loss of $65.8 million on the disposal of the European auto auction business and a gain of $31.4 million from the disposal of the European electronic article surveillance business. Operating income also includes non-recurring charges of $97.1 million for restructuring charges at ADT and at Keystone and for the fees and expenses related to the merger with Kendall International Inc., as well as a charge of $8.2 million relating to the divestiture of certain assets by Keystone.

(7) Per share amounts for all periods presented have been retroactively restated to give effect to the mergers with Former Tyco, Keystone, INBRAND Corporation, USSC and AMP, a 0.48133 reverse stock split effected on July 2, 1997, and a two-for-one stock split distributed on October 22, 1997 effected in the form of a stock dividend.

(8) Tyco has paid a quarterly cash dividend of $0.025 per common share since July 2, 1997, the date of the Former Tyco/ADT merger. Prior to the merger with ADT, Former Tyco paid a quarterly cash dividend of $0.025 per common share since January 1992. ADT had not paid any dividends on its common shares since 1992. USSC paid quarterly dividends of $0.04 per share in the year ended September 30, 1998 and the nine months ended September 30, 1997 and aggregate dividends of $0.08 per share in 1996, 1995 and 1994. AMP paid quarterly dividends of $0.26 per share in the first quarter and $0.27 in the last three quarters in the year ended September 30, 1998, quarterly dividends of $0.26 per share in the nine months ended September 30, 1997, and aggregate dividends of $1.00 per share in 1996, $0.92 per share in 1995 and $0.84 per share in 1994. The payment of dividends by Tyco in the future will depend on business conditions, Tyco's financial condition and earnings and other factors.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

     The following discussion and analysis relates to the Consolidated Financial Statements of Tyco International Ltd. and its subsidiaries ("Tyco" or the "Company") as of September 30, 1998 and 1997, and for the year ended September 30, 1998, the nine months ended September 30, 1997 and the year ended December 31, 1996 ("Consolidated Financial Statements").

     On October 1, 1998 and April 2, 1999, Tyco consummated mergers with United States Surgical Corporation ("USSC") and AMP Incorporated ("AMP"), respectively. These transactions were accounted for under the pooling of interests method and, accordingly, the Consolidated Financial Statements reflect the combined financial position and results of operations and cash flows of Tyco, USSC and AMP for all periods presented. Upon publication of the Company's consolidated financial statements for a period which included April 2, 1999, the date of the AMP merger, these Consolidated Financial Statements became the historical consolidated financial statements of the Company. See Notes 1 and 2 to the Consolidated Financial Statements.

RESULTS OF OPERATIONS

     Information for all periods presented below reflects the grouping of the Company's businesses into four business segments consisting of Healthcare and Specialty Products, Fire and Security Services, Flow Control Products, and Electrical and Electronic Components.

     In September 1997, the Company changed its fiscal year end from December 31 to September 30. References to Fiscal 1998, Fiscal 1997 and 1996 refer to the twelve month fiscal year ended September 30, 1998, the transitional nine month fiscal year ended September 30, 1997 and the calendar year ended December 31, 1996, respectively. In the discussions below, the results of operations for Fiscal 1998 compare the fiscal year ended September 30, 1998 with the twelve months ended September 30, 1997 (unaudited), and the results of operations for Fiscal 1997 compare the nine months ended September 30, 1997 with the nine months ended September 30, 1996 (unaudited).

  Overview

     Income (loss) before extraordinary items and cumulative effect of accounting changes was $1.17 billion, or $1.45 per share on a diluted basis for Fiscal 1998, as compared to ($300.5) million, or ($.43) per diluted share, for the twelve months ended September 30, 1997. During Fiscal 1998, the Company incurred an after-tax charge of $192.0 million ($.24 per share) primarily related to costs incurred by AMP to consolidate facilities and reduce support staff associated with its Profit Improvement Plan and costs incurred by USSC to exit certain businesses. During the twelve months ended September 30, 1997, the Company recorded an after-tax charge of $1.49 billion ($1.95 per share) for merger and transaction costs, writeoffs and integration costs associated with acquisitions. Excluding these non-recurring charges, income before extraordinary items and cumulative effect of accounting changes rose 14.8% to $1.36 billion, or $1.68 per diluted share for Fiscal 1998, as compared to $1.19 billion, or $1.56 per diluted share, in the twelve months ended September 30, 1997. The increase was attributable to margin improvements, increased sales and results of acquired companies in each of the Company's business segments.

     After each acquisition, acquired companies are immediately integrated and Tyco does not separately track post-acquisition financial results. Accordingly, amounts in the following analysis related to the impact of acquired companies are estimates based on pre-acquisition results.

  Sales

     Sales increased 14% during Fiscal 1998 to $19.06 billion from $16.66 billion in the twelve months ended September 30, 1997. Sales of the Healthcare and Specialty Products group increased $938.4 million to $4.67 billion, or 25%, principally due to increased sales at Kendall, and to a lesser extent USSC, ADT Automotive and Tyco Plastics and Adhesives. The increase at Kendall was primarily due to the inclusion of Sherwood-Davis & Geck ("Sherwood") and CONFAB, which were acquired in February 1998 and

April 1998, respectively. Excluding the impact of these acquisitions, sales increased an estimated $286.2 million, or 6%. Sales of the Fire and Security Services group increased $574.1 million, or 14%, to $4.74 billion primarily due to increased sales in the Company's electronic security services business in the United States. This increase relates to increased volume of recurring service revenues and to a lesser extent, the inclusion of the results of companies acquired during Fiscal 1998. Additionally, sales increased in the European security and fire protection businesses due to an increase in service and recurring revenues and the inclusion of the results of acquired companies. Sales of the Flow Control Products group increased $146.2 million to $2.34 billion, or 7%, reflecting increased demand for the Company's valve products in North America and Europe, higher volume at existing businesses at Allied Tube & Conduit and Mueller and the inclusion of companies acquired in Fiscal 1998. Sales of the Electrical and Electronic Components group increased $745.7 million to $7.31 billion, or 11%, principally due to increased sales at Tyco Submarine Systems Ltd. ("TSSL"), as well as increased sales at Tyco Printed Circuit Group, offset slightly by decreased sales at AMP and Allied Electrical Conduit. The increased sales at TSSL resulted principally from the acquisition of AT&T's submarine systems business in July 1997. Excluding the impact of this acquisition, sales increased an estimated $114.1 million, or 2%.

     Sales increased 18% during the nine month fiscal period ended September 30, 1997 to $12.74 billion from $10.77 billion in the nine months ended September 30, 1996. Sales of the Healthcare and Specialty Products group increased $620.3 million to $2.87 billion, or 28%, due to increased sales at Kendall, Tyco Plastics and Adhesives, USSC and ADT Automotive. At Kendall and Tyco Plastics and Adhesives, the increase in sales resulted principally from the INBRAND and Carlisle acquisitions, respectively, as well as internal growth at Kendall's Healthcare business. Sales of the Fire and Security Services group increased $473.2 million, or 18%, to $3.15 billion due to increased sales in each geographic region of the Company's fire protection operations, primarily as a result of an increase in the volume of service business, as well as increases in the Company's electronic security services businesses. Additionally, the results include Thorn Security ("Thorn") which was acquired in July 1996. Sales of the Flow Control Products group increased $266.8 million to $1.68 billion, or 19%, reflecting higher volume at European Flow Control, including businesses acquired in the last quarter of 1996 and first quarter of Fiscal 1997, from Mueller, including businesses acquired in the third quarter of 1996, as well as increased volume in existing businesses at Allied, including businesses acquired in the first quarter of Fiscal 1997, and Grinnell's distribution operations, where sales increased due to price increases. Sales were relatively unchanged at Keystone, where growth in international operations was offset by reduced U.S. dollar equivalents due to currency fluctuations. Sales of the Electrical and Electronic Components group increased $616.4 million to $5.04 billion, or 14%, resulting principally from the acquisition of AT&T's submarine systems business in July 1997, increased sales at Simplex and sales growth across all of AMP's major markets.

  Income Before Income Taxes, Extraordinary Items and Cumulative Effect of Accounting Changes

     Pre-tax income before extraordinary items and cumulative effect of accounting changes was $1.70 billion in Fiscal 1998, as compared to $79.0 million in the twelve months ended September 30, 1997. Pre-tax income for Fiscal 1998 included charges of $164.4 million primarily related to AMP's Profit Improvement Plan and $92.5 million primarily related to costs incurred by USSC to exit certain businesses. Pre-tax income for the twelve months ended September 30, 1997 included charges of $1.67 billion for merger, restructuring and other non-recurring charges. See Notes 11 and 16 to the Consolidated Financial Statements. Excluding these non-recurring charges, pre-tax income increased $210.3 million, or 12%, to $1.96 billion in Fiscal 1998. Amortization expense for goodwill and other intangible assets was $242.6 million for Fiscal 1998 and $153.8 million for the twelve months ended September 30, 1997. The following analysis is presented exclusive of these merger, restructuring and impairment charges.

     Operating profits of the Healthcare and Specialty Products group decreased $160.0 million to $437.7 million in Fiscal 1998, or 26.8%. Operating profits were 9.4% of sales in Fiscal 1998 and 16.0% in the twelve months ended September 30, 1997. The net decrease was principally due to a decrease in the operating margin at USSC, partially offset by increased sales at Kendall, including the effect of the acquisition of Sherwood, fixed cost reductions due to the integration of Sherwood and increased volume and better margins at Tyco Plastics and Adhesives. The decrease in the operating margin at USSC was primarily due to reduced sales during the year of higher margin products in an attempt to lower excess inventory levels at distributors and increased costs, principally related to the accrual of approximately $105.8 million related to a commitment for special hospital educational programs. Operating profits of the Fire and Security Services group increased $217.5 million to $654.9 million, or 50%. Operating profits as a percentage of sales were 13.8% in Fiscal 1998, as compared to 10.5% in the twelve months ended September 30, 1997. The overall increase was principally due to increases in service volume, including recurring monitoring revenue, in the security and fire protection businesses and higher margins in each geographic region of the Company's security services business. The operating profits of the Flow Control Products group increased $80.3 million to $325.9 million, or 33%. Operating profits were 13.9% of sales in Fiscal 1998, as compared to 11.2% in the twelve months ended September 30, 1997. The increase was due to increased volume and margins in the Company's North American and European Flow Control Products operations, including Keystone's valve products, which have been integrated into the Company's operations. In addition, there were higher sales and margins at Allied Tube & Conduit. Operating profits of the Electrical and Electronic Components group increased $154.1 million to $854.8 million, or 22%, principally due to the acquisition of AT&T's submarine systems business in July 1997. Operating profits as a percentage of sales were 11.7% in Fiscal 1998, as compared to 10.7% in the twelve months ended September 30, 1997. Operating margins increased due to sales increasing at a higher rate than expenses at Tyco Printed Circuit Group and improved operating efficiencies at Allied Electrical Conduit, offset by slightly decreased margins at TSSL and AMP.

     The effect of changes in foreign exchange rates during Fiscal 1998, as compared to the twelve months ended September 30, 1997, was not material to the Company's sales and operating profits.

     Operating profits of the Healthcare and Specialty Products group increased $90.9 million to $459.3 million in Fiscal 1997, or 24.7%, reflecting higher earnings at USSC and Kendall, including improved manufacturing efficiencies and the earnings of INBRAND, Tyco Plastics and Adhesives, which, in addition to internal growth in volume and prices, includes the results of Carlisle from September 1996, and ADT Automotive. Operating profits of the Fire and Security Services group increased $77.9 million to $336.7 million, or 30%, due to higher margins in each geographic region of the Company's fire protection operations and electronic security businesses as well as the inclusion of Thorn. The higher margins in fire protection were the result of a higher mix of service work within the contracting business. The operating profits of the Flow Control Products group increased $47.2 million to $193.7 million, or 32%, resulting principally from increases in each of the Company's operations, and the results of businesses acquired in Fiscal 1997. Increases in the Company's European Flow Control businesses were primarily due to increased margins as well as the inclusion of acquisitions. Increases at Allied and Mueller were a combination of stronger operating profits resulting from improved operating efficiencies as well as the inclusion of acquisitions. Operating profits of the Electrical and Electronic Components group increased $55.9 million to $638.2 million, or 10%, due to increased earnings at TSSL, principally due to the acquisition of AT&T's submarine systems business and increased operating levels. Earnings were also up at the Printed Circuit Group businesses, including ElectroStar, and at Allied's Electrical Conduit operations.

     The effect of changes in foreign exchange rates during Fiscal 1997, as compared to the nine months ended September 30, 1996 was not material to the Company's sales and operating profits.

     Corporate and other expenses were $68.3 million in Fiscal 1998 compared to $56.8 million in the twelve months ended September 30, 1997. Corporate and other expenses were $44.8 million in Fiscal 1997 and $31.4 million in the nine months ended September 30, 1996. These increases were due principally to higher compensation expense under the Company's performance-related, incentive compensation plans.

  Interest Expense

     Interest expense increased $76.6 million to $307.9 million in Fiscal 1998, as compared to the twelve months ended September 30, 1997, due to higher average debt balances, as a result of monies borrowed to pay for acquisitions, partially offset by lower average interest rates. The weighted average rate of interest on all long-term debt during Fiscal 1998, Fiscal 1997 and 1996 was 6.4%, 7.2% and 7.7%, respectively. Interest expense decreased $7.1 million to $170.0 million during Fiscal 1997, as compared to the nine months ended September 30, 1996, due to lower average interest rates partially offset by higher average debt balances, as a result of monies borrowed to pay for acquisitions.

  Extraordinary Items

     Extraordinary items in Fiscal 1998, Fiscal 1997 and 1996 included net losses amounting to $2.4 million, $58.3 million and $8.4 million, respectively, arising on the reacquisition of certain of the Company's senior, senior subordinated and public notes and the write off of net unamortized deferred financing costs related to the LYONs. Further details are provided in Notes 4 and 13 to the Consolidated Financial Statements.

  Cumulative Effect of Accounting Changes

     The cumulative effect of accounting changes during Fiscal 1997 of $15.5 million related to the change in accounting practices used by AMP to develop its inventory costs, including standardizing globally the definition of capacity used in determining overhead rates and changing its inventory costing methodology to include manufacturing engineering costs in inventory costs.

  Income Tax Expense

     The effective income tax rate was 30.6% during Fiscal 1998 as compared to 32.3% in the twelve months ended September 30, 1997, and 31.9% during Fiscal 1997 as compared to 37.7% in the nine months ended September 30, 1996. The decreases in the effective income tax rates were primarily due to higher earnings in domiciles with lower income tax rates. In addition, the higher effective income tax rate in 1996 was due to an income tax adjustment to conform tax accounting as a result of the AMP merger. Management believes that the Company will generate sufficient future income to realize the tax benefits related to its deferred tax assets. A valuation allowance has been maintained due to continued uncertainties of realization of certain tax attributes, primarily tax loss carryforwards. See Note 7 to the Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

     As presented in the Consolidated Statement of Cash Flows, net cash provided by operating activities was $2.28 billion in Fiscal 1998. The significant changes in working capital were a $226.2 million increase in inventories, a $96.4 million decrease in accounts payable, accrued expenses and other current liabilities, a $91.4 million increase in contracts in process and a $88.9 million increase in accounts receivable. The impact of changes in foreign exchange rates during Fiscal 1998 did not materially affect net working capital. Working capital requirements are not anticipated to increase substantially in Fiscal 1999.

     During Fiscal 1998, the Company used cash of $4.25 billion to acquire companies in its four business segments, $1.32 billion to purchase property, plant and equipment, $283.9 million to purchase treasury shares and $303.0 million to pay dividends to shareholders.

     The level of capital expenditures is expected to increase moderately in Fiscal 1999, and the primary source of funds for such expenditures is expected to be cash from operations.

     Expenditures for environmental matters are not expected to have a material effect on the Company in Fiscal 1999. See Note 17 to the Consolidated Financial Statements.

     The source of the cash used for acquisitions was an increase in total debt, proceeds from the sale of common shares and cash flows from operations. At September 30, 1998, the Company's total debt was $6.24 billion, as compared to $3.46 billion at September 30, 1997. The increase resulted principally from net proceeds received of approximately $2.74 billion from the issuance of public debt by TIG, discussed below, and the issuance of $300.0 million 7.25% senior notes due 2008, partially offset by the repayment of amounts outstanding under the Sterling denominated bank facility and the exchange of $155.3 million principal balance of LYONs for common shares. Goodwill and other intangible assets were $7.11 billion at September 30, 1998, compared to $3.39 billion at September 30, 1997. Shareholders' equity was $9.90 billion, or $12.22 per share, at September 30, 1998, compared to $7.48 billion, or $9.85 per share, at September 30, 1997. The increase in shareholders' equity was due primarily to net proceeds of approximately $1.25 billion from the sale of 25.3 million common shares, net income of $1.17 billion and proceeds of $348.7 million from the exercise of options and warrants. Total debt as a percent of total capitalization (total debt and shareholders' equity) was 39% at September 30, 1998 and 32% at September 30, 1997. Net debt (total debt less cash and cash equivalents) as a percent of total capitalization was 32% at September 30, 1998 and 25% at September 30, 1997.

     In February 1998, Tyco US entered into a new $2.25 billion credit agreement with a group of commercial banks, giving it the right to borrow (a) up to $1.75 billion until February 12, 1999, with the ability to extend, at the option of Tyco US, to February 12, 2000, and (b) up to $0.5 billion until February 12, 2003. Interest payable on borrowings is variable based upon the borrower's option of selecting a Eurodollar rate plus margins ranging from 0.17% to 0.19%, a certificate of deposit rate plus margins ranging from 0.295% to 0.315%, or a base rate, as defined. If the outstanding principal amount of loans equals or exceeds one-third of the commitments, the Eurodollar and certificate of deposit margins are increased by 0.10%. Repayments of amounts outstanding under this agreement are guaranteed by the Company. In accordance with the terms of this agreement, in June 1998 Tyco US and Tyco International Group S.A. ("TIG"), a wholly-owned subsidiary of the Company, elected that TIG become the borrower and that Tyco US cease to be the borrower under this agreement. All other terms and conditions in effect remained unchanged. Substantially all amounts outstanding under this credit agreement have been classified as long-term, based on the Company's ability and intent to refinance this obligation on a long-term basis.

     Simultaneous with the closing of the new credit agreement, Tyco US reduced aggregate commitments available under the previously existing credit agreement from $1.75 billion to $950 million. In March 1998, Tyco US terminated the $950 million credit agreement. Balances outstanding at the time of termination were repaid with net proceeds from the sale of common shares, discussed below.

     In March 1998, the Company sold 25.3 million common shares for approximately $1.25 billion under a $2.0 billion public shelf registration statement. The net proceeds from the sale were used to repay indebtedness incurred for previous acquisitions.

     In June 1998, TIG issued $750 million 6 1/8% notes due 2001, $750 million
6 3/8% notes due 2005, $750 million 6 1/4% Dealer Remarketable Securities(sm)("Drs.")(sm) due 2013 and $500 million 7.0% notes due 2028 under a $3.75 billion public shelf registration statement. Under the terms of the Drs., the Remarketing Dealer has an option to remarket the Drs. in June 2003, which if exercised would subject the Drs. to mandatory tender to the Remarketing Dealer and reset the interest rate to an adjusted fixed rate until June 2013. If the Remarketing Dealer does not exercise its option then all Drs. are required to be tendered to the Company in June 2003. Repayment of amounts outstanding under these debt securities are fully and unconditionally guaranteed by Tyco. The net proceeds of approximately $2.74 billion were used to repay borrowings under the $2.25 billion bank credit facility and uncommitted lines of credit of Tyco US. In connection with the offering of these debt securities, TIG has entered into two interest rate swap agreements to hedge a portion of the fixed interest rate terms. These two swap agreements are each based on a notional amount of $650 million and are for a five and seven year term, respectively. Under the terms of the agreements, TIG receives payments based on fixed interest rates and pays variable rates, based on LIBOR, not to exceed a specified maximum. Interest is received or paid semi-annually in June and December. During Fiscal 1998, the effective interest rate on these instruments approximated the coupon rate.

     In August 1998, AMP entered into a $120.0 million letter of credit agreement related to a trust used to fund non-qualified benefits in connection with the defense of the unsolicited bid by AlliedSignal. Subsequently, in March 1999 the letter of credit was terminated.

     In October 1998, TIG issued $800 million of debt in a private placement offering consisting of two series of restricted notes: $400 million of 5.875% notes due November 2004 and $400 million of 6.125% notes due November 2008. The notes are fully and unconditionally guaranteed by Tyco. The net proceeds of approximately $791.7 million were used to repay borrowings under TIG's $2.25 billion bank credit facility. In addition, TIG entered into an interest rate swap agreement to hedge the fixed rate terms of the $400 million notes due 2008. Under this agreement, which expires in November 2008, TIG will receive payments at a fixed rate of 6.125% and will make floating rate payments based on LIBOR, as defined. See Note 4 to the Consolidated Financial Statements.

     In December 1998, the Company assumed the debt which financed the property for the Owner Participant of the USSC North Haven facilities for approximately $211 million. The assumption of the debt combined with the settlement of certain other obligations of $23 million resulted in the Company acquiring ownership of the North Haven property for a total cost of $234 million.

     In January 1999, TIG issued $400 million of its 6.125% notes due 2009 and $800 million of its 6.875% notes due 2029 in a public offering. Interest is payable semi-annually in January and July. Repayment of amounts outstanding under these securities is fully and unconditionally guaranteed by Tyco (Note
25). The net proceeds of approximately $1.17 billion were used to repay borrowings under TIG's $2.25 billion bank credit facility. At the same time, TIG also entered into an interest rate swap agreement to hedge the fixed rate terms of the $400 million notes due 2009. Under the agreement, which expires in January 2009, TIG will receive payments at a fixed rate of 6.125% and will make floating rate payments based on an average of three different LIBO rates, as defined, plus a spread.

     In January 1999, TIG initiated a commercial paper program under which it can issue notes with an aggregate face value of up to $1.75 billion from time to time outstanding. The notes are unsecured and are fully and unconditionally guaranteed by Tyco. Proceeds from the sale of the notes will be used for working capital and other corporate purposes. The Company is required to maintain an available unused balance under its bank credit agreement sufficient to support amounts outstanding under this commercial paper program.

     The Company believes that its cash flow from operations, together with its existing credit facilities and other credit arrangements, is adequate to fund its operations.

  Backlog

     Backlog at September 30, 1998 amounted to $5.12 billion, compared to $3.41 billion at September 30, 1997. Backlog increased in the Company's Electrical and Electronic Components, Flow Control Products and Fire and Security Services segments. Within the Electrical and Electronic Components group, backlog increased principally due to contracts awarded to the Company's submarine systems business. Within the Flow Control Products group, backlog increased principally due to an increase in backlog at Earth Tech, including backlog related to acquisitions, and in the Company's European flow control operations. Within the Fire and Security Services group, backlog increased principally due to an increase in backlog at the Company's worldwide security and North American fire protection businesses.

YEAR 2000 COMPLIANCE

     Year 2000 compliance programs and systems modifications were initiated by the Company in Fiscal 1997 in an attempt to ensure that these systems and key processes will remain functional. The Company is continuing its assessment of the potential impact of the Year 2000 on date-sensitive information in computer software programs and operating systems in its product development, financial business systems and administrative functions, and has begun implementing strategies to avoid adverse implications. This objective is expected to be achieved either by modifying present systems using existing internal and external programming resources or by installing new systems, and by monitoring supplier, customer and other third-party readiness. Review of the systems affecting the Company is progressing and the Company is continuing its implementation strategy. The costs of the Company's Year 2000 program to date have not been material and the Company does not anticipate that the costs of any required modifications to its information technology or embedded technology systems will have a material adverse effect on its financial position, results of operations or liquidity.

     In the event that the Company or material third parties fail to complete their Year 2000 compliance programs successfully and on time, the Company's ability to operate its businesses, service customers, bill or collect its revenues or purchase products in a timely manner could be adversely affected. Although there can be no assurance that the conversion of the Company's systems will be successful or that the Company's key third-party relationships will have successful conversion programs, management does not expect that any such failure would have a material adverse effect on the financial position, results of operations or liquidity of the Company. The Company has day-to-day operational contingency plans, and management is in the process of updating these plans for possible Year 2000 specific operational requirements.

ACCOUNTING AND TECHNICAL PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which is effective for fiscal years beginning after June 15, 1999. This statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. In June 1999, the FASB deferred the effective date to all fiscal years beginning after June 15, 2000. The Company is currently analyzing this new standard.

CONVERSION TO THE EURO

     On January 1, 1999, 11 European countries began using the "euro" as their single currency, while still continuing to use their own notes and coins for cash transactions. Banknotes and coins denominated in euros are expected to be put in circulation and local notes and coins will cease to be legal tender during 2002. Tyco conducts a significant amount of business in these countries. Introduction of the euro has not resulted in any material adverse impact upon the Company, although the Company continues to monitor the effects of the conversion.

FORWARD LOOKING INFORMATION

     Certain statements in this report are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All forward looking statements involve risks and uncertainties. In particular, any statement contained herein, in press releases, written statements or other documents filed with the Securities and Exchange Commission, or in the Company's communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding the consummation and benefits of future acquisitions, as well as expectations with respect to future sales, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company, which may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements. Factors that might affect such forward looking statements include, among other things, overall economic and business conditions; the demand for the Company's goods and services; competitive factors in the industries in which the Company competes; changes in government regulation; changes in tax requirements (including tax rate changes, new tax laws and revised tax law interpretations); interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across borders; the ability to achieve anticipated synergies and other cost savings in connection with acquisitions; the timing, impact and other uncertainties of future acquisitions; and the Company's ability and its customers' and suppliers' ability to replace, modify or upgrade computer programs in order to adequately address the Year 2000 issue.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Shareholders of Tyco International Ltd.

     In our opinion, based upon our audits and the reports of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Tyco International Ltd. and its subsidiaries at September 30, 1998 and 1997, and the results of their operations and their cash flows for the year ended September 30, 1998, the nine months ended September 30, 1997 and the year ended December 31, 1996, in conformity with generally accepted accounting principles in the United States. In addition, in our opinion, the accompanying financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits. We did not audit the financial statements of AMP Incorporated, a wholly owned subsidiary, at September 30, 1998 and 1997, and for the year ended September 30, 1998, the nine months ended September 30, 1997 and the year ended December 31, 1996, which statements reflect total assets constituting 20.1% and 28.4% of consolidated total assets as of September 30, 1998 and 1997, respectively, and net sales constituting 29.0%, 33.6% and 37.2% of consolidated net sales for the year ended September 30, 1998, the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. We did not audit the financial statements of United States Surgical Corporation, a wholly owned subsidiary, at September 30, 1997 and for the nine months ended September 30, 1997 and the year ended December 31, 1996, which statements reflect total assets constituting 10.0% of consolidated total assets as of September 30, 1997 and net sales constituting 6.8% and 7.6% of consolidated net sales for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. Also, we did not audit the financial statements of Keystone International, Inc., a wholly owned subsidiary, for the year ended December 31, 1996, which statements reflect net sales constituting 4.6% of consolidated net sales for the year ended December 31, 1996. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for AMP Incorporated, United States Surgical Corporation and Keystone International, Inc., as of and for the periods described above, is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.

As described in Note 1, on October 1, 1998 and April 2, 1999, Tyco International Ltd. merged with United States Surgical Corporation and AMP Incorporated, respectively, which were each accounted for as a pooling of interests. The accompanying consolidated financial statements give retroactive effect to the merger of Tyco International Ltd. with United States Surgical Corporation and AMP Incorporated.

                                            PRICEWATERHOUSECOOPERS
Hamilton, Bermuda
May 28, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors,
Keystone International, Inc.:

     We have audited the consolidated statements of income, changes in shareholders' investment and cash flows of Keystone International, Inc. (a Texas corporation) and subsidiaries for the year ended December 31, 1996, which are not included herein. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Keystone International, Inc. and subsidiaries for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP
January 31, 1997
Houston, Texas

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors,
United States Surgical Corporation:

     We have audited the consolidated balance sheet of United States Surgical Corporation and subsidiaries (the "Company") as of September 30, 1997 and the consolidated statements of operations, changes in stockholders' equity and cash flows for the nine month period ended September 30, 1997, the twelve month period ended December 31, 1996 and the related financial statement schedules for the nine month period ended September 30, 1997 and the twelve month period ended December 31, 1996, which are not included herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of September 30, 1997, and the consolidated results of its operations and its cash flows for the nine month period ended September 30, 1997, and the twelve month period ended December 31, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth herein.

                                            DELOITTE & TOUCHE LLP
September 30, 1998
Stamford, Connecticut

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of AMP Incorporated:

     We have audited the consolidated balance sheets of AMP Incorporated (a Pennsylvania corporation) and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for the year ended September 30, 1998, the nine months ended September 30, 1997, and the year ended December 31, 1996, which are not included herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMP Incorporated and subsidiaries as of September 30, 1998 and 1997, and the consolidated results of their operations and their cash flows for the year ended September 30, 1998, the nine months ended September 30, 1997, and the year ended December 31, 1996 in conformity with generally accepted accounting principles.

     As explained in Note 1 to the consolidated financial statements, effective January 1, 1997, the Company changed its method of accounting for costing its inventories.

     Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The attached Schedule II, which is not included herein, is presented for purposes of complying with the Securities and Exchange Commission rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                            ARTHUR ANDERSEN LLP
Philadelphia, PA
February 12, 1999
(except with respect to the matter disclosed in Note 18 -- Merger with Tyco International Ltd., as to which the date is April 2, 1999)

                            TYCO INTERNATIONAL LTD.

                          CONSOLIDATED BALANCE SHEETS

                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                1998         1997
                                                              ---------    ---------
                                                               (IN MILLIONS, EXCEPT
                                                                   SHARE DATA)
CURRENT ASSETS:
Cash and cash equivalents...................................  $ 1,072.9    $   707.8
Receivables, less allowance for doubtful accounts of $317.6
  in 1998 and $158.9 in 1997................................    3,478.4      3,022.7
Contracts in process........................................      565.3        450.2
Inventories.................................................    2,610.0      2,190.7
Deferred income taxes.......................................      797.6        609.9
Prepaid expenses and other current assets...................      430.7        362.6
                                                              ---------    ---------
          Total current assets..............................    8,954.9      7,343.9
PROPERTY, PLANT AND EQUIPMENT, NET..........................    6,104.3      5,289.5
GOODWILL AND OTHER INTANGIBLE ASSETS, NET...................    7,105.5      3,393.1
LONG-TERM INVESTMENTS.......................................      228.4        273.1
DEFERRED INCOME TAXES.......................................      320.9        214.6
OTHER ASSETS................................................      726.7        446.6
                                                              ---------    ---------
          TOTAL ASSETS......................................  $23,440.7    $16,960.8
                                                              =========    =========
CURRENT LIABILITIES:
Loans payable and current maturities of long-term debt......  $   815.0    $   677.6
Accounts payable............................................    1,733.4      1,492.1
Accrued expenses and other current liabilities..............    3,069.3      2,455.9
Contracts in process -- billings in excess of costs.........      332.9        293.7
Deferred revenue............................................      266.5        152.3
Income taxes................................................      773.9        702.7
Deferred income taxes.......................................       15.2         38.0
                                                              ---------    ---------
Total current liabilities...................................    7,006.2      5,812.3
LONG-TERM DEBT..............................................    5,424.7      2,785.9
OTHER LONG-TERM LIABILITIES.................................      976.8        737.8
DEFERRED INCOME TAXES.......................................      131.2        146.1
                                                              ---------    ---------
          TOTAL LIABILITIES.................................   13,538.9      9,482.1
                                                              =========    =========
COMMITMENTS AND CONTINGENCIES (NOTE 17)
SHAREHOLDERS' EQUITY:
Common shares, $.20 par value, 1,503,750,000 shares
  authorized; 810,231,714 shares outstanding in 1998 and
  758,990,887 shares outstanding in 1997, net of 3,371,003
  shares owned by subsidiaries in 1998......................      162.0        151.8
Capital in excess:
  Share premium.............................................    4,035.0      2,450.2
  Contributed surplus, net of deferred compensation of $67.3
     in 1998 and $14.3 in 1997..............................    2,746.1      2,711.3
Currency translation adjustment.............................     (173.8)      (137.1)
Unrealized (loss) gain on marketable securities.............       (4.8)        10.8
Accumulated earnings........................................    3,137.3      2,291.7
                                                              ---------    ---------
          Total shareholders' equity........................    9,901.8      7,478.7
                                                              ---------    ---------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $23,440.7    $16,960.8
                                                              =========    =========

                See Notes to Consolidated Financial Statements.

                            TYCO INTERNATIONAL LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                         NINE MONTHS
                                                        YEAR ENDED          ENDED         YEAR ENDED
                                                       SEPTEMBER 30,    SEPTEMBER 30,    DECEMBER 31,
                                                           1998             1997             1996
                                                       -------------    -------------    ------------
                                                            (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales............................................    $19,061.7        $12,742.5       $14,671.0
Cost of sales........................................     12,694.8          8,523.6         9,949.5
Selling, general and administrative expenses.........      4,161.9          2,635.8         3,045.3
Merger, restructuring and other non-recurring
  charges............................................        256.9            947.9           344.1
Charge for the impairment of long-lived assets.......           --            148.4           744.7
Write off of purchased in-process research and
  development........................................           --            361.0              --
                                                         ---------        ---------       ---------
Operating income.....................................      1,948.1            125.8           587.4
Interest income......................................         62.6             43.8            50.5
Interest expense.....................................       (307.9)          (170.0)         (238.5)
Other income less expenses...........................           --               --           119.4
                                                         ---------        ---------       ---------
Income (loss) before income taxes, extraordinary
  items and cumulative effect of accounting
  changes............................................      1,702.8             (0.4)          518.8
Income taxes.........................................       (534.2)          (348.1)         (469.4)
                                                         ---------        ---------       ---------
Income (loss) before extraordinary items and
  cumulative effect of accounting changes............      1,168.6           (348.5)           49.4
Extraordinary items, net of taxes....................         (2.4)           (58.3)           (8.4)
Cumulative effect of accounting changes, net of
  taxes..............................................           --             15.5              --
                                                         ---------        ---------       ---------
Net income (loss)....................................      1,166.2           (391.3)           41.0
Dividends on preference shares.......................           --             (4.7)          (19.8)
                                                         ---------        ---------       ---------
Net income (loss) available to common shareholders...    $ 1,166.2        $  (396.0)      $    21.2
                                                         =========        =========       =========
Basic earnings (loss) per common share:
     Income (loss) before extraordinary items and
       cumulative effect of accounting changes.......    $    1.48        $   (0.48)      $    0.04
     Extraordinary items, net of taxes...............           --            (0.08)          (0.01)
     Cumulative effect of accounting changes, net of
       taxes.........................................           --             0.02              --
     Net income (loss) per common share..............         1.47            (0.54)           0.03
Diluted earnings (loss) per common share:
     Income (loss) before extraordinary items and
       cumulative effect of accounting changes.......    $    1.45        $   (0.48)      $    0.04
     Extraordinary items, net of taxes...............           --            (0.08)          (0.01)
     Cumulative effect of accounting changes, net of
       taxes.........................................           --             0.02              --
     Net income (loss) per common share..............         1.44            (0.54)           0.03
Weighted average number of common shares outstanding:
     Basic...........................................        791.7            738.3           686.1
     Diluted.........................................        812.4            738.3           703.5

                See Notes to Consolidated Financial Statements.

                            TYCO INTERNATIONAL LTD.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                     PREFERRED                  COMMON
  FOR THE YEAR ENDED DECEMBER 31, 1996, THE NINE       STOCK     CONTRIBUTED    SHARES                CONTRIBUTED    CURRENCY
   MONTHS ENDED SEPTEMBER 30, 1997 AND THE YEAR        $5.00     SURPLUS --      $0.20      SHARE     SURPLUS --    TRANSLATION
             ENDED SEPTEMBER 30, 1998                PAR VALUE    PREFERRED    PAR VALUE   PREMIUM      COMMON      ADJUSTMENT
  ----------------------------------------------     ---------   -----------   ---------   --------   -----------   -----------
                                                                                   (IN MILLIONS)
Balance at January 1, 1996, as previously
  restated.........................................     $--        $    --      $ 94.2     $1,052.5    $2,004.9       $ (31.4)
Pooling of interests with USSC (as defined in Note
  1)...............................................      .7          190.8         8.7                    305.4           2.3
Pooling of interests with AMP (as defined in Note
  1)...............................................                               32.7                   (108.6)        156.8
                                                        ---        -------      ------     --------    --------       -------
Balance at January 1, 1996, as restated............      .7          190.8       135.6      1,052.5     2,201.7         127.7
Effect of the Former Tyco's excluded activity (as
  described in Note 1).............................                                                         2.9         (19.6)
Sale of common shares..............................                                 .6        141.2
Exchange of Liquid Yield Option Notes..............                                                          .3
Net income.........................................
Dividends..........................................
Restricted stock grants, cancellations, tax
  benefits and other...............................                                 .2                     25.8
Warrants and options exercised.....................                                 .7         68.5         4.3
Purchase of treasury shares........................                                                        (4.8)
Amortization of deferred compensation..............                                                        16.9
Minimum pension liability adjustment...............
Issuance of common shares for acquisition..........                                1.4                    129.0
Issuance of treasury shares in pooling of
  interests........................................                                0.3          0.4        44.8
Other treasury stock transactions..................                                                        (4.7)
Tax benefit from stock options exercised...........                                                        49.2
Unrealized loss on marketable securities...........
Currency translation and other adjustments.........                                                         (.5)        (41.6)
                                                        ---        -------      ------     --------    --------       -------
Balance at December 31, 1996.......................      .7          190.8       138.8      1,262.6     2,464.9          66.5
Pooling of interests with INBRAND (as described in
  Note 1)..........................................                                2.0                     15.9           (.2)
                                                        ---        -------      ------     --------    --------       -------
Balance at December 31, 1996, as restated..........      .7          190.8       140.8      1,262.6     2,480.8          66.3
Effect of ASH's excluded activity (as described in
  Note 2)..........................................
Liquidation of ASH's ESOP..........................
Sale of common shares..............................                                4.7        639.2        10.6
Exchange of Liquid Yield Option Notes..............                                1.0                     82.0
Net loss...........................................
Dividends..........................................
Restricted stock grants, cancellations, tax
  benefits and other...............................                                                       (18.0)
Warrants and options exercised, net of shares
  surrendered for exercises........................                                3.5        366.8        (9.9)
Purchase of treasury shares........................                                                        (2.6)
Amortization of deferred compensation..............                                                        51.1
Minimum pension liability adjustment...............
Issuance of common shares for acquisitions.........                                 .5                     92.3
Issuance of common shares for litigation
  settlement.......................................                                                         7.0
Conversion of Series A Convertible Preferred
  Stock............................................     (.7)        (190.8)        1.3        181.6         8.6
Other treasury stock transactions..................                                                         (.1)
Tax benefit on stock transactions..................                                                         9.9
Unrealized gain on marketable securities...........
Currency translation and other adjustments.........                                                         (.4)       (203.4)
                                                        ---        -------      ------     --------    --------       -------
Balance at September 30, 1997......................      --             --       151.8      2,450.2     2,711.3        (137.1)
Sale of common shares..............................                                5.1      1,239.9
Exchange of Liquid Yield Option Notes..............                                1.8                    153.5
Net income.........................................
Dividends..........................................
Restricted stock grants, net of surrenders, and
  other............................................                                 .1                       .2
Warrants and options exercised.....................                                4.0        344.9        39.5
Purchase of treasury shares........................                                (.9)                  (283.0)
Stock compensation expense, including amortization
  of deferred compensation.........................                                                        43.4
Minimum pension liability adjustment...............
Issuance of common shares for acquisition..........                                 .1                     19.1
Issuance of common shares for litigation
  settlement.......................................                                                         7.8
Tax benefit on stock transactions..................                                                        55.1
Unrealized loss on marketable securities...........
Currency translation and other adjustments.........                                                         (.8)        (36.7)
                                                        ---        -------      ------     --------    --------       -------
Balance at September 30, 1998......................     $--        $    --      $162.0     $4,035.0    $2,746.1       $(173.8)
                                                        ===        =======      ======     ========    ========       =======

                                                     UNREALIZED
                                                     GAIN (LOSS)
  FOR THE YEAR ENDED DECEMBER 31, 1996, THE NINE         ON
   MONTHS ENDED SEPTEMBER 30, 1997 AND THE YEAR      MARKETABLE    ACCUMULATED
             ENDED SEPTEMBER 30, 1998                SECURITIES     EARNINGS
  ----------------------------------------------     -----------   -----------
                                                           (IN MILLIONS)
Balance at January 1, 1996, as previously
  restated.........................................    $   --       $  222.5
Pooling of interests with USSC (as defined in Note
  1)...............................................                    233.2
Pooling of interests with AMP (as defined in Note
  1)...............................................      19.4        2,608.1
                                                       ------       --------
Balance at January 1, 1996, as restated............      19.4        3,063.8
Effect of the Former Tyco's excluded activity (as
  described in Note 1).............................                    121.2
Sale of common shares..............................
Exchange of Liquid Yield Option Notes..............
Net income.........................................                     41.0
Dividends..........................................                   (300.8)
Restricted stock grants, cancellations, tax
  benefits and other...............................                       .5
Warrants and options exercised.....................
Purchase of treasury shares........................
Amortization of deferred compensation..............
Minimum pension liability adjustment...............                      3.6
Issuance of common shares for acquisition..........
Issuance of treasury shares in pooling of
  interests........................................                    (39.9)
Other treasury stock transactions..................
Tax benefit from stock options exercised...........
Unrealized loss on marketable securities...........     (10.5)
Currency translation and other adjustments.........
                                                       ------       --------
Balance at December 31, 1996.......................       8.9        2,889.4
Pooling of interests with INBRAND (as described in
  Note 1)..........................................                     27.6
                                                       ------       --------
Balance at December 31, 1996, as restated..........       8.9        2,917.0
Effect of ASH's excluded activity (as described in
  Note 2)..........................................                      (.8)
Liquidation of ASH's ESOP..........................                      2.5
Sale of common shares..............................
Exchange of Liquid Yield Option Notes..............
Net loss...........................................                   (391.3)
Dividends..........................................                   (227.7)
Restricted stock grants, cancellations, tax
  benefits and other...............................
Warrants and options exercised, net of shares
  surrendered for exercises........................
Purchase of treasury shares........................
Amortization of deferred compensation..............
Minimum pension liability adjustment...............                     (8.2)
Issuance of common shares for acquisitions.........
Issuance of common shares for litigation
  settlement.......................................
Conversion of Series A Convertible Preferred
  Stock............................................
Other treasury stock transactions..................
Tax benefit on stock transactions..................
Unrealized gain on marketable securities...........       1.9
Currency translation and other adjustments.........                       .2
                                                       ------       --------
Balance at September 30, 1997......................      10.8        2,291.7
Sale of common shares..............................
Exchange of Liquid Yield Option Notes..............
Net income.........................................                  1,166.2
Dividends..........................................                   (305.9)
Restricted stock grants, net of surrenders, and
  other............................................
Warrants and options exercised.....................
Purchase of treasury shares........................
Stock compensation expense, including amortization
  of deferred compensation.........................
Minimum pension liability adjustment...............                    (14.7)
Issuance of common shares for acquisition..........
Issuance of common shares for litigation
  settlement.......................................
Tax benefit on stock transactions..................
Unrealized loss on marketable securities...........     (15.6)
Currency translation and other adjustments.........
                                                       ------       --------
Balance at September 30, 1998......................    $ (4.8)      $3,137.3
                                                       ======       ========

                See Notes to Consolidated Financial Statements.

                            TYCO INTERNATIONAL LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                NINE MONTHS
                                                               YEAR ENDED          ENDED         YEAR ENDED
                                                              SEPTEMBER 30,    SEPTEMBER 30,    DECEMBER 31,
                                                                  1998             1997             1996
                                                              -------------    -------------    ------------
                                                                              (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................    $ 1,166.2        $  (391.3)      $    41.0
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
    Merger, restructuring and other non-recurring charges...        253.7            207.4           315.4
    Charge for the impairment of long-lived assets..........           --            148.4           744.7
    Write off of purchased in-process research and
      development...........................................           --            361.0              --
    Extraordinary items.....................................          2.4             58.3             8.4
    Effect of accounting changes............................           --            (22.9)             --
    Depreciation............................................        895.1            650.5           814.7
    Goodwill and other intangibles amortization.............        242.6            123.7           123.4
    Debt and refinancing cost amortization..................         11.3             15.9            25.5
    Interest on ITS vendor note.............................        (11.5)            (7.7)           (8.9)
    Deferred income taxes...................................         (8.2)          (259.2)          (22.6)
    Gain arising from the ownership of investments..........           --               --           (53.2)
    Settlement gain.........................................           --               --           (69.7)
    Provisions for losses on accounts receivable and
      inventory.............................................        192.9             76.5           141.3
    Other non-cash items....................................          2.5             24.8            54.1
    Changes in assets and liabilities, net of the effects of
      acquisitions:
        Receivables.........................................        (88.9)          (297.1)         (177.6)
        Proceeds from accounts receivable sale..............           --             75.0              --
        Contracts in process................................        (91.4)          (159.7)           17.8
        Inventories.........................................       (226.2)          (115.6)         (154.4)
        Accounts payable, accrued expenses and other current
          liabilities.......................................        (96.4)           642.5           (60.8)
        Income taxes payable................................         66.3            232.5           (25.9)
        Deferred revenue....................................         (6.5)             6.2             4.3
        Other, net..........................................        (22.1)            10.0            (4.8)
                                                                ---------        ---------       ---------
    Net cash provided by operating activities...............      2,281.8          1,379.2         1,712.7
                                                                ---------        ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment...................     (1,317.5)          (866.6)       (1,162.4)
Acquisition of businesses, net of cash acquired.............     (4,251.8)        (1,415.2)         (887.6)
Decrease (increase) in investments..........................          6.4            (29.4)           67.1
Capitalized software costs..................................        (42.0)            (4.0)           (3.0)
Other.......................................................        (41.1)            (5.5)           (4.6)
                                                                ---------        ---------       ---------
    Net cash utilized by investing activities...............     (5,646.0)        (2,320.7)       (1,990.5)
                                                                ---------        ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net receipts of short-term debt.............................        287.1            945.7           338.0
Net proceeds from issuance of public debt...................      2,744.5               --              --
Repayment of long-term debt, including debt tender..........     (1,074.6)          (980.7)         (407.8)
Proceeds from long-term debt................................        802.0            253.2           396.8
Proceeds from sale of common shares.........................      1,245.0            654.5           141.8
Proceeds from exercise of options and warrants..............        348.7            351.9            71.6
Dividends paid..............................................       (303.0)          (222.2)         (299.9)
Purchase of treasury shares.................................       (283.9)            (6.7)          (10.1)
Other.......................................................        (36.5)            (2.2)          (30.2)
                                                                ---------        ---------       ---------
    Net cash provided by financing activities...............      3,729.3            993.5           200.2
                                                                ---------        ---------       ---------
Net increase (decrease) in cash and cash equivalents........        365.1             52.0           (77.6)
Cash and cash equivalents at beginning of year..............        707.8            654.7           652.8
Adjustment for INBRAND's cash and cash equivalents at
  January 1, 1997 (as described in Note 1)..................           --              1.9              --
Effect of the excluded results of ASH and Former Tyco (as
  described in Notes 1 and 2)...............................           --             (0.8)           79.5
                                                                ---------        ---------       ---------
Cash and cash equivalents at end of year....................    $ 1,072.9        $   707.8       $   654.7
                                                                =========        =========       =========
SUPPLEMENTARY CASH FLOW DISCLOSURE:
Interest paid...............................................    $   250.7        $   186.6       $   206.7
                                                                =========        =========       =========
Income taxes paid (net of refunds)..........................    $   345.9        $   309.5       $   337.0
                                                                =========        =========       =========

                See Notes to Consolidated Financial Statements.

                            TYCO INTERNATIONAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION -- The consolidated financial statements have been prepared in United States dollars in accordance with generally accepted accounting principles in the United States. As described more fully in Note 2, on July 2, 1997, a wholly-owned subsidiary of what was formerly called ADT Limited, a Bermuda company ("ADT") merged with Tyco International Ltd., a Massachusetts corporation, ("Former Tyco"). Upon consummation of the merger, ADT (the continuing public company) changed its name to Tyco International Ltd. (the "Company" or "Tyco"). Former Tyco became a wholly-owned subsidiary of the Company and changed its name to Tyco International (US) Inc. ("Tyco US"). In addition, as more fully described in Note 2, Tyco merged with INBRAND Corporation ("INBRAND"), Keystone International, Inc. ("Keystone"), United States Surgical Corporation ("USSC") and AMP Incorporated ("AMP") on August 27, 1997, August 29, 1997, October 1, 1998 and April 2, 1999, respectively. These transactions are referred to herein as the "mergers". These consolidated financial statements include the consolidated accounts of Tyco, a company incorporated in Bermuda, and its subsidiaries. They have been prepared following the pooling of interests method of accounting for the mergers and therefore reflect the combined financial position, operating results and cash flows of ADT, Former Tyco, Keystone, USSC and AMP as if they had been combined for all periods presented and of INBRAND from January 1, 1997. The consolidated financial statements do not include the financial position, operating results and cash flows of INBRAND prior to January 1, 1997 due to immateriality. In accordance with the pooling of interests method of accounting, the Fiscal 1997 beginning Accumulated Earnings balance in the accompanying Consolidated Statement of Shareholders' Equity has been restated to record the merger with INBRAND. Prior to the mergers, ADT, Keystone, USSC and AMP had calendar year ends and the Former Tyco had a June 30 fiscal year end. The accompanying Consolidated Statements of Operations, Shareholders' Equity and Cash Flows for the year ended December 31, 1996 reflect the combination of the calendar year end consolidated results of operations and cash flows for ADT, Keystone, USSC, AMP and the Former Tyco. The results of operations and cash flows for the Former Tyco from July 1, 1995 to December 31, 1995, which have been excluded from historical combined results, are reflected as adjustments in the accompanying 1996 Consolidated Statements of Shareholders' Equity and Cash Flows. Upon publication of the Company's consolidated financial statements for a period which included April 2, 1999, the date of the AMP merger, these consolidated financial statements became the historical consolidated financial statements of the Company.

     PRINCIPLES OF CONSOLIDATION -- Tyco is a holding company whose assets consist of its investments in its subsidiaries, intercompany balances and holdings of cash and cash equivalents. The businesses of the consolidated group are conducted through the Company's subsidiaries. The Company consolidates companies in which it owns or controls more than fifty percent of the voting shares unless control is likely to be temporary. The results of companies acquired or disposed of during the fiscal year are included in the consolidated financial statements from the effective date of acquisition or up to the date of disposal except in the case of pooling of interests (Note 2). All significant intercompany balances and transactions have been eliminated in consolidation. Certain subsidiaries (including branches) of USSC operating outside the United States are included in the consolidated financial statements on a fiscal-year basis ending one month prior to Tyco's year end.

     CHANGE IN YEAR END -- In September 1997 the Company changed its fiscal year end from December 31 to September 30. The change in year end resulted in a short fiscal year covering the nine month transition period from January 1 to September 30, 1997. References to Fiscal 1998, Fiscal 1997 and 1996 throughout these consolidated financial statements refer to the twelve months ended September 30, 1998, the nine months ended September 30, 1997 and the calendar year ended December 31, 1996, respectively.

     CASH EQUIVALENTS -- All highly liquid investments purchased with a maturity of three months or less are considered to be cash equivalents.

                            TYCO INTERNATIONAL LTD.

     INVESTMENTS -- The Company accounts for its long-term investments that represent less than twenty percent ownership using Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This standard requires that certain debt and equity securities be adjusted to market value at the end of each accounting period. Unrealized market gains and losses are charged to earnings if the securities are traded for short-term profit. Otherwise, such unrealized gains and losses are charged or credited to shareholders' equity. Management determines the proper classifications of investments in obligations with fixed maturities and marketable equity securities at the time of purchase and reevaluates such designations as of each balance sheet date. Realized gains and losses on sales of investments, as determined on a specific identification basis, are included in the accompanying Consolidated Statements of Operations.

     INVENTORIES -- Inventories are recorded at the lower of cost (primarily first-in, first-out) or market value.

     PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are principally recorded at cost less accumulated depreciation. Maintenance and repair expenditures are charged to expense when incurred. The straight-line method of depreciation is used over the estimated useful lives of the related assets as follows:

Buildings and related improvements.................  2 to 50 years
Leasehold improvements.............................  Remaining term of the lease
Subscriber systems.................................  10 to 14 years
Other plant, machinery, equipment and furniture and
  fixtures.........................................  2 to 20 years

     Gains and losses arising on the disposal of property, plant and equipment are included in the Consolidated Statements of Operations.

     ASSOCIATES -- For investments in which the Company owns or controls twenty percent or more of the voting shares, or over which it exerts significant influence over operating and financial policies, the equity method of accounting is used. The Consolidated Statements of Operations include the Company's share of net income of associates less applicable goodwill amortization.

     GOODWILL AND OTHER INTANGIBLE ASSETS -- Goodwill, which is being amortized on a straight-line basis over periods ranging from 10 to 40 years, was $6,104.1 million and $2,923.4 million, net, at September 30, 1998 and 1997, respectively. Accumulated amortization amounted to $499.7 million at September 30, 1998 and $368.9 million at September 30, 1997. Impairment of goodwill, if any, is measured periodically on the basis of whether anticipated undiscounted operating cash flows generated by the acquired businesses will recover the recorded net goodwill balances over the remaining amortization period.

     Other intangible assets include patents, trademarks, customer contracts and other items which are being amortized on a straight-line basis over lives ranging from 2 to 40 years. At September 30, 1998 and 1997, accumulated amortization amounted to $207.1 million and $160.3 million, respectively.

     REVENUE RECOGNITION -- Revenue from the sale of services or products is recognized as services are rendered or shipments are made. Subscriber billings for services not yet rendered are deferred and taken into income as earned, and the deferred element is included in current liabilities. Revenue from the installation of electronic security systems is recognized when installations are completed.

     Contract sales for installation of fire protection systems, underwater cable systems and other construction related projects are recorded on the percentage-of-completion method. Profits recognized on contracts in process are based upon estimated contract revenue and related cost to completion. Revisions in cost estimates as contracts progress have the effect of increasing or decreasing profits in the current period. Provisions for anticipated losses are made in the period in which they first become determinable.

                            TYCO INTERNATIONAL LTD.

     Accounts receivable include amounts billed under retainage provisions for fire protection contracts. Retention balances of $38.7 million at September 30, 1998, which become due upon contract completion and acceptance, are expected to be substantially collected during the fiscal year ending September 30, 1999 ("Fiscal 1999").

     SHARE PREMIUM AND CONTRIBUTED SURPLUS -- In accordance with the Bermuda Companies Act of 1981, when the Company issues shares for cash at a premium to their par value, the resulting premium is credited to a share premium account, a non-distributable reserve. When the Company issues shares in exchange for shares of another company, the excess of the fair value of the shares acquired over the par value of the shares issued by the Company is credited, where applicable, to contributed surplus, which is, subject to certain conditions, a distributable reserve.

     INCOME TAXES -- Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax liabilities and assets are determined based on the differences between the consolidated financial statements and the tax basis of assets and liabilities, using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset any net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

     RESEARCH AND DEVELOPMENT -- Research and development expenditures are expensed when incurred and are included in cost of sales in the accompanying Consolidated Statements of Operations.

     ADVERTISING -- Advertising costs are expensed when incurred.

     TRANSLATION OF FOREIGN CURRENCY -- Assets and liabilities of the Company's subsidiaries operating outside the United States which account in a functional currency other than U.S. dollars, other than those operating in highly inflationary environments, are translated into U.S. dollars using year-end exchange rates. Revenues and expenses are translated at the average exchange rates effective during the year. Foreign currency translation gains and losses are included as a separate component of shareholders' equity. For subsidiaries operating in highly inflationary environments, inventories and property, plant and equipment, including related expenses, are translated at the rate of exchange in effect on the date the assets were acquired, while other assets and liabilities are translated at year-end exchange rates. Translation adjustments for these operations are included in net income (loss).

     Gains and losses resulting from foreign currency transactions, the amounts of which are not material, are included in net income (loss).

     INTEREST RATE SWAPS, CURRENCY OPTIONS AND OTHER CONTRACTS -- From time to time the Company enters into a variety of interest rate swaps, interest rate locks of future fundings, currency options, cross-currency swaps and commodity swaps in its management of interest costs and foreign currency exposures.

     Interest rate swaps and interest rate locks hedge interest rates on certain indebtedness and involve the exchange of fixed and floating rate interest payment obligations over the life of the related agreement without the exchange of the notional amount. The interest differentials to be paid or received under interest rate swaps or locks are recognized over the life of the underlying agreement or indebtedness, respectively, as an adjustment to interest expense.

     Currency options, acquired for the purpose of hedging foreign operating income generally for periods not exceeding twelve months are marked to market with any realized and unrealized gains or losses reflected in selling, general and administrative expenses. Under cross-currency swaps, which hedge certain net foreign investments, changes in valuation are recorded in the currency translation adjustment account. The interest differentials from swaps are recorded in interest expense.

                            TYCO INTERNATIONAL LTD.

     USE OF ESTIMATES -- The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make extensive use of certain estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported periods. Significant estimates in these consolidated financial statements include allowances for doubtful accounts receivable, estimates of future cash flows associated with assets, asset impairments, useful lives for depreciation and amortization, loss contingencies, net realizable value of inventories, estimated contract revenues and related costs, environmental liabilities, income taxes and tax valuation reserves, and the determination of discount and other rate assumptions for pension and post-retirement employee benefit expenses. Actual results could differ from those estimates.

     ACCOUNTING PRONOUNCEMENTS -- In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", which are both effective for years beginning after December 15, 1997. The Company adopted SFAS No. 130 during the first quarter of Fiscal 1999. As SFAS No. 131 only relates to disclosure requirements, adoption of this standard is not expected to impact the financial results of the Company.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", which is effective for fiscal years beginning after December 15, 1997. This statement revises financial statement disclosure requirements for pension and other postretirement benefit plans but does not change the measurement or recognition of those plans. As SFAS No. 132 only relates to disclosure requirements, adoption of this standard is not expected to impact the financial results of the Company.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which is effective for fiscal years beginning after June 15, 1999. This statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. In June 1999, the FASB issued an exposure draft to defer the effective date to all fiscal years beginning after June 15, 2000. The Company is currently analyzing this new standard.

     RECLASSIFICATIONS -- Certain prior year amounts have been reclassified to conform with current year presentation.

     STOCK SPLIT -- Per share amounts and per share data have been retroactively adjusted to reflect the two-for-one stock split in the last quarter of Fiscal 1997 (Note 10).

2.  MERGERS

     TYCO'S MERGER WITH AMP -- On April 2, 1999, Tyco merged with AMP. Shareholders of AMP received 0.7507 shares of Tyco common stock in exchange for each outstanding share of AMP. A total of approximately 164 million shares were issued in this transaction.

     TYCO'S MERGER WITH USSC -- On October 1, 1998, Tyco merged with USSC. Shareholders of USSC received 0.7606 shares of Tyco common stock in exchange for each outstanding share of USSC. A total of approximately 59.2 million shares were issued in this transaction.

     TYCO'S MERGER WITH KEYSTONE -- In August 1997, Tyco merged with Keystone. A total of approximately 34.8 million Tyco common shares were issued to the former shareholders of Keystone.

     TYCO'S MERGER WITH INBRAND -- In August 1997, Tyco merged with INBRAND. A total of approximately 10.2 million Tyco common shares were issued to the former shareholders of INBRAND.

                            TYCO INTERNATIONAL LTD.

     ADT'S MERGER WITH THE FORMER TYCO -- In July 1997, a wholly-owned subsidiary of ADT merged with the Former Tyco. Shareholders of ADT, through a reverse stock split, received 0.48133 shares of the Company's common stock for each share of ADT common stock outstanding, and the Former Tyco shareholders received one share of the Company's common stock for each share of the Former Tyco common stock outstanding or a total of approximately 336.8 million Tyco common shares. All historical common share and per share data of the Company have been retroactively restated to reflect the reverse stock split.

     Each of the five merger transactions discussed above was accounted for under the pooling of interests accounting method, which presents as a single interest common shareholder interests which were previously independent. The historical consolidated financial statements for periods prior to the consummation of the combination are restated as though the companies had been combined during such periods. As discussed in Note 1, the consolidated financial statements for periods prior to January 1, 1997 do not include INBRAND due to immateriality.

     All fees and expenses related to the merger with AMP in April 1999 and to the integration of the combined companies will be expensed as required under the pooling of interests accounting method. These expenses have not been reflected in the accompanying consolidated statement of operations, but will be reflected in the consolidated statement of operations of the Company for the nine months ended June 30, 1999. Such fees and expenses may include amounts with respect to the elimination of excess facilities, the write-off of certain goodwill, other intangibles and fixed assets, severance costs and the satisfaction of certain liabilities.

     Aggregate fees and expenses related to the merger with USSC in October 1998 and to the integration of the combined companies have been expensed in the consolidated statement of operations of the Company for the quarter ended December 31, 1998, as required under the pooling of interests method of accounting. These included transaction costs of approximately $53.3 million consisting of legal, printing, accounting, financial advisory services and other direct expenses. These also included charges of approximately $368.5 million to reflect the combination of the companies, including severance costs, integration costs, the costs associated with the elimination of excess facilities and the satisfaction of certain liabilities, and $71.5 million for the impairment of long-lived assets.

     Combined and separate results of Tyco, USSC and AMP for the periods preceding the mergers were as follows:

                                          TYCO        USSC       AMP      ADJUSTMENTS     COMBINED
                                        ---------   --------   --------   -----------     ---------
                                                               (IN MILLIONS)
Year ended September 30, 1998
     Net sales........................  $12,311.3   $1,225.9   $5,524.5     $   --        $19,061.7
     Extraordinary items, net of
       taxes..........................       (2.4)        --         --         --             (2.4)
     Net income (loss)................    1,174.7     (212.0)     208.5       (5.0)(i)      1,166.2
Nine months ended September 30, 1997
     Net sales........................    7,588.2      869.6    4,284.7         --         12,742.5
     Extraordinary items, net of
       taxes..........................      (58.3)        --         --         --            (58.3)
     Cumulative effect of accounting
       changes, net of taxes..........         --         --       15.5         --             15.5
     Net (loss) income................     (835.1)      79.1      345.7       19.0(i)        (391.3)
Year ended December 31, 1996
     Net sales........................    8,103.7    1,112.7    5,454.6         --         14,671.0
     Extraordinary items, net of
       taxes..........................       (8.4)        --         --         --             (8.4)
     Net (loss) income................     (305.1)     109.1      287.0      (50.0)(i)         41.0

---------------
(i) As a result of the combination of Tyco and AMP, an income tax adjustment was recorded to conform tax accounting.

                            TYCO INTERNATIONAL LTD.

     Aggregate fees and expenses related to the mergers with ADT, Former Tyco, Keystone and INBRAND in Fiscal 1997 and to the integration of the combined companies have been expensed in the accompanying consolidated statement of operations for the nine months ended September 30, 1997 as required under the pooling of interests accounting method. This includes transaction costs of approximately $239.8 million relating to legal, printing, accounting, financial advisory services, severance costs payable at the effective time of the merger and other direct expenses. It also includes charges of approximately $678.0 million to reflect the combination of the four companies, including severance costs, integration costs, the costs associated with the elimination of excess facilities and the satisfaction of certain liabilities. In addition, the Company recorded a charge of $148.4 million for the impairment of long-lived assets. See Notes 11 and 16.

     Combined and separate results of ADT, Former Tyco, Keystone and INBRAND for the periods preceding the mergers were as follows:

                                                        FORMER
                                              ADT        TYCO     KEYSTONE   INBRAND(I)   COMBINED
                                            --------   --------   --------   ----------   --------
                                                                (IN MILLIONS)
Six months ended June 30, 1997 (unaudited)
     Net sales............................  $  923.9   $3,505.6    $331.2      $118.7     $4,879.4
     Net income (loss)....................      47.2      244.6      22.9       (28.9)       285.8
Year ended December 31, 1996
     Net sales............................   1,704.0    5,721.8     677.9          --      8,103.7
     Extraordinary items, net of taxes....      (8.4)        --        --          --         (8.4)
     Net (loss) income....................    (695.1)     348.1      41.9          --       (305.1)

---------------
(i) The consolidated financial statements for periods prior to January 1, 1997 do not include INBRAND due to immateriality (Note 1).

ADT'S MERGER WITH AUTOMATED SECURITY (HOLDINGS) PLC ("ASH")

     In September 1996, ADT merged with and acquired the whole of the issued capital of ASH, a United Kingdom company (the "ASH merger"). ASH is engaged in the provision of electronic security services in North America and Europe. The total consideration in respect of the whole of the issued capital of ASH consisted of the issue of approximately 6.8 million common shares of the Company.

     The consolidated financial statements of ASH were previously presented in pounds sterling, ASH's functional currency. For the purposes of these consolidated financial statements, ASH's consolidated financial statements have been translated into United States dollars at the appropriate exchange rates. In addition, ASH's fiscal year end was November 30. ASH has been accounted for as a pooling of interests and its results have been combined with ADT's using the November year end. The results of operations and cash flows for ASH for the month of December 1996, which have been excluded from these consolidated financial statements, are reflected as adjustments in the 1997 Consolidated Statements of Shareholders' Equity and Cash Flows.

                            TYCO INTERNATIONAL LTD.

     Combined and separate results of ADT and ASH for the periods preceding the ADT and ASH merger were as follows:

                                             ADT       ASH     ADJUSTMENTS   COMBINED
                                            ------    ------   -----------   --------
                                                          (IN MILLIONS)
Six months ended June 30, 1996 (unaudited)
     Net sales............................  $715.6    $118.1      $ --        $833.7
     Extraordinary items, net of taxes....    (1.2)       --        --          (1.2)
     Net loss.............................  (347.7)   (328.9)      0.5(i)     (676.1)

---------------
(i) Income tax adjustment arising on preference share dividends accrued by the ASH group but not payable following merger.

     All fees and expenses related to the ASH merger have been expensed as required under the pooling of interests accounting method. Such fees and expenses amounted to $8.8 million in 1996.

3.  ACQUISITIONS AND DIVESTITURES

     During Fiscal 1998 the Company acquired companies in each of its business segments for an aggregate of $4.65 billion, including $4.25 billion in cash, the assumption of approximately $260 million in debt and the issuance of 382,772 common shares valued at $19.2 million and 1,254 subsidiary preference shares valued at $125.4 million. The cash portions of the acquisition costs were funded utilizing cash on hand, borrowings under the bank credit agreements, proceeds of approximately $1.25 billion from the sale of common shares, as well as borrowings under the Company's uncommitted lines of credit. Each of these acquisitions was accounted for as a purchase, and the results of operations of the acquired companies were included in the consolidated results of the Company from their respective acquisition dates. As a result of the acquisitions, approximately $3.95 billion in goodwill and other intangibles was recorded by the Company, which reflects the adjustments necessary to allocate the individual purchase prices to the fair value of assets acquired, liabilities assumed and additional purchase liabilities recorded.

     The Fiscal 1998 acquisitions discussed above include the acquisition of the Sherwood-Davis & Geck division ("Sherwood") of American Home Products Corporation, which was purchased for cash of $1.77 billion. As a result of this acquisition, approximately $1.44 billion in goodwill and other intangibles was recorded by the Company. Sherwood is a manufacturer of medical and surgical devices, such as catheters, needles and syringes, sutures, thermometers and other specialized disposable medical products, with annual revenues of approximately $1.0 billion. Sherwood has been integrated with Kendall within Tyco's Healthcare and Specialty Products segment.

     Total additional purchase liabilities recorded during Fiscal 1998 include approximately $60.1 million for transaction and other direct costs, $159.7 million for severance and related costs and $278.9 million for costs associated with the shut down and consolidation of certain acquired facilities. The $159.7 million of severance and related costs covers employee termination benefits for approximately 4,800 employees located throughout the world, consisting of primarily manufacturing employees to be terminated as a result of the shut down and consolidation of production facilities and, to a lesser extent, technical, sales and administrative employees. At September 30, 1998, approximately 1,600 employees had been terminated and $126.3 million in severance costs remained on the balance sheet. The Company has communicated with the employees of the acquired companies to announce the termination and benefit arrangements, even though all individuals have not been specifically told of their termination. The Company expects that the remaining employee terminations will be completed in Fiscal 1999.

     The $278.9 million of exit costs are associated with the shutdown and consolidation of facilities involving approximately 90 facilities located primarily in the United States and Europe. These facilities include

                            TYCO INTERNATIONAL LTD.

manufacturing plants, warehouses, office buildings and sales offices. Included within these costs are accruals for non-cancelable leases associated with certain of these facilities. Approximately 70 facilities, mainly office buildings and sales offices, had been shut down as of September 30, 1998. The remaining facilities primarily include large manufacturing plants, which are expected to be shut down in Fiscal 1999. The shutdown of these remaining facilities, as well as the expiration of non-cancelable leases (less any expected sublease income in facilities already closed), comprise the approximately $264.7 million for facility related costs remaining on the balance sheet as of September 30, 1998.

     In July 1998, the Company acquired the U.S. operations of Crosby Valve, Inc. in exchange for 1,254 cumulative dividend preference shares of a newly created subsidiary, valued at $125.4 million. The subsidiary has authorized 2,000 cumulative dividend preference shares. The holders of these preference shares have the option to require the Company to repurchase the preference shares at par value plus unpaid dividends at any time after July 2001. The outstanding preference shares were issued at $100,000 par value each and have been classified in Other Long-Term Liabilities on the accompanying 1998 Consolidated Balance Sheet. Cash dividends accumulate on a preferred basis, whether or not earned or declared, at the rate of $3,750 per share per annum. Upon liquidation, the holders of shares are entitled to receive an amount equal to $100,000 per share, plus any unpaid dividends. These preference shares may be redeemed by the subsidiary at any time on or after December 31, 2008 at a price per share of $100,000, plus unpaid dividends, adjusted for certain increases in the value of Tyco's stock, as defined.

     The following unaudited pro forma data summarize the results of operations for the periods indicated as if the Fiscal 1998 acquisitions had been completed on January 1, 1997. The pro forma data give effect to actual operating results prior to the acquisitions and adjustments to interest expense, goodwill amortization and income taxes. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisitions had occurred on January 1, 1997 or that may be obtained in the future. The pro forma data do not give effect to acquisitions completed subsequent to September 30, 1998, except for USSC and AMP, which were accounted for under the pooling of interests accounting method (Notes 1 and 2).

                                                                         NINE MONTHS
                                                     YEAR ENDED             ENDED
                                                 SEPTEMBER 30, 1998   SEPTEMBER 30, 1997
                                                 ------------------   ------------------
                                                  (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales......................................      $20,406.7            $14,588.1
Income (loss) before extraordinary items and
  cumulative effect of accounting changes......        1,001.2               (454.1)
Net income (loss)..............................          993.4               (498.4)
Net income (loss) per common share:
     Basic.....................................           1.25                 (.68)
     Diluted...................................           1.23                 (.68)

     In addition to the mergers discussed in Note 2, in Fiscal 1997 the Company acquired companies in each of its business segments for an aggregate of $1.52 billion, including $1.42 billion in cash, the assumption of approximately $15.7 million in debt and the issuance of approximately 1.9 million common shares valued at $92.8 million. The cash portions of the acquisition costs were funded utilizing cash on hand, proceeds from the sale of common shares of $645.2 million, as well as borrowings under the Company's uncommitted lines of credit. Each of these acquisitions was accounted for as a purchase, and the results of operations of the acquired companies were included in the consolidated results of the Company from their respective acquisition dates. As a result of the acquisitions, approximately $708.7 million in goodwill and other intangibles, net of the write-off of purchased in-process research and development, was recorded by the Company, which reflects the adjustments necessary to allocate the individual purchase prices to the fair value of assets acquired, liabilities assumed and additional purchase liabilities recorded. At September 30, 1998, purchase liabilities for approximately $6.9 million in severance costs and $46.4 million for facility and other costs remained on the

                            TYCO INTERNATIONAL LTD.

balance sheet. In connection with the acquisition of AT&T's submarine systems business, the Company allocated $361.0 million of the purchase price to in-process research and development projects that had not reached technological feasibility and had no probable alternative future uses. The Company expects that the payout for employee severance and its consolidation of facilities related to these acquisitions will be substantially completed in Fiscal 1999, excluding certain leases for abandoned facilities.

     The Company assumed USSC's agreement to potentially pay up to approximately $70 million in common stock as of September 30, 1998 as additional purchase price consideration relative to an acquisition consummated by USSC in Fiscal 1997, if and when certain additional milestones and sales objectives are achieved.

     During 1996, the Company acquired companies in each of its business segments for an aggregate of $1.18 billion, including $887.6 million in cash,
3.5 million common shares valued at $130.4 million and the assumption of approximately $159.2 million in debt. The cash portions of the acquisition costs were funded utilizing cash on hand, proceeds of approximately $300 million from the issuance of 6 1/2% public notes, as well as borrowings under the Company's uncommitted lines of credit. Each of the acquisitions was accounted for as a purchase and the results of operations of the acquired companies were included in the consolidated results of the Company from their respective acquisition dates. As a result of the acquisitions, approximately $894.7 million in goodwill and other intangibles was recorded by the Company, which reflects the adjustments necessary to allocate the individual purchase prices to the fair value of assets acquired, liabilities assumed and additional purchase liabilities recorded. At September 30, 1998, purchase liabilities for approximately $21.5 million in severance costs and facility related costs remained on the balance sheet. The Company expects to complete the payout for employee severance and its consolidation of facilities in Fiscal 1999, excluding certain leases for abandoned facilities.

     As a result of the sale of a business in the United Kingdom in 1995, the Company holds a subordinated, non-collateralized zero coupon loan note maturing in 2004 ("Vendor Note"), together with a 10% interest in the ordinary share capital of the issuer. The Vendor Note has a $205.4 million aggregate principal amount at maturity with an issue price of $83.9 million, reflecting a yield to maturity of 10.0% per annum, and was originally valued by the Company at $74.6 million. As of September 30, 1998, the Vendor Note is included in Long-Term Investments on the accompanying Consolidated Balance Sheet and has been accounted for at its amortized cost of $111.1 million (which approximates fair value). The fair value of the Vendor Note was estimated based on the Company's calculation of an appropriate fair value interest rate discount. This discount rate was determined based on an evaluation of current UK market conditions (private placement rates, discussions with financial sources, etc.) and the continued risk margin associated with deep discount debentures.

     During 1996, the Company entered into a settlement agreement related to a 1990 acquisition and a lawsuit originated by the Company in 1991. After deducting legal and other settlement costs, the net gain arising on this settlement amounted to $69.7 million, of which $65.0 million was included in other income less expenses and $4.7 million was included in interest income in 1996.

                            TYCO INTERNATIONAL LTD.

4.  INDEBTEDNESS

     Long-term debt is as follows:

                                                         SEPTEMBER 30,   SEPTEMBER 30,
                                                             1998            1997
                                                         -------------   -------------
                                                                 (IN MILLIONS)
Bank and acceptance facilities.........................    $    0.8        $   56.4
Bank credit agreement(i)...............................     1,359.0         1,400.0
Bank credit facilities(viii)...........................       206.9            30.6
Uncommitted lines of credit(ii)........................          --            38.5
International overdrafts and demand loans(xi)..........       429.7           376.9
Variable rate term loan due 1998(iii)..................          --            97.1
8.125% public notes due 1999(iv).......................        10.5            10.5
8.25% senior notes due 2000(iv)........................         9.5             9.5
6.34% senior notes due 2000............................          --            45.0
6.5% public notes due 2001.............................       299.0           298.7
6.125% public notes due 2001(v)........................       747.0              --
Sterling denominated bank facility due 2002(vi)........          --           137.5
9.25% senior subordinated notes due 2003(iv)...........        14.1            14.1
6.375% public notes due 2004...........................       104.6           104.5
6.375% public notes due 2005(v)........................       742.6              --
7.25% senior notes due 2008(ix)........................       300.0              --
Zero coupon Liquid Yield Option Notes due 2010(vii)....       115.3           259.6
International bank loans, repayable through
  2013(xii)............................................       188.6           204.4
6.25% public dealer Remarketable Securities ("Drs.")
  due 2013(v)..........................................       762.8              --
9.5% public debentures due 2022(iv)....................        49.0            49.0
8.0% public debentures due 2023........................        50.0            50.0
7.0% public notes due 2028(v)..........................       492.1              --
Financing lease obligation(x)..........................        76.5            75.7
Other..................................................       281.7           205.5
                                                           --------        --------
Total debt.............................................     6,239.7         3,463.5
Less current portion...................................       815.0           677.6
                                                           --------        --------
Long-term debt.........................................    $5,424.7        $2,785.9
                                                           ========        ========

---------------
   (i) In February 1998, Tyco US entered into a new $2.25 billion credit agreement with a group of commercial banks, giving it the right to borrow
       (a) up to $1.75 billion until February 12, 1999, with the option to extend to February 12, 2000, and (b) up to $0.5 billion until February 12, 2003. Interest payable on borrowings is variable based upon the borrower's option of selecting a Eurodollar rate plus margins ranging from 0.17% to 0.19%, a certificate of deposit rate plus margins ranging from 0.295% to 0.315%, or a base rate, as defined. If the outstanding principal amount of loans equals or exceeds one-third of the commitments, the Eurodollar and certificate of deposit margins are increased by 0.10%. Repayments of amounts outstanding under this agreement are guaranteed by the Company. In accordance with the terms of this agreement, in June 1998 Tyco US and Tyco International Group S.A. ("TIG"), a wholly-owned subsidiary of the Company, elected that TIG become the borrower and that Tyco US cease to be the borrower under this agreement. All other terms and conditions in effect remained unchanged. Substantially all amounts outstanding under this credit agreement have been classified as long-term based on the Company's ability and intent to refinance this obligation on a long-term basis.

       Simultaneously with the closing of the new credit agreement, Tyco US reduced aggregate commitments available under the previously existing credit agreement from $1.75 billion to $950 million. In

                            TYCO INTERNATIONAL LTD.

       March 1998, Tyco US terminated the $950 million credit agreement. Balances outstanding at the time of termination were repaid with net proceeds from the sale of common shares (Note 10).

  (ii) Uncommitted lines of credit are borrowings by Tyco US from commercial banks on an "as offered" basis. Borrowings and repayments occur daily and contain no specific terms other than due dates and interest rates. The due dates generally range from overnight to 90 days, and interest rates approximate those available under the TIG credit agreement.

 (iii) In May 1997, a Tyco subsidiary entered into a L60 million term loan with a bank to refinance certain intercompany loans with external debt. Interest payable on borrowings was variable based upon U.K. LIBOR plus 0.35%. In March 1998, the term loan was repaid and the facility was terminated.

 (iv) In July 1997, Tyco US tendered for its $145.0 million 8.125% public notes due 1999 and $200.0 million 9.5% public debentures due 2022, and ADT Operations, Inc., a wholly-owned subsidiary of the Company, tendered for its $250.0 million 8.25% senior notes due 2000 and $294.1 million 9.25% senior subordinated notes due 2003. The percentage of debt tendered was 92.8% of the 8.125% notes, 75.5% of the 9.5% debentures, 96.2% of the 8.25% notes and 95.2% of the 9.25% notes. The two companies paid an aggregate amount, including accrued interest, of approximately $900.8 million to the debt holders, of which $800.0 million was financed from the previously existing credit agreement discussed above. In connection with the tenders, the Company recorded an after-tax charge of approximately $58.3 million, net of related income tax benefit of $33.0 million, primarily representing unamortized debt issuance fees and the premium paid, which was reported as an extraordinary loss (Note 13).

       The $250.0 million 8.25% senior notes due August 2000 were issued in August 1993, through a public offering, by ADT Operations, Inc. and are guaranteed on a senior basis by the Company and certain subsidiaries of ADT Operations, Inc. The senior notes are not redeemable prior to maturity.

       The $294.1 million 9.25% senior subordinated notes due August 2003 were issued in August 1993, through a public offering, by ADT Operations, Inc., and are guaranteed on a senior subordinated basis by the Company. The notes are redeemable in whole or in part, at the option of ADT Operations, Inc., at any time after August 1998 at the following redemption prices: during the twelve month period beginning (a) August 1998 at 103.75%, (b) August 1999 at 102.50%, (c) August 2000 at 101.25%,
       and thereafter at 100.00% of the principal amount. During 1996 the Company reacquired in the market $23.1 million face value of the senior subordinated notes at a purchase cost of $24.0 million which was financed from cash on hand. The loss arising on reacquisition of $0.9 million, and related costs of $0.5 million, were included in extraordinary items (Note
       13). In December 1998, ADT Operations, Inc. sent a notice of redemption to the holders of these notes, calling the notes for redemption on December 31, 1998.

       In conjunction with the tenders described above, ADT Operations, Inc., through consent of the holders of the senior and senior subordinated notes, eliminated in the indentures pursuant to which such notes were issued (a) certain restrictive covenants and provisions and references to such restrictive covenants, (b) certain events of default to the extent relating to such restrictive covenants and (c) certain definitions to the extent relating to such restrictive covenants and events of default.

  (v) In June 1998, TIG issued $750 million 6 1/8% notes due 2001, $750 million 6 3/8% notes due 2005, $750 million 6 1/4% Dealer Remarketable Securities(sm) ("Drs.")(sm) due 2013 and $500 million 7.0% notes due 2028 under a $3.75 billion public shelf registration statement. Interest is payable semi-annually in June and December. Under the terms of the Drs., the Remarketing Dealer has an option to remarket the Drs. in June 2003, which if exercised would subject the Drs. to mandatory tender to the Remarketing Dealer and reset the interest rate to an adjusted fixed rate until June 2013. If the Remarketing Dealer does not exercise its option, then all Drs. are required to be tendered to the Company in June 2003. Repayment of amounts outstanding under these debt securities are fully and unconditionally guaranteed by Tyco (Note 25). The net proceeds of approximately $2.74 billion were

                            TYCO INTERNATIONAL LTD.

      ultimately used to repay borrowings under the $2.25 billion bank credit facility and uncommitted lines of credit of Tyco US. During Fiscal 1998, the effective interest rate on these instruments approximated the coupon rate.

 (vi) In March 1997, ADT Finance, a wholly-owned subsidiary of the Company, entered into a sterling denominated bank credit facility of which $137.5 million (L85 million) is a term loan facility and $8 million is a revolving credit facility. The term loan facility was fully drawn down and was used to repay in part the $26 million drawn down under another sterling denominated bank credit facility entered into in January 1997. The new facility has a term of five years and is guaranteed by the Company and certain of its subsidiaries. Interest is payable at LIBOR plus a margin. Amounts outstanding under the term loan facility were repaid as of September 30, 1998 and the facility was terminated.

 (vii) In July 1995, ADT Operations, Inc. issued $776.3 million aggregate principal amount at maturity of its zero coupon subordinated Liquid Yield Option Notes ("LYONs") maturing July 2010. The net proceeds of the issue amounted to $287.4 million which was used to repay in full all amounts outstanding under ADT Operations Inc.'s previous bank credit agreement, which was subsequently canceled. The issue price per LYON was $383.09, being 38.309% of the principal amount of $1,000 per LYON at maturity, reflecting a yield to maturity of 6.5% per annum (computed on a semi-annual bond equivalent basis). The discount amortization on the LYONs is being charged as interest expense through the consolidated statements of operations on a basis linked to the yield to maturity. The LYONs discount amortization for Fiscal 1998 amounted to $11.0 million (Fiscal 1997 -- $15.9 million; 1996 -- $20.3 million). Each LYON is exchangeable for common shares of the Company at the option of the holder at any time prior to maturity, unless previously redeemed or otherwise purchased by ADT Operations, Inc., at an exchange rate of 27.176 common shares per LYON. During Fiscal 1998 and Fiscal 1997, respectively, 342,752 and 188,290 Notes with carrying values of $155.3 million and $83.0 million were exchanged for 9,314,599 and 5,116,923 common shares of the Company. Any LYON will be purchased by ADT Operations, Inc., at the option of the holder, as of July 2002 for a purchase price per LYON of $599.46. At this time, if the holder exercises the option, the Company has the right to deliver all or a portion of the purchase price in the form of common shares of the Company. Beginning July 2002, the LYONs are redeemable for cash at any time at the option of ADT Operations, Inc., in whole or in part, at redemption prices equal to the issue price plus accrued original issue discount to the date of redemption. The LYONs are guaranteed on a subordinated basis by the Company.

 (viii) In December 1995, USSC entered into a five year, $325 million syndicated credit agreement which matures in January 2001. The syndicated credit facility provides a choice of interest rates based upon the banks' CD rate, prime rate or the London Interbank Offered Rate (LIBOR) for US dollar borrowings and Tokyo Interbank Offered Rate (TIBOR) for yen borrowings. The actual interest charges paid are determined by a pricing schedule which considers the ratio of consolidated debt at each calendar quarter end to consolidated earnings before interest, taxes, depreciation and amortization for the trailing twelve months. During the third quarter of 1996, USSC entered into an additional conditional committed bank term loan facility of $175 million, with similar terms and conditions. The effective interest rate on long-term bank debt outstanding as of September 30, 1998 and 1997 was 5.91% and 1.04% per annum, respectively.

       In January 1998, USSC obtained a 364-day bank term loan facility of $450 million to finance its acquisition of Valleylab. The loan contains terms and conditions similar to the syndicated bank credit facility. The interest rate was initially set at LIBOR plus 60 basis points, or 6.26%. Subsequent to the acquisition, the term loan was refinanced with a combination of the $325 million syndicated credit facility and the issuance of senior notes, discussed below.

                            TYCO INTERNATIONAL LTD.

 (ix) In March 1998, USSC issued $300 million 7.25% senior notes due March 2008, which are not redeemable prior to maturity and require semi-annual interest payments.

  (x) The financing lease obligation relates to USSC's European headquarters office building and distribution center complex in Elancourt, France. The French franc denominated financing lease requires principal amortization in varying amounts over the remaining eleven year term of the lease with a balloon payment of approximately 42 million French francs ($7 million) at the end of the lease. Interest is payable at a rate approximately 1.4% above Paris Interbank Offered Rate (PIBOR). The effective interest rate on the financing lease debt was approximately 4.55% and 4.9% per annum at September 30, 1998 and 1997, respectively.

 (xi) International overdrafts and demand loans represent borrowings by AMP from various banks and other holders. All overdrafts and loans mature within one year from the balance sheet date. The weighted-average interest rate on all international overdrafts and demand loans during Fiscal 1998 and Fiscal 1997 was 4.2% and 4.1%, respectively.

 (xii) International bank loans represent term borrowings by AMP from various commercial banks. Borrowings are repayable in varying amounts through 2013. The weighted-average interest rate on all international bank loans during Fiscal 1998 and Fiscal 1997 was 5.0% and 4.2%, respectively.

     The weighted-average rate of interest on all long-term debt during Fiscal 1998 was 6.4% (Fiscal 1997 -- 7.2%; 1996 -- 7.7%).

     The aggregate amounts of total debt maturing during the next five years are as follows (in millions): $815.0 in Fiscal 1999, $1,292.8 in Fiscal 2000, $1,343.0 in Fiscal 2001, $97.7 in Fiscal 2002 and $53.2 in Fiscal 2003.

     In June 1998, TIG entered into two interest rate swap agreements with a financial institution to hedge a portion of the fixed rate terms of its public notes. The agreements are for notional amounts of $650 million each and expire in June 2003 and June 2005, respectively. The Company receives payments at fixed rates of 6.25% and 6.375%, respectively, and makes floating rate payments based on LIBOR, as defined, but not to exceed 7.0% and 7.125%, respectively. At September 30, 1998, the floating rates under these agreements were 5.58% and 5.55%, respectively. The impact of the Company's interest rate swap activities on its weighted-average borrowing rate was not material in any year. The impact on reported interest expense was a reduction of $1.9 million, $0.8 million and $1.8 million for Fiscal 1998, Fiscal 1997 and 1996, respectively.

     AMP maintains a commercial paper program for maximum borrowing of $200.0 million and a $150.0 million five year revolving credit facility, which is used primarily to support the commercial paper program. The credit facility was amended in August 1997 to extend the term until September 1, 2002 and lower the minimum facility fee to 5 basis points from 6.25 basis points annually. Effective September 28, 1998, under the terms of the agreement the facility fee was increased to 7.5 basis points. Interest rate options on the facility include the higher of the Federal funds rate plus 1/2 of 1% or the prime commercial lending rate of the lead bank, LIBOR, or rates determined as part of a competitive bidding process. This formal syndicated credit facility has a minimum shareholders' equity requirement for AMP of approximately $2.0 billion. AMP also maintained additional letters of credit and an uncommitted line of credit in the amount of $42.0 million at September 30, 1998. None of these funding sources was in use at September 30, 1998 or 1997.

     In August 1998, AMP entered into a $120.0 million letter of credit agreement related to a trust used to fund non-qualified benefits in connection with the defense of an unsolicited bid by Allied Signal Incorporated ("AlliedSignal") (Note 26). Subsequently, in March 1999, the letter of credit was terminated.

     Subsequent to September 30, 1998, TIG issued $800 million of debt in a private placement offering consisting of two series of restricted notes: $400 million of 5.875% notes due November 2004 and $400 million of 6.125% notes due November 2008. Interest on each series of notes is payable on May 1 and November 1 of

                            TYCO INTERNATIONAL LTD.

each year, beginning May 1, 1999. The notes are fully and unconditionally guaranteed by Tyco. The net proceeds of approximately $791.7 million were used to repay borrowings under TIG's $2.25 billion bank credit facility. In addition, TIG entered into an interest rate swap agreement with a notional amount of $400 million to hedge the fixed rate terms of the 6.125% notes due 2008. Under this agreement, which expires in November 2008, TIG will receive payments at a fixed rate of 6.125% and will make floating rate payments based on LIBOR, as defined.

5.  SALE OF ACCOUNTS RECEIVABLE

     The Company has an agreement under which one of its operating subsidiaries sells a defined pool of trade accounts receivable to a limited purpose subsidiary of the Company. The subsidiary, a separate corporate entity, owns all of its assets and sells participating interests in such accounts receivable to financiers who, in turn, purchase and receive ownership and security interests in those assets. As collections reduce accounts receivable included in the pool, the operating subsidiary sells new receivables. The limited purpose subsidiary has the risk of credit loss on the receivables and, accordingly, the full amount of the allowance for doubtful accounts has been retained on the Consolidated Balance Sheets. At September 30, 1998 and 1997, the $300 million available under the program was fully utilized. The proceeds from the sales were used to reduce borrowings under uncommitted lines of credit and are reported as operating cash flows in the Consolidated Statements of Cash Flows. The proceeds of sale are less than the face amount of accounts receivable sold by an amount that approximates the purchaser's financing costs of issuing its own commercial paper backed by these accounts receivable. The discount from the face amount is accounted for as a loss on the sale of receivables of $17.3 million, $10.4 million, and $12.1 million during Fiscal 1998, Fiscal 1997 and 1996, respectively, and has been included in selling, general and administrative expenses in the Company's Consolidated Statements of Operations. The operating subsidiary, as servicing agent for the purchaser, retains collection and administrative responsibilities for the participating interests in the defined pool.

6.  FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of cash in banks, temporary investments, equity securities, accounts receivable and debt. The Company also has currency options (notional amount of $153.6 million), commodity swap agreements (notional amount of $79.2 million), currency swaps and interest rate swaps. Commodities swap agreements are utilized to hedge anticipated purchases of certain metals used in manufacturing operations. Under these swap agreements, payments are made or received based on the differential between a specified price and the actual price of the metals.

     In March 1994, AMP entered into a foreign currency swap with an AAA-rated counterparty to hedge a portion of its net investment in its Japanese subsidiary. Under the terms of the currency swap agreement, the Company is obligated to swap 15.9 billion yen for $150.0 million in 2004 based on the exchange rate on the day the contract became effective. Additionally, the contract provides for the Company to make semi-annual interest payments of 4.61% on the 15.9 billion yen, while receiving semi-annual interest payments of 6.71% on the $150.0 million. The Company has the unilateral right to unwind the swap prior to maturity.

     From time to time, AMP also utilizes forward foreign currency exchange contracts to minimize the impact of currency movements, principally on anticipated intercompany royalties, inventory purchases, loans and dividends denominated in currencies other than their functional currencies. At September 30, 1998, AMP had open foreign currency agreements totaling $307.4 million.

     While it is not the Company's intention to terminate any of the above financial instruments, fair values were estimated by obtaining quotes from brokers which represented the amounts that the Company would receive or pay if the agreements were terminated at the balance sheet dates. These fair values indicated that the termination of the commodities swap agreements, the forward foreign currency exchange contracts and the foreign currency swap agreement at September 30, 1998 would have resulted in a $4.2 million loss, a

                            TYCO INTERNATIONAL LTD.

$7.6 million loss and a $22.3 million gain, respectively, and at September 30, 1997 would have resulted in a $.1 million loss, a $1.5 million loss and a $1.1 million loss, respectively. At September 30, 1998 and 1997, the fair value of interest rate swaps approximated book value, and the fair value of long-term debt was approximately $5,816.8 million (book value of $5,424.7 million) and $2,787.3 million (book value of $2,785.9 million), respectively, based on current interest rates. The fair value of financial instruments included in working capital approximated book value.

     None of the Company's financial instruments represents a concentration of credit risk as the Company deals with a variety of major banks worldwide and its accounts receivable are spread among a number of major industries, customers and geographic areas. None of the Company's off-balance sheet financial instruments would result in a significant loss to the Company if a counterparty failed to perform according to the terms of its agreement.

7.  INCOME TAXES

     The provision (benefit) for income taxes and the reconciliation between the notional United States federal income taxes at the statutory rate on consolidated income (loss) before taxes and the Company's income tax provision are as follows:

                                                                NINE
                                                               MONTHS
                                             YEAR ENDED         ENDED        YEAR ENDED
                                            SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,
                                                1998            1997            1996
                                            -------------   -------------   ------------
                                                           (IN MILLIONS)
Notional U.S. federal income taxes at the
  statutory rate..........................     $596.0          $  (0.1)        $181.5
Adjustments to reconcile to the Company's
  income tax provision:
     U.S. state income tax provision,
       net................................       15.8             20.2           27.3
     SFAS 121 impairment..................         --             49.6          150.2
     Non U.S. net (earnings) losses.......      (67.9)           118.0           79.1
     Provision for unrepatriated earnings
       of subsidiaries....................         --             64.1             --
     Nondeductible charges................       20.1            112.9             --
     Other................................      (29.8)           (16.6)          31.3
                                               ------          -------         ------
     Provision for income taxes...........      543.2            348.1          469.4
     Deferred (benefit) provision.........      (10.0)          (225.0)           4.2
                                               ------          -------         ------
     Current provision....................     $544.2          $ 573.1         $465.2
                                               ======          =======         ======

     The provisions for Fiscal 1998, Fiscal 1997, and 1996 included $210.5 million, $130.0 million and $189.9 million, respectively, for non-U.S. income taxes. The non-U.S. component of income (loss) before income taxes was $640.6 million, $(67.5) million and $70.9 million for Fiscal 1998, Fiscal 1997, and 1996, respectively.

                            TYCO INTERNATIONAL LTD.

     The deferred income tax balance sheet accounts result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred income tax asset are as follows:

                                                      SEPTEMBER 30,    SEPTEMBER 30,
                                                          1998             1997
                                                      -------------    -------------
                                                              (IN MILLIONS)
Deferred tax assets:
     Inventories....................................    $   80.6         $   91.8
     Accrued liabilities and reserves...............     1,042.5            793.4
     Accrued postretirement benefit obligation......       146.5            108.5
     Tax loss and credit carryforwards..............       431.6            420.2
     Interest.......................................        78.9             92.7
     Other..........................................        94.0             65.4
                                                        --------         --------
                                                         1,874.1          1,572.0
                                                        --------         --------
Deferred tax liabilities:
     Property, plant and equipment..................      (451.8)          (520.7)
     Patent amortization............................       (22.5)           (34.2)
     Operating lease................................       (57.0)           (42.9)
     Contracts......................................        (6.4)            (6.1)
     Accrued liabilities and reserves...............        (7.1)           (17.0)
     Undistributed earnings of subsidiaries.........       (83.4)           (61.4)
     Other..........................................       (93.4)           (80.1)
                                                        --------         --------
                                                          (721.6)          (762.4)
                                                        --------         --------
     Net deferred income tax asset before valuation
       allowance....................................     1,152.5            809.6
     Valuation allowance............................      (180.4)          (169.2)
                                                        --------         --------
     Net deferred income tax asset..................    $  972.1         $  640.4
                                                        ========         ========

     As of September 30, 1998, the Company had approximately $361.5 million of net operating loss carryforwards in certain non-U.S. jurisdictions. Of these, $250.4 million have no expiration, and the remaining $111.1 million will expire in future years through 2013. U.S. operating loss carryforwards at September 30, 1998 were approximately $857.7 million and will expire in future years through 2018. A valuation allowance has been provided for operating loss carryforwards that are not expected to be utilized.

8.  KEY EMPLOYEE LOAN PROGRAM

     Loans are made to employees of the Company under the Former Tyco 1983 Key Employee Loan Program for the payment of taxes upon the vesting of shares granted under Former Tyco's Restricted Stock Ownership Plans. The loans are unsecured and bear interest, payable annually, at a rate which approximates the Company's incremental short-term borrowing rate. Loans are generally repayable in ten years, except that earlier payments are required under certain circumstances. During Fiscal 1998, the maximum amount outstanding was $143.5 million. Loans receivable under this program were $22.2 million and $12.3 million at September 30, 1998 and September 30, 1997, respectively.

9.  CONVERTIBLE REDEEMABLE PREFERENCE SHARES

     The Company has authorized 125,000,000 convertible cumulative redeemable preference shares of $1 each, of which none was outstanding at September 30, 1998 or September 30, 1997. Of the 125,000,000 convertible cumulative redeemable preference shares authorized, 7,500,000 (increased to 15,000,000 subsequent to September 30, 1998) have been classified as Series A Preference Shares and are reserved for issuance

                            TYCO INTERNATIONAL LTD.

pursuant to the Shareholder Rights Plan described below. Rights as to dividends, return of capital, redemption, conversion, voting and otherwise of the remaining convertible cumulative redeemable preference shares of $1 each, none of which are issued and outstanding, may be determined by the Company on or before the time of issuance.

     In November 1996, the Board of Directors of ADT adopted a Shareholder Rights Plan, which was amended in March 1997 and July 1997 (the "Plan"). Under the Plan, each common shareholder has received a distribution of rights for each common share held. After giving effect to the exchange ratio related to the merger between ADT and Former Tyco and the two-for-one stock split distributed on October 22, 1997, the number of rights associated with each common share is
1.03879. Each right entitles the holder to purchase from the Company shares of a new series of first preference shares at an initial purchase price of $90 per one-hundredth of a Series A Preference Share. The rights will become exercisable and will detach from the common shares a specified period of time after any person becomes the beneficial owner of 15% or more of the Company's common shares, or commences a tender or exchange offer which, if consummated, would result in any person becoming the beneficial owner of 15% or more of the Company's common shares. Once exercisable each right will entitle the holder, other than the acquiring person, to purchase, for the rights purchase price, common shares having a market value of twice the rights purchase price.

     If, following an acquisition of 15% or more of the Company's common shares, the Company is involved in any mergers or other business combinations or sells or transfers more than 50% of its assets or earnings power, each right will entitle the holder to purchase, for the rights purchase price, common shares of the other party to such transaction having a market value of twice the rights purchase price. The merger between ADT and Former Tyco (Note 2) was specifically excluded from these provisions by an amendment to the Plan in July 1997.

     The Company may redeem the rights at a price of $0.01 per right at any time prior to the specified period of time after a person has become the beneficial owner of 15% or more of the Company's common shares. The rights will expire in November 2005 unless exercised or redeemed earlier.

     In the event of liquidation of the Company, the holders of all of the Company's convertible redeemable preference shares are together entitled to payment to them of the amount for which the preference shares were subscribed and any unpaid dividend, prior to any payment to the common shareholders.

10.  SHAREHOLDERS' EQUITY

     During the second quarter of Fiscal 1998, the shareholders approved an increase in the number of authorized common shares from 750,000,000 to 1,503,750,000. In accordance with the pooling of interests method of accounting, the common shares outstanding presented in the accompanying consolidated financial statements have been retroactively restated as if Tyco, USSC and AMP had been combined for all periods presented (Note 2). On April 1, 1999, the shareholders approved an increase in the number of authorized common shares from 1,503,750,000 to 2,500,000,000.

     In December 1997 the Company filed a shelf registration to enable it to offer from time to time unsecured debt securities or shares of common stock, or any combination of the foregoing, at an aggregate initial offering price not to exceed $2.0 billion. In March 1998, the Company sold 25.3 million common shares at $50.75 per share. The net proceeds from the sale of approximately $1.25 billion were used to repay indebtedness incurred for previous acquisitions.

     During the last quarter of Fiscal 1997, the Board of Directors declared a two-for-one stock split effected in the form of a 100% stock dividend on the Company's common shares. Per share amounts and share data have been retroactively adjusted to reflect the stock split.

                            TYCO INTERNATIONAL LTD.

     In April 1997, USSC redeemed all of the issued and outstanding shares of its Series A Convertible Preferred Stock by issuing approximately 6.4 million shares of common stock.

     In March and April 1997, Former Tyco sold an aggregate of 23 million shares of common stock at $28.88 per share. The net proceeds from the sale of $645.2 million were used to repay indebtedness incurred for previous acquisitions.

     Prior to the merger of ADT with the Former Tyco, the shareholders of ADT approved the consolidating of $0.10 par value common shares into new $0.20 par value common shares and an increase in the number of authorized common shares to 750 million. Per share amounts and per share data have been retroactively adjusted to reflect the consolidation into new par value shares. Information with respect to ADT common shares and options has been retroactively restated in connection with the merger on July 2, 1997 to reflect the reverse stock split in the ratio of 0.48133 share of ADT for each share or option outstanding and the issuance of one share for each share of the Former Tyco outstanding (see Note
2). Information with respect to Keystone, INBRAND, USSC and AMP common shares and options has been retroactively restated in connection with their mergers with Tyco to reflect their applicable merger per share exchange ratios of 0.48726, 0.43, 0.7606 and 0.7507, respectively.

     Prior to the merger with AMP, the Board of Directors of AMP adopted a Shareholder Rights Plan in October 1989, which declared a dividend of one Common Stock Purchase Right ("Right") for each outstanding share of common stock. Under the original terms of the plan, such Rights only become exercisable, or transferable apart from the common stock, ten business days after any person acquires beneficial ownership of, or commences a tender or exchange offer for, 20% or more of the Company's common stock. Thereafter, upon the occurrence of certain events (for example, AMP is acquired in a merger and is not the surviving corporation), the Rights entitle holders, other than the acquiring person, to acquire common stock of the acquiring person having a value twice the exercise price of the Rights. The merger between Tyco and AMP was specifically excluded from these provisions by an amendment to the Shareholder Rights Plan in November 1998.

     RESTRICTED STOCK -- Former Tyco's 1978 Restricted Stock Ownership Plan (the "1978 Plan") provided for the award of 9.6 million shares of common stock to key employees through November 30, 1988. Under the 1978 Plan, approximately 9.5 million shares were granted, net of surrenders. The 1983 Restricted Stock Ownership Plan (the "1983 Plan") provided for the award of 13.6 million shares of common stock to key employees through October 18, 1993. Under the 1983 Plan, approximately 13.5 million shares were awarded, net of surrenders. Former Tyco's 1994 Restricted Stock Ownership Plan (the "1994 Plan"), which was assumed by the Company, provides for the award of an initial amount of common shares plus an amount equal to one-half of one percent of the total shares outstanding at the beginning of each fiscal year. At September 30, 1998, there were 8,540,055 shares available for grant, of which 3,475,624 shares had been granted. Common shares are awarded subject to certain restrictions with vesting varying over periods of up to ten years. USSC's Outside Directors Stock Plan provided restricted stock awards to certain non-employee members of the Board of Directors of USSC which are exercisable for a period of up to ten years. At September 30, 1998, 32,317 shares had been granted under this plan. AMP's 1993 Long-Term Equity Incentive Plan provided for the issuance of performance restricted stock to key executives which vest over a three year period based on the attainment of specified targets. At September 30, 1998, 403,276 shares had been granted under this plan.

     For grants which vest based on certain specified performance criteria, the fair market value of the shares at the date of vesting is expensed over the period the performance criteria are measured. For grants that vest through passage of time, the fair market value of the shares at the time of the grant is amortized (net of tax benefit) to expense over the period of vesting. The unamortized portion of deferred compensation expense is recorded as a reduction of shareholders' equity. Recipients of all restricted shares have the right to vote such shares and receive dividends. Income tax benefits resulting from the vesting of restricted shares, including a

                            TYCO INTERNATIONAL LTD.

deduction for the excess, if any, of the fair market value of restricted shares at the time of vesting over their fair market value at the time of the grants and from the payment of dividends on unvested shares are credited to contributed surplus.

     The total compensation cost expensed for all stock-based compensation awards was $37.1 million, $59.9 million and $17.0 million for Fiscal 1998, Fiscal 1997 and 1996, respectively, including $29.6 million in Fiscal 1997 related to accelerated vesting in connection with changes in control provisions.

     EMPLOYEE STOCK PURCHASE PLANS -- Substantially all full-time employees of the Company's U.S. subsidiaries and employees of certain qualified non-U.S. subsidiaries are eligible to participate in an employee stock purchase plan. Eligible employees authorize payroll deductions to be made for the purchase of shares. The Company matches a part of the employee contribution by contributing an additional 15% of the employee's payroll deduction. All shares purchased under the plan are purchased on the open market by a designated broker.

     Under USSC's Employees 1979 Stock Purchase Plan and the 1994 Employees Stock Purchase Plan, all eligible employees may authorize payroll deductions of up to 10% of their base earnings, as defined, to purchase shares at 85% of the market price when such deductions are made.

     STOCK OPTIONS -- The Company has granted employee share options which were issued under five fixed share option plans and schemes which reserve common shares for issuance to the Company's directors, executives and managers. The majority of options have been granted under the Tyco International Ltd. Long Term Incentive Plan (formerly known as the ADT 1993 Long-Term Incentive Plan -- the "Incentive Plan"). The Incentive Plan was originally approved by shareholders of ADT in October 1993 and certain subsequent amendments to the Incentive Plan were approved by shareholders of ADT in April 1996 and July 1997. The Incentive Plan is administered by the Compensation Committee of the Board of Directors of the Company, which consists exclusively of independent non-executive directors of the Company. Options are generally granted to purchase common shares at prices which equate to the market price of the common shares on the date the option is granted. Conditions of vesting are determined at the time of grant. Certain options have been granted in prior years in which participants were required to pay a subscription price as a condition of vesting. Options which have been granted under the Incentive Plan to date have generally vested and become exercisable in installments over a three year period from the date of grant and have a maximum term of ten years. The Company has reserved 44.0 million common shares for issuance under the Incentive Plan. Awards which the Company becomes obligated to make through the assumption of, or in substitution for, outstanding awards previously granted by an acquired company do not count against the shareholder approved shares available for award under the Incentive Plan. At September 30, 1998 there were 4,557,648 shares available for future grant under the Incentive Plan. Subsequent to year end, a broad-based option plan for non-officer employees, the Tyco Long-Term Incentive Plan II ("LTIP II"), was approved by the Board of Directors on October 21, 1998. The Company has reserved 25.0 million common shares for issuance under the LTIP
II. The terms and conditions of this plan are similar to the Incentive Plan.

     AMP's 1993 Long-Term Equity Incentive Plan provided for grants of stock options and stock bonus units to key employees. Options expire no later than ten years from the date of grant and may not be exercised earlier than twelve months from the date of grant.

     USSC provided for grants of options and stock appreciation rights under various plans to officers, key employees, key consultants and selected employees, some of which were in lieu of cash bonus payments. Options outstanding under these various plans were assumed by Tyco's Incentive Plan in connection with the merger. The exercise period under these plans ranges from four to fifteen years. Stock option grants vest for periods up to five years from the date of grant.

     USSC's 1997 Stock Option Purchase Agreement provided for a purchase of 1,521,200 shares of common stock by USSC's Chairman of the Board and Chief Executive Officer with an exercise price of $62.944 per

                            TYCO INTERNATIONAL LTD.

share. The option was purchased by USSC's Chairman of the Board and Chief Executive Officer at fair market value.

     In connection with the acquisition of Holmes Protection in Fiscal 1998, options outstanding under the Holmes' stock option plans were assumed by Tyco's Incentive Plan. In connection with the mergers occurring in Fiscal 1997 (see
Note 2), all of the options outstanding under the Former Tyco, Keystone and INBRAND stock option plans were assumed by Tyco's Incentive Plan. These options are administered under the Incentive Plan but retain all of the rights, terms and conditions of the respective plans under which they were originally granted.

     During 1995, Former Tyco established a stock option plan under which certain employees, excluding officers and directors, were granted options to purchase common stock at a price equal to fair market value on the date of grant. The options vest on a pro-rata basis over five years, with 50% becoming exercisable at the end of the third year and the remaining becoming exercisable at the end of the fifth year. Grants are for periods generally not in excess of ten years.

     Keystone granted share options under its incentive stock option plans for the benefit of its key employees and directors. Stock options were generally issued at exercise prices which are not less than the fair market value at the date of grant. The options vest after one to five years and expire after five to ten years from the date of grant.

     During 1993, INBRAND adopted The INBRAND Corporation Stock Incentive Plan ("the INBRAND Incentive Plan"). Awards under the INBRAND Incentive Plan were in the form of qualified and non-qualified stock options and/or stock appreciation rights (SAR's). Grants under the INBRAND Incentive Plan could be made to any employee of INBRAND, any Director of the company, or any other person to whom the Compensation Committee determines that making such a grant is in the best interests of the company. The INBRAND Incentive Plan provides for a performance-based stock option format which governs the vesting of option awards. The INBRAND Incentive Plan further provides that the exercise price shall not be less than the fair market value of the common stock as of the determination or grant date. Each option granted is exercisable only during the term fixed by the Compensation Committee, with such term ending from five to ten years after the grant date. If an option holder is still employed by the company thirty days prior to the option's expiration date, the options will fully vest. The INBRAND Incentive Plan contains provisions that restrict the transferability of grants and limit their exercise in the event of termination of employment or the disability or death of the grantee.

     Share option activity for all plans since January 1, 1996 has been as follows:

                                                                   WEIGHTED AVERAGE
                                                     OUTSTANDING    EXERCISE PRICE
                                                     -----------   ----------------
At January 1, 1996.................................   32,510,223        $30.94
     Effect of Former Tyco's excluded activity.....       39,500
     Assumed from acquisitions.....................    1,090,212         16.27
     Granted.......................................   12,104,664         25.17
     Exercised.....................................   (4,081,052)        16.46
     Canceled......................................   (1,058,199)        23.44
                                                     -----------
At December 31, 1996...............................   40,605,348         30.45
     Adjustment for INBRAND merger (Note 1)........    1,270,954         17.25
     Assumed from acquisition......................       87,800         20.37
     Granted.......................................   18,098,297         44.15
     Exercised.....................................   (3,632,354)        19.45
     Canceled......................................   (2,799,509)        54.58
                                                     -----------

                            TYCO INTERNATIONAL LTD.

                                                                   WEIGHTED AVERAGE
                                                     OUTSTANDING    EXERCISE PRICE
                                                     -----------   ----------------
At September 30, 1997..............................   53,630,536         34.06
     Assumed from acquisition......................       43,616         20.45
     Granted.......................................   16,005,707         47.03
     Exercised.....................................  (18,813,308)        18.39
     Canceled......................................   (3,640,973)        54.96
                                                     -----------
At September 30, 1998..............................   47,225,578         49.65
                                                     ===========

     The following table summarizes information about outstanding and exercisable options at September 30, 1998:

                                 OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                        --------------------------------------   ----------------------
                                                   WEIGHTED
                                      WEIGHTED      AVERAGE                    WEIGHTED
                                      AVERAGE      REMAINING                   AVERAGE
      RANGE OF            NUMBER      EXERCISE    CONTRACTUAL      NUMBER      EXERCISE
   EXERCISE PRICES      OUTSTANDING    PRICE     LIFE -- YEARS   EXERCISABLE    PRICE
---------------------   -----------   --------   -------------   -----------   --------
$ 0.00   to   $ 04.95       62,407    $  4.12        4.6             60,439    $  4.18
  4.96   to      9.97      478,886       9.00        4.7            478,637       9.01
  9.98   to     14.88    5,124,374      12.90        6.1          3,123,302      12.73
 14.89   to     19.69    1,420,513      17.45        4.8            597,126      17.25
 19.70   to     24.82      650,711      21.77        6.1            206,204      21.65
 24.83   to     29.75    3,329,818      28.15        6.0          2,279,057      27.98
 29.76   to     39.38   12,527,446      37.31        6.7          1,800,369      34.83
 39.39   to     46.96    8,721,542      41.45        7.0          3,440,213      41.63
 46.97   to     56.24    4,648,929      50.18        6.9          1,168,296      48.44
 56.25   to     68.22    8,113,472      63.99        7.2          5,587,728      64.28
 68.23   to    150.04    2,147,480     125.07        1.6          2,112,948     125.99
                        ----------                               ----------
                Total   47,225,578                               20,854,319
                        ==========                               ==========

     As a result of the merger with USSC, approximately 7.1 million options which were not previously exercisable became immediately exercisable on October 1, 1998. Upon consummation of the merger with AMP on April 2, 1999, AMP had a total of approximately 6.2 million options which were exercisable, of which approximately 3.9 million became immediately exercisable due to the change in ownership of AMP resulting from the merger with Tyco.

     STOCK-BASED COMPENSATION -- During 1996, the Company was required to adopt SFAS No. 123, "Accounting for Stock -- Based Compensation" ("SFAS 123"). SFAS 123 allows companies to measure compensation cost in connection with executive share option plans and schemes using a fair value based method, or to continue to use an intrinsic value based method which generally does not result in a compensation cost. The Company has decided to continue to use the intrinsic value based method and no compensation cost has been recorded. Had the fair value based method been adopted consistent with the provisions of SFAS 123, the Company's pro forma net income (loss) and pro forma net income (loss) per common share for Fiscal 1998, Fiscal 1997 and 1996 would have been as follows:

                                                     1998       1997      1996
                                                   --------    -------    -----
Net income (loss) -- pro forma (in millions).....  $1,063.3    $(428.7)   $(1.2)
Net income (loss) per common share -- pro forma
     Basic.......................................      1.34       (.59)    (.03)
     Diluted.....................................      1.32       (.59)    (.03)

     The estimated weighted average fair value of Tyco, USSC and AMP options granted during Fiscal 1998 was $16.48, $13.58 and $11.95, respectively, on the date of grant using the option-pricing model and

                            TYCO INTERNATIONAL LTD.

assumptions referred to below. The estimated weighted average fair value of Tyco, Former Tyco, INBRAND, USSC and AMP options granted during Fiscal 1997 was $12.15, $9.55, $37.17, $14.30 and $18.53, respectively, on the date of grant using the option-pricing model and assumptions referred to below. There were no stock option grants for Keystone in Fiscal 1997.

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used for Fiscal 1998:

                                                           TYCO              USSC            AMP
                                                      ---------------   ---------------   ---------
Expected stock price volatility.....................              22%               39%         27%
Risk free interest rate.............................            5.62%             5.40%       5.50%
Expected annual dividends...........................  $0.10 per share   $0.21 per share        2.5%
Expected life of options............................          5 years         4.2 years   6.5 years

     The following weighted average assumptions were used for Fiscal 1997:

                                                    FORMER
                                   TYCO              TYCO          INBRAND         USSC            AMP
                              ---------------   ---------------   ---------   ---------------   ---------
Expected stock price
  volatility................              22%               22%        55%                34%         25%
Risk free interest rate.....            6.07%             6.34%      6.26%              6.45%       6.49%
Expected annual dividends...  $0.10 per share   $0.10 per share         --    $0.21 per share        2.5%
Expected life of options....          5 years           5 years   6.4 years         3.8 years   6.5 years

     The following weighted average assumptions were used for 1996:

                                                     FORMER
                                        ADT           TYCO         KEYSTONE        USSC            AMP
                                     ---------   ---------------   --------   ---------------   ---------
Expected stock price volatility....        28%               22%       26%                32%         25%
Risk free interest rate............       5.9%              5.8%      6.4%              5.27%       6.43%
Expected annual dividends..........         --   $0.10 per share      3.7%    $0.11 per share        2.5%
Expected life of options...........  3.7 years         3.7 years   7 years          4.1 years   6.5 years

     The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to awards prior to 1995 and additional awards in future years are anticipated.

     STOCK WARRANTS -- The Company has outstanding warrants to purchase common stock at per share exercise prices of $2.99 (the "A Warrants") and $3.98 (the "B Warrants"), respectively (together, the "Warrants"). The Warrants expire on July 7, 1999. During Fiscal 1998, 31,397 A Warrants and 14,539 B Warrants were exercised. During Fiscal 1997, 36,532 A Warrants and 25,000 B Warrants were exercised. During 1996, 30,240 A Warrants and 25,120 B Warrants were exercised. At September 30, 1998, 91,212 A Warrants and 66,566 B Warrants were outstanding.

     In July 1996, as part of an agreement to combine with Republic Industries, Inc. ("Republic"), ADT granted to Republic a warrant (the "Republic Warrant") to acquire 14,439,900 common shares of the Company at an exercise price of $20.78 per common share. Following termination of the agreement to combine with Republic, the Republic Warrant vested and was exercisable by Republic in the six month period commencing September 27, 1996. In March 1997, the Republic Warrant was exercised by Republic, and the Company received $300 million in cash.

     TREASURY SHARES -- From time to time the Company, through its subsidiaries, purchases shares in the open market to satisfy certain stock-based compensation arrangements. During Fiscal 1998, certain executives sold approximately 2.6 million common shares to the Company at the shares' then fair market value.

     DIVIDENDS -- Tyco has paid a quarterly cash dividend of $0.025 per common share since July 1997. Prior to the merger with ADT, Former Tyco paid a quarterly cash dividend of $0.025 in Fiscal 1997 and 1996. ADT paid no dividends on its common shares in Fiscal 1997 or 1996. Keystone paid quarterly dividends of $0.185

                            TYCO INTERNATIONAL LTD.

per share in Fiscal 1997 and 1996. USSC declared quarterly dividends of $0.04 per share in Fiscal 1998 and Fiscal 1997 and aggregate dividends of $0.08 per share in 1996. AMP paid dividends of $0.26 per share in the first quarter of Fiscal 1998 and $0.27 per share in the last three quarters of Fiscal 1998, $0.26 per share in each of the three quarters in Fiscal 1997 and aggregate dividends of $1.00 per share in 1996.

11.  CHARGE FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

     Charges for the impairment of long-lived assets are as follows:

                                                        1998     1997      1996
                                                        ----    ------    ------
                                                             (IN MILLIONS)
Fire and Security Services............................  $--     $118.8    $731.7
Flow Control Products.................................   --       29.6        --
Healthcare and Specialty Products.....................   --         --      13.0
                                                        ---     ------    ------
                                                        $--     $148.4    $744.7
                                                        ===     ======    ======

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 requires the recoverability of the carrying value of long-lived assets, primarily property, plant and equipment and related goodwill and other intangible assets, to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Under SFAS 121 impairment losses are recognized when expected future cash flows are less than the assets' carrying value. When indicators of impairment are present, the carrying values of the assets are evaluated in relation to the operating performance and future undiscounted cash flows of the underlying business. The net book value of the underlying assets is adjusted if the sum of expected future undiscounted cash flows is less than book value.

  1997 Charges

     The Company recorded charges of $148.4 million for the impairment of long-lived assets in Fiscal 1997.

     The Fire and Security Services group recorded a charge of $118.8 million. This includes $98.8 million related to subscriber security systems installed at customers' premises in the United States and Canada, determined following a review of the carrying value of the assets. It also includes an impairment in the carrying value of goodwill of $20.0 million resulting from the combination of ADT's electronic security business with that of Former Tyco.

     The Flow Control Products group recorded a charge of $29.6 million reflecting an impairment in the carrying value of goodwill resulting from the combination of Keystone's valve manufacturing and distribution business with that of Former Tyco.

  1996 Charges

     Following the adoption of SFAS 121, in particular the change in methodology requiring the Company to evaluate assets at the lowest level of asset grouping rather than on an aggregate basis, the Company recorded a charge of $731.7 million in the Fire and Security Services segment relating to the electronic security services business of ADT. The assets principally comprise subscriber systems installed at customers' premises, which are included in property, plant and equipment, and the related goodwill and other intangible assets.

     Of this charge, $397.1 million related to an impairment in the carrying value of subscriber systems, principally in the commercial sector, including the related goodwill, which principally arose on the acquisition of ADT Security Services in 1987. Since 1989, the Company's electronic security services operations in the residential sector have developed at a very rapid rate based principally on internally generated growth. As a

                            TYCO INTERNATIONAL LTD.

consequence, the Company's operations in the commercial sector, which were acquired principally in 1987, have now been complemented by a significant residential electronic security services operation and operations have been reorganized along separate commercial and residential business lines, rather than on an aggregate geographic basis. When the financial projections and estimated cash flows of the commercial sector were analyzed separately, they indicated that the carrying value of the related assets may not be fully recoverable. The impairment charge amounted to $303.4 million in the United States, $56.7 million in Canada and $37.0 million in Europe.

     The remaining $334.6 million impairment charge relates to the electronic security services of the ASH Group, which principally arose on the acquisition of certain of the businesses of Modern Security Systems in 1989 and 1990, API Security in 1989 and the Sonitrol Group in 1992. After a review of the carrying value of subscriber systems and related goodwill and other intangibles in connection with a reorganization of both the commercial and residential business sectors to address, in part, changes in the electronic security services business environment and performance similar to those being addressed by the ADT group, an impairment charge in the carrying values of the assets was recorded. In addition, the aggregate fair value of ADT common shares issued to ASH shareholders was significantly less than ASH's consolidated net asset value. It was for all of these reasons that the Company reviewed the assets for impairment upon adoption of SFAS 121. The impairment charge amounted to $211.2 million in the United Kingdom and $123.4 million in the United States.

     An impairment charge of $13.0 million was recorded in the Company's vehicle auction business, included in the Healthcare and Specialty Products segment, relating to an impairment in the carrying value of property and related improvements, including related goodwill, which principally arose on the acquisition of ADT Automotive in 1987.

12.  OTHER INCOME LESS EXPENSES

     Other income less expenses in 1996 consists of a litigation settlement gain of $65.0 million (Note 3) and gains on long-term investments of $54.4 million. During 1996, gains arising from the ownership of long-term investments comprised a net gain of $53.4 million relating to the disposal in November 1996 of ADT's entire investment in Limelight Group plc, a United Kingdom quoted company, which was previously valued and accounted for by ADT at a nominal amount, a net gain of $1.2 million relating to the disposal of ADT's equity investment in Integrated Transport Systems Limited (Note 3) and other net losses of $0.2 million principally arising from the disposal of other non-core investments.

13.  EXTRAORDINARY ITEMS

     The extraordinary item during Fiscal 1998 was the write off of unamortized deferred financing costs of $3.6 million related to the LYONs (Note 4) and is stated net of applicable income tax benefit of $1.2 million. During Fiscal 1997 and 1996 the Company reacquired in the market certain of its long-term debt, which was financed from cash on hand and new credit agreements. Extraordinary items during Fiscal 1997 and 1996 included the loss arising on reacquisition of these notes of $79.7 million and $5.1 million, respectively, and the write off of unamortized deferred refinancing costs and other related fees of $11.6 million and $4.0 million, respectively, and are stated net of applicable income tax benefit of $33.0 million and $0.7 million, respectively.

14.  CUMULATIVE EFFECT OF ACCOUNTING CHANGES

     The cumulative effect of accounting changes during Fiscal 1997 of $15.5 million ($22.9 million pre-tax) related to AMP changing the accounting practices used to develop inventory costs, including standardizing globally the definition of capacity used in determining overhead rates and changing its inventory costing methodology to include manufacturing engineering costs in inventory costs.

                            TYCO INTERNATIONAL LTD.

15.  EARNINGS (LOSS) PER COMMON SHARE

     During the first quarter of Fiscal 1998, the Company was required to adopt SFAS No. 128, "Earnings Per Share". SFAS No. 128 specifies the computation, presentation and disclosure requirements for earnings per share and is substantially similar to the standards recently issued by the International Accounting Standards Committee entitled "International Accounting Standards Earnings Per Share". Prior period earnings per common share data have been restated in accordance with the provisions of this statement.

     The reconciliations between basic and diluted earnings (loss) per common share are as follows:

                                         YEAR ENDED                  NINE MONTHS ENDED                 YEAR ENDED
                                     SEPTEMBER 30, 1998              SEPTEMBER 30, 1997             DECEMBER 31, 1996
                                -----------------------------   ----------------------------   ---------------------------
                                                    PER SHARE                      PER SHARE                     PER SHARE
                                 INCOME    SHARES    AMOUNT      LOSS     SHARES    AMOUNT     INCOME   SHARES    AMOUNT
                                --------   ------   ---------   -------   ------   ---------   ------   ------   ---------
                                                           (IN MILLIONS, EXCEPT PER SHARE DATA)
BASIC INCOME (LOSS) PER COMMON
  SHARE:
Net income (loss) available to
  common shareholders.........  $1,166.2   791.7      $1.47     $(396.0)  738.3      $(.54)    $21.2    686.1      $.03
Stock options and warrants....        --    10.5                     --      --                   --     17.4
Exchange of LYONs debt........       7.2    10.2                     --      --                   --       --
                                --------   -----                -------   -----                -----    -----
DILUTED INCOME (LOSS) PER
  COMMON SHARE:
Net income (loss) available to
  common shareholders plus
  assumed conversions.........  $1,173.4   812.4      $1.44     $(396.0)  738.3      $(.54)    $21.2    703.5      $.03
                                ========   =====                =======   =====                =====    =====

     The computation of diluted income per common share in Fiscal 1998 excludes the effect of the assumed exercise of approximately 11.9 million stock options that were outstanding as of September 30, 1998, because the effect would be anti-dilutive.

16.  MERGER, RESTRUCTURING AND OTHER NON-RECURRING CHARGES

     Merger, restructuring and other non-recurring charges are as follows:

  1998 Charges

     During the fourth quarter of Fiscal 1998, USSC recorded certain charges of $80.5 million. These charges include $70.9 million of costs to exit certain businesses. These costs are the write down of assets from earlier purchases of technology that management presently believes has minimal commercial application and the adjustment to net realizable value of certain assets. In addition, merger costs of $9.6 million were recorded that represent legal and insurance costs related to the merger consummated in the first quarter of Fiscal 1999. During the first quarter of Fiscal 1998, USSC recorded restructuring charges of $12.0 million related to employee severance costs, facility disposals and asset write-downs as part of USSC's cost cutting program.

     During the fourth quarter of Fiscal 1998, AMP recorded charges of $185.8 million associated with its Profit Improvement Plan, which includes the reduction of support staff throughout all its business units and the consolidation of manufacturing plants and other facilities, in addition to certain sales growth initiatives. These charges include the cost of staff reductions of $172.1 million involving the voluntary retirement and involuntary termination of approximately 2,700 staff support personnel and 700 direct manufacturing employees, and the consolidation of certain facilities of $13.7 million relating to six plant and facility closures and consolidations. Approximately $6.0 million in severance costs and $1.0 million in facility closures were paid during the fourth quarter of Fiscal 1998. At September 30, 1998, approximately 2,100 employees had left the Company. See Note 18 for discussion of the voluntary early retirement program.

                            TYCO INTERNATIONAL LTD.

     During the first quarter of Fiscal 1998, AMP reduced the restructuring reserve related to its 1996 restructuring plans by $21.4 million, which was recorded as a credit to merger, restructuring and other non-recurring charges.

     Approximately $77.9 million of accrued merger and restructuring costs are included in other current liabilities at September 30, 1998.

  1997 Charges

     In connection with the mergers consummated in Fiscal 1997 (Note 2), the Company recorded merger, restructuring and other non-recurring charges of $917.8 million. Transaction costs of $239.8 million to effect the mergers relate to legal, accounting, financial advisory services, severance and other costs payable at the time of the mergers as well as other direct expenses. These were expensed as is required under the pooling of interests accounting method. Also incurred were costs required to combine ADT's electronic security business, Keystone's valve manufacturing and distribution business and INBRAND's disposable medical products business with the related businesses of Former Tyco. These costs include the cost of workforce reductions of $130.3 million including the elimination of approximately 4,000 positions, the combination of certain facilities of $194.2 million involving the closure of 18 manufacturing facilities and the consolidation of sales and service offices, electronic security system monitoring centers, warehouses and other locations, disposing of excess equipment and other assets of $133.5 million and other costs of $220.0 million relating to the consolidation of certain product lines, the satisfaction of certain liabilities and other non-recurring charges. Approximately $137.6 million of accrued merger and restructuring costs are included in other current liabilities and $49.4 million in other noncurrent liabilities at September 30, 1998. The Company currently anticipates that the restructurings will be completed during Fiscal 1999, except for certain long-term contractual obligations.

     During Fiscal 1997, USSC recorded restructuring charges of $5.8 million related primarily to employee severance costs associated with the consolidation of manufacturing and certain marketing operations, which was substantially completed during Fiscal 1998. USSC also recorded charges of $24.3 million during Fiscal 1997 for litigation and other related costs relative to patent infringement, of which approximately $21.2 million was included in other current liabilities at September 30, 1998.

  1996 Charges

     During 1996, a charge was recorded which was principally attributable to planned technological infrastructure enhancements to facilitate further consolidation of ADT's entire United States and Canadian monitoring center networks together with all related operations. The charge amounted to $139.5 million and included the write-off of certain property, plant and equipment of $83.9 million, provision for idle property leases of $20.7 million, the termination of certain contractual obligations and other settlement costs of $9.4 million and other integration and restructuring costs of $25.5 million.

     Also in 1996, ADT commenced a strategic and detailed review of the electronic security services businesses acquired as part of the acquisition of ASH in September 1996. This review was intended to integrate fully the ASH group into ADT's existing electronic security service businesses in the United Kingdom and the United States. A restructuring charge of $97.8 million was recorded which included the write-off of certain property, plant and equipment of $13.2 million, provision for idle property leases of $22.5 million, the termination of certain contractual obligations and other settlement costs of $35.2 million and other integration and restructuring costs of $26.9 million.

     Approximately $17.6 million of costs related to these charges are included in other current and noncurrent liabilities at September 30, 1998. These restructurings are substantially complete.

     The fees and expenses related to the ASH merger were expensed as required under the pooling of interests accounting method. Such fees and expenses amounted to $8.8 million in 1996.

                            TYCO INTERNATIONAL LTD.

     During the fourth quarter of 1996, AMP recorded charges of $98.0 million relating to the exiting of various product lines and manufacturing operations that were not performing at levels which enhance shareholder value. These charges include severance of $13.3 million, closure of facilities and investigation of environmental matters of $42.3 million, the termination of certain contractual commitments of $26.6 million and other restructuring costs of $15.8 million. These restructurings were substantially completed during the first quarter of Fiscal 1998.

17.  COMMITMENTS AND CONTINGENCIES

     The Company occupies certain facilities under leases that expire at various dates through the year 2021. Rental expense under these leases and leases for equipment was $331.7 million, $242.9 million and $297.9 million for Fiscal 1998, Fiscal 1997, and 1996, respectively. At September 30, 1998, the minimum lease payment obligations under noncancelable operating leases were as follows: $262.5 million in Fiscal 1999, $241.9 million in Fiscal 2000, $167.7 million in Fiscal 2001, $144.1 million in Fiscal 2002, $93.2 million in Fiscal 2003 and an aggregate of $312.0 million in Fiscal years 2004 through 2021. USSC's North Haven lease agreement includes contingent rent provisions based on formulas utilizing the consumer price index. The North Haven facilities are leased from a trust, of which the original developer (the "Owner Participant") holds the beneficial interest. The Owner Participant has the right to require USSC or USSC's designee to purchase the beneficial interest. This right can be exercised no earlier than April 2000 and continues for approximately two years. If the right is exercised, USSC's obligations as lessee under the lease would not change. USSC also has a right at any time to purchase the property from the Owner Participant for the greater of fair value or the then outstanding debt amount. In addition, USSC is obligated to make additional contingent rental payments. The earliest potential payment of contingent rent of approximately $19 million could be due no earlier than July 2000 if the Owner Participant exercises the right to sell the facility to USSC, or the Owner Participant elects the one-time lump sum payment of contingent rent. Otherwise, the determination of the contingent rental payments will be based upon movements in the consumer price index during the period September 1997 to September 2000, subject to the annual cap on the consumer price index movement of 2.5% per year, and cannot exceed $39 million as stipulated in the agreement. As of September 30, 1998, the Company has accrued $6.4 million related to contingent rental payments. In December 1998, the Company assumed the debt which financed the property for the Owner Participant for approximately $211 million. The assumption of the debt combined with the settlement of certain other obligations of $23 million resulted in the Company acquiring ownership of the North Haven property for a total cost of $234 million.

     In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company's financial position or results of operations.

     The Company is involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites. The ultimate cost of site cleanup is difficult to predict given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods. Based upon the Company's experience with the foregoing environmental matters, the Company has concluded that there is at least a reasonable possibility that remedial costs will be incurred with respect to these sites in an aggregate amount in the range of $36.3 million to $89.6 million. At September 30, 1998, the Company has concluded that the most probable amount that will be incurred within this range is $43.7 million, and $25.5 million of such amount is included in the caption "accrued expenses and other current liabilities" and $18.2 million is included in "other long-term liabilities" in the accompanying Consolidated Balance Sheet. Based upon information available to the Company, at those sites where there has been an allocation of the liability for cleanup costs among a number of parties, including the Company, and such liability could be joint and several, management believes it is probable that other responsible parties will fully pay the cost allocated to them, except with respect to one site for which the Company has assumed that

                            TYCO INTERNATIONAL LTD.

one of the identified responsible parties will be unable to pay the cost apportioned to it and that such party's cost will be reapportioned among the remaining responsible parties. In view of the Company's financial position and reserves for environmental matters of $43.7 million, the Company has concluded that its payment of such estimated amounts will not have a material effect on its financial position, results of operations or liquidity.

     The Company is a defendant in a number of other pending legal proceedings incidental to present and former operations, acquisitions and dispositions. The Company does not expect the outcome of these proceedings either individually or in the aggregate to have a material adverse effect on its financial position, results of operations or liquidity.

18.  RETIREMENT PLANS

     Defined Benefit Pension Plans -- The Company has a number of noncontributory and contributory defined benefit retirement plans covering certain of its U.S. and non-U.S. employees, designed in accordance with conditions and practices in the countries concerned. Contributions are based on periodic actuarial valuations which use the projected unit credit method of calculation and are charged to the consolidated statements of operations on a systematic basis over the expected average remaining service lives of current employees. The net pension expense is assessed in accordance with the advice of professionally qualified actuaries in the countries concerned or is based on subsequent formal reviews for the purpose. The Company's funding policy is to make annual contributions to the extent such contributions are tax deductible as actuarially determined. The benefits under the defined benefit plans are based on years of service and compensation.

     Voluntary Early Retirement Programs -- In the fourth quarter of Fiscal 1998, AMP offered enhanced retirement benefits to targeted groups of employees. The cost of these benefits totaled $138.3 million and was recorded as part of AMP's fourth quarter restructuring charge, as well as the associated net settlement gain of $13.5 million. These amounts have not been included in the determination of net periodic pension cost presented below.

     The net periodic pension cost for all defined benefit pension plans includes the following components:

                                                    1998       1997       1996
                                                   -------    -------    -------
                                                           (IN MILLIONS)
Service cost.....................................  $  80.3    $  55.3    $  67.7
Interest cost....................................    136.4       97.1      114.7
Actual return....................................    (60.9)    (310.9)    (178.3)
Net amortization and deferral....................   (108.6)     195.8       45.9
Curtailment gain.................................    (28.4)        --         --
                                                   -------    -------    -------
Net periodic pension expense.....................  $  18.8    $  37.3    $  50.0
                                                   =======    =======    =======

                            TYCO INTERNATIONAL LTD.

     (Prepaid) accrued pension cost at September 30, 1998 for all defined benefit plans is as follows:

                                                      ASSETS EXCEED    ACCUMULATED
                                                       ACCUMULATED      BENEFITS
                                                        BENEFITS      EXCEED ASSETS    TOTAL
                                                      -------------   -------------   --------
                                                                   (IN MILLIONS)
Actuarial present value of accumulated benefit
  obligations:
     Vested.........................................     $778.6         $  905.6      $1,684.2
     Non-vested.....................................       13.3            122.0         135.3
                                                         ------         --------      --------
Total...............................................      791.9          1,027.6       1,819.5
Effect of future salary increases...................       29.3            178.4         207.7
                                                         ------         --------      --------
Projected benefit obligations.......................      821.2          1,206.0       2,027.2
Plan assets at fair value...........................      870.0            827.8       1,697.8
                                                         ------         --------      --------
Plan assets (in excess of) less than projected
  benefit obligations...............................      (48.8)           378.2         329.4
Unrecognized transition asset (liability)...........       13.0             (4.3)          8.7
Unrecognized prior service cost.....................       (2.0)           (30.0)        (32.0)
Additional minimum liability........................         --             64.1          64.1
Unrecognized net loss...............................      (33.8)           (34.4)        (68.2)
                                                         ------         --------      --------
(Prepaid) accrued pension cost......................     $(71.6)        $  373.6      $  302.0
                                                         ======         ========      ========

     Accrued pension cost at September 30, 1997 for defined benefit plans is as follows:

                                                        ASSETS
                                                        EXCEED       ACCUMULATED
                                                     ACCUMULATED       BENEFITS
                                                       BENEFITS     EXCEED ASSETS     TOTAL
                                                     ------------   --------------   --------
                                                                  (IN MILLIONS)
Actuarial present value of accumulated benefit
  obligations:
     Vested........................................    $1,283.3         $309.0       $1,592.3
     Non-vested....................................        72.4           55.8          128.2
                                                       --------         ------       --------
Total..............................................     1,355.7          364.8        1,720.5
Effect of future salary increases and other........       218.4           42.3          260.7
                                                       --------         ------       --------
Projected benefit obligations......................     1,574.1          407.1        1,981.2
Plan assets at fair value..........................     1,762.2          263.2        2,025.4
                                                       --------         ------       --------
Plan assets (in excess of) less than projected
  benefit obligations..............................      (188.1)         143.9          (44.2)
Unrecognized transition asset (liability)..........        27.4          (10.5)          16.9
Unrecognized prior service cost....................       (10.5)         (14.6)         (25.1)
Additional minimum liability.......................          --           35.8           35.8
Unrecognized net gain (loss).......................       231.9          (37.8)         194.1
                                                       --------         ------       --------
Accrued pension cost...............................    $   60.7         $116.8       $  177.5
                                                       ========         ======       ========

     Pursuant to the provisions of SFAS 87, "Employers' Accounting for Pensions," the Company recorded, in other liabilities, an additional minimum pension liability adjustment of $64.1 million and $35.8 million as of September 30, 1998 and September 30, 1997, respectively, representing the amount by which the accumulated benefit obligation exceeded the fair value of plan assets plus accrued amounts previously recorded. The additional liability has been offset by an intangible asset, included in goodwill and other intangible assets, to the extent of previously unrecognized prior service cost. The amount in excess of previously unrecognized prior service cost is recorded, net of the related deferred tax benefit, as a reduction of shareholders' equity in the amount of $25.4 million at September 30, 1998 and $10.7 million at September 30, 1997, respectively.

                            TYCO INTERNATIONAL LTD.

     During Fiscal 1998, the Company recorded a gain of $28.4 million related to the curtailment of a subsidiary's defined benefit pension plan. In Fiscal 1998, Fiscal 1997, and 1996, the Company terminated certain defined benefit pension plans and distributed the plans' assets to the participants. Gains and losses in Fiscal 1997 and 1996 resulting from terminations were not material. In addition, the Company recognized liabilities for certain plans related to business acquisitions in each of the years presented, the amounts of which were not material.

     Of the total plan obligations in Fiscal 1998, 59% relate to U.S. plans and 41% relate to non-U.S. plans (in Fiscal 1997, 64% and 36%, respectively). The average discount rate used in determining the actuarial present value of the projected benefit obligation, weighted in relation to plan obligations, was 6.4% at September 30, 1998 (7.1% at September 30, 1997). The average rate of increase in future compensation levels was 3.8% at September 30, 1998 (4.4% at September 30, 1997). The weighted average long-term rate of return on assets was 8.9% at September 30, 1998 (9.1% at September 30, 1997). Plan assets are invested principally in equity and fixed income instruments.

     The Former Tyco also participates in a number of multi-employer defined benefit plans on behalf of certain employees. Pension expense related to multi-employer plans was $1.7 million, $1.5 million, and $2.0 million for Fiscal 1998, Fiscal 1997, and 1996, respectively.

     DEFINED CONTRIBUTION RETIREMENT PLANS -- The Company maintains several defined contribution retirement plans, which include 401(k) matching programs, as well as qualified and nonqualified profit sharing and stock bonus retirement plans. Pension expense for the defined contribution plans is computed as a percentage of participants' compensation and was $57.1 million, $43.1 million and $49.7 million for Fiscal 1998, Fiscal 1997, and 1996, respectively. The Company also maintains an unfunded Supplemental Executive Retirement Plan ("SERP"). This plan is nonqualified and restores the employer match that certain employees lose due to IRS limits on eligible compensation under the defined contribution plans. Expense related to the SERP was $3.7 million, $2.2 million and $1.7 million in Fiscal 1998, Fiscal 1997 and 1996, respectively.

     POST-RETIREMENT BENEFIT PLANS -- The Company generally does not provide post-retirement benefits other than pensions for its employees. Certain of Former Tyco's acquired operations provide these benefits to employees who were eligible at the date of acquisition. In addition, ADT's electronic security services operation in the United States sponsors an unfunded defined benefit post-retirement plan which covers both salaried and non-salaried employees and which provides medical and other benefits. This post-retirement health care plan is contributory, with retiree contributions adjusted annually. The Company recorded a gain of $8.8 million related to the curtailment of this plan in Fiscal 1998.

     AMP provides post-retirement health care coverage to qualifying U.S. retirees. As a result of the merger with Tyco, a $13.7 million adjustment was recorded to conform AMP's accounting method for post-retirement benefits to Tyco's method, regarding the initial recognition of such benefits upon adoption of SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions."

     Net periodic post-retirement benefit cost reflects the following components:

                                                            1998    1997    1996
                                                            ----    ----    ----
                                                               (IN MILLIONS)
Service cost..............................................  $3.2    $2.0    $2.9
Interest cost.............................................   9.5     7.0     8.7
Net amortization and deferral.............................  (3.9)   (3.1)   (3.5)
Curtailment gain..........................................  (8.8)     --      --
                                                            ----    ----    ----
Net periodic post-retirement benefit cost.................  $ --    $5.9    $8.1
                                                            ====    ====    ====

                            TYCO INTERNATIONAL LTD.

     The components of the accrued post-retirement benefit obligation, all of which are unfunded, are as follows:

                                                         SEPTEMBER 30,   SEPTEMBER 30,
                                                             1998            1997
                                                         -------------   -------------
                                                                 (IN MILLIONS)
Accumulated post-retirement benefit obligation:
     Retirees..........................................     $135.0          $ 82.6
     Fully eligible active plan participants...........       24.9            23.3
     Other active plan participants....................       16.5            21.7
                                                            ------          ------
                                                             176.4           127.6
Unrecognized prior service benefit.....................        5.7            13.8
Unrecognized net (loss) gain...........................       (8.9)           25.6
                                                            ------          ------
Accrued post-retirement benefit cost...................     $173.2          $167.0
                                                            ======          ======

     For measurement purposes, in Fiscal 1998, a 9.1% and 8.0% composite annual rate of increase in the per capita cost of covered health care benefits was assumed by Tyco and AMP, respectively. Tyco's rate was assumed to decrease gradually to 4.5% by the year 2008 and remain at that level thereafter, and AMP's rate was assumed to decrease to 5.5% in the year 2002 and later. The health care cost trend rate assumption may have a significant effect on the amounts reported. To illustrate, on a combined basis, increasing Tyco's and AMP's assumed health care cost trend rate by one percentage point would increase the accumulated post-retirement benefit obligation as of September 30, 1998 by $7.2 million and the aggregate of the service and interest cost component of net periodic post-retirement benefit cost for the year then ended by $.6 million. The combined weighted average discount rate used in determining the accumulated post-retirement benefit obligation was 6.75% at September 30, 1998 (7.45% at September 30, 1997).

19.  CONSOLIDATED SEGMENT DATA

     Selected information by industry segment is presented below.

                            TYCO INTERNATIONAL LTD.

                                                              AS AT AND
                                             AS AT AND      FOR THE NINE         AS AT AND
                                           FOR THE YEAR        MONTHS           FOR THE YEAR
                                               ENDED            ENDED              ENDED
                                           SEPTEMBER 30,    SEPTEMBER 30,       DECEMBER 31,
                                               1998             1997                1996
                                           -------------    -------------    ------------------
                                                              (IN MILLIONS)
Net sales:
     Healthcare and Specialty Products...    $ 4,672.4        $ 2,869.9          $ 3,113.7
     Fire and Security Services..........      4,742.2          3,149.1            3,694.9
     Flow Control Products...............      2,341.8          1,684.1            1,928.8
     Electrical and Electronic
       Components........................      7,305.3          5,039.4            5,933.6
                                             ---------        ---------          ---------
                                             $19,061.7        $12,742.5          $14,671.0
                                             =========        =========          =========
Operating income:
     Healthcare and Specialty Products...    $   345.2(1)     $   297.9(3)       $   509.6(7)
     Fire and Security Services..........        654.9           (312.4)(4)         (621.3)(8)
     Flow Control Products...............        325.9            (92.1)(5)          198.0
     Electrical and Electronic
       Components........................        690.4(2)         277.2(6)           544.5(9)
     Corporate and other expenses........        (68.3)           (44.8)             (43.4)
                                             ---------        ---------          ---------
                                             $ 1,948.1        $   125.8          $   587.4
                                             =========        =========          =========
Total Assets:
     Healthcare and Specialty Products...    $ 7,256.8        $ 3,965.4          $ 3,476.1
     Fire and Security Services..........      6,822.1          4,338.2            4,343.1
     Flow Control Products...............      2,576.2          1,865.9            1,758.8
     Electrical and Electronic
       Components........................      6,530.1          6,425.2            4,984.0
     Corporate assets....................        255.5            366.1              124.2
                                             ---------        ---------          ---------
                                             $23,440.7        $16,960.8          $14,686.2
                                             =========        =========          =========
Depreciation and Amortization:
     Healthcare and Specialty Products...    $   262.5        $   130.1          $   154.5
     Fire and Security Services..........        269.8            205.5              254.0
     Flow Control Products...............        120.0             63.8               78.3
     Electrical and Electronic
       Components........................        466.5            355.2              435.8
     Corporate...........................         18.9             19.6               15.5
                                             ---------        ---------          ---------
                                             $ 1,137.7        $   774.2          $   938.1
                                             =========        =========          =========
Capital Expenditures:
     Healthcare and Specialty Products...    $   202.9        $   160.8          $   132.8
     Fire and Security Services..........        491.4            304.8              362.0
     Flow Control Products...............         92.6             58.3               69.4
     Electrical and Electronic
       Components........................        520.2            339.2              596.9
     Corporate...........................         10.4              3.5                1.3
                                             ---------        ---------          ---------
                                             $ 1,317.5        $   866.6          $ 1,162.4
                                             =========        =========          =========

---------------
(1) Includes non-recurring charges of $80.5 million primarily related to business exit costs and restructuring charges of $12.0 million related to USSC's operations.

(2) Includes restructuring and other non-recurring charges recorded by AMP of $185.8 million related to its Profit Improvement Plan and an offsetting credit of $21.4 million to reduce the restructuring reserve established in 1996.

(3) Includes charges of $131.3 million related to merger, restructuring and other non-recurring charges in connection with the INBRAND merger and $24.3 million for litigation and other related costs and $5.8 million for restructuring charges in USSC's operations.

                            TYCO INTERNATIONAL LTD.

(4) Includes charges of $530.3 million related to merger, restructuring and other non-recurring charges and $118.8 million related to the impairment of long-lived assets in connection with the merger of ADT and Former Tyco.

(5) Includes charges of $256.2 million related to merger, restructuring and other non-recurring charges and $29.6 million related to the impairment of long-lived assets in connection with the Keystone merger.

(6) Includes a charge of $361.0 million related to the write off of purchased research and development costs in connection with an acquisition.

(7) Includes a charge of $13.0 million related to the impairment of long-lived assets in ADT's vehicle auction services operation.

(8) Includes charges of $731.7 million related to the impairment of long-lived assets and $237.3 million relating to restructuring and other non-recurring items in ADT's electronic security services operations and $8.8 million related to professional and other transaction costs in connection with the ASH merger.

(9) Includes restructuring and other non-recurring charges of $98.0 million primarily related to business exit costs in AMP's operations.

20.  CONSOLIDATED GEOGRAPHIC DATA

     Selected information by geographic area is presented below.

                                                              AS AT AND
                                             AS AT AND      FOR THE NINE      AS AT AND
                                           FOR THE YEAR        MONTHS       FOR THE YEAR
                                               ENDED            ENDED           ENDED
                                           SEPTEMBER 30,    SEPTEMBER 30,   DECEMBER 31,
                                               1998             1997            1996
                                           -------------    -------------   -------------
                                                           (IN MILLIONS)
Net sales:
     Americas (primarily U.S.)...........    $12,518.4        $ 8,127.7       $ 8,980.7
     Europe..............................      4,431.4          2,995.5         3,679.5
     Asia -- Pacific.....................      2,111.9          1,619.3         2,010.8
                                             ---------        ---------       ---------
                                             $19,061.7        $12,742.5       $14,671.0
                                             =========        =========       =========
Operating income:
     Americas (primarily U.S.)...........    $ 1,191.4        $  (132.2)      $   195.4
     Europe..............................        608.1            141.9           195.1
     Asia -- Pacific.....................        148.6            116.1           196.9
                                             ---------        ---------       ---------
                                             $ 1,948.1        $   125.8       $   587.4
                                             =========        =========       =========
Total Assets:
     Americas (primarily U.S.)...........    $16,465.0        $11,495.2       $ 9,632.2
     Europe..............................      4,874.0          3,346.7         3,244.6
     Asia -- Pacific.....................      1,846.2          1,752.8         1,685.2
     Corporate assets....................        255.5            366.1           124.2
                                             ---------        ---------       ---------
                                             $23,440.7        $16,960.8       $14,686.2
                                             =========        =========       =========

                            TYCO INTERNATIONAL LTD.

21.  SUPPLEMENTARY BALANCE SHEET INFORMATION

     Selected supplementary balance sheet information is presented below.

                                                         SEPTEMBER 30,   SEPTEMBER 30,
                                                             1998            1997
                                                         -------------   -------------
                                                                 (IN MILLIONS)
Inventories:
     Purchased materials and manufactured parts........    $  681.4        $  407.5
     Work in process...................................       729.8           745.3
     Finished goods....................................     1,198.8         1,037.9
                                                           --------        --------
                                                           $2,610.0        $2,190.7
                                                           ========        ========
Property, Plant and Equipment:
     Land..............................................    $  272.0        $  263.0
     Buildings.........................................     2,013.0         1,781.8
     Subscriber systems................................     2,171.5         1,737.6
     Machinery and equipment...........................     6,125.5         5,675.2
     Leasehold improvements............................       264.5           232.8
     Construction in progress..........................       499.3           431.9
     Accumulated depreciation..........................    (5,241.5)       (4,832.8)
                                                           --------        --------
                                                           $6,104.3        $5,289.5
                                                           ========        ========
Accrued payroll and payroll related costs..............    $  405.3        $  381.3
                                                           ========        ========

22.  SUPPLEMENTARY INCOME STATEMENT INFORMATION

     Selected supplementary income statement information is presented below.

                                                              NINE MONTHS
                                              YEAR ENDED         ENDED        YEAR ENDED
                                             SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,
                                                 1998            1997            1996
                                             -------------   -------------   ------------
                                                            (IN MILLIONS)
Research and development...................     $518.2          $327.9          $412.9
Advertising................................     $110.8          $ 82.2          $110.0

                            TYCO INTERNATIONAL LTD.

23.  COMPARATIVE RESULTS (UNAUDITED)

     The change in year end resulted in Fiscal 1997 covering the nine month period ended September 30, 1997. The following unaudited financial information for the twelve months ended September 30, 1997 is presented to provide comparative results to those for Fiscal 1998 included in the accompanying Consolidated Statement of Operations.

                                                             TWELVE MONTHS ENDED
                                                             SEPTEMBER 30, 1997
                                                             -------------------
                                                            (IN MILLIONS, EXCEPT
                                                             PER SHARE AMOUNTS)
Net sales.................................................        $16,657.3
Gross profit..............................................          5,383.7
Operating income..........................................            131.0
Income taxes..............................................           (379.5)
Loss before extraordinary items and cumulative effect of
  accounting changes......................................           (300.5)
Extraordinary items, net of taxes.........................            (60.9)
Cumulative effect of accounting changes, net of taxes.....             15.5
Net loss..................................................           (345.9)
Basic loss per common share:
     Loss before extraordinary items and cumulative effect
       of accounting changes..............................        $    (.43)
     Extraordinary items, net of taxes....................             (.08)
     Cumulative effect of accounting changes, net of
       taxes..............................................              .02
     Net loss per common share............................             (.49)
Diluted loss per common share:
     Loss before extraordinary items and cumulative effect
       of accounting changes..............................        $    (.43)
     Extraordinary items, net of taxes....................             (.08)
     Cumulative effect of accounting changes, net of
       taxes..............................................              .02
     Net loss per common share............................             (.49)

24.  SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data is presented below.

                                                                  YEAR ENDED SEPTEMBER 30, 1998
                                                         -----------------------------------------------
                                                         1ST QTR.(1)   2ND QTR.   3RD QTR.   4TH QTR.(2)
                                                         -----------   --------   --------   -----------
                                                              (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales..............................................   $4,438.8     $4,561.8   $4,948.7    $5,112.4
Gross profit...........................................    1,504.9      1,546.4    1,646.4     1,669.2
Income (loss) before extraordinary items...............      389.3        399.9      400.0       (20.6)
Net income (loss)(6)...................................      388.4        399.6      399.0       (20.8)
Basic income (loss) per common share:
     Income (loss) before extraordinary items..........   $    .51     $    .51   $    .50    $   (.03)
     Net income (loss) per common share................        .51          .51        .49        (.03)
Diluted income (loss) per common share:
     Income (loss) before extraordinary items..........   $    .49     $    .50   $    .49    $   (.03)
     Net income (loss) per common share................        .49          .50        .49        (.03)

                            TYCO INTERNATIONAL LTD.

                                                                NINE MONTHS ENDED SEPTEMBER 30, 1997
                                                            ---------------------------------------------
                                                            1ST QTR.(3)   2ND QTR.(3)(4)   3RD QTR.(3)(5)
                                                            -----------   --------------   --------------
                                                                (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales.................................................   $4,007.4        $4,301.4         $4,433.7
Gross profit..............................................    1,310.2         1,459.8          1,448.9
Income (loss) before extraordinary items and cumulative
  effect of accounting changes............................      285.3           269.7           (903.5)
Net income (loss)(6)......................................      300.8           269.7           (961.8)
Basic income (loss) per common share:
     Income (loss) before extraordinary items and
       cumulative effect of accounting changes............   $    .39        $    .36         $  (1.20)
     Net income (loss) per common share...................        .41             .36            (1.28)
Diluted income (loss) per common share:
     Income (loss) before extraordinary items and
       cumulative effect of accounting changes............   $    .38        $    .35         $  (1.20)
     Net income (loss) per common share...................        .40             .35            (1.28)

---------------
(1) Includes charges of $12.0 million for restructuring charges in USSC's operations and a $21.4 million credit to restructuring charges related to AMP's 1996 restructuring plans.

(2) Includes non-recurring charges of $80.5 million primarily related to business exit costs in USSC's operations and charges of $185.8 million related to AMP's Profit Improvement Plan.

(3) Includes charges of $9.6 million in the first quarter, $47.0 million in the second quarter and $861.2 million in the third quarter related to merger, restructuring and other non-recurring charges primarily in connection with the merger of ADT and Former Tyco and the Keystone and INBRAND mergers.

(4) Includes charges of $24.3 million for litigation and other related costs and $5.8 million for restructuring charges in USSC's operations.

(5) Includes charges of $148.4 million for the impairment of long-lived assets and $361.0 million for the write-off of purchased in-process research and development costs.

(6) Extraordinary items were comprised principally of losses on repayment and the write off of net unamortized deferred refinancing costs relating to the early extinguishment of debt. The cumulative effect of accounting changes in the first quarter of Fiscal 1997 relates to the change in accounting practices used to develop inventory costs in AMP's operations.

25.  TYCO INTERNATIONAL GROUP S.A.

     Tyco International Group S.A. ("TIG"), indirectly owns a substantial portion of the operating subsidiaries of Tyco. As discussed in Note 4, TIG issued $2.75 billion of debt securities in Fiscal 1998, which are fully and unconditionally guaranteed by Tyco. The Company has not included separate financial statements and footnotes for TIG, because of the full and unconditional guarantee by Tyco and the Company's belief that such information is not material to holders of the debt securities. The following presents consolidated summary financial information for TIG and its subsidiaries, as if TIG and its current organizational structure were in place for all periods presented.

                                                         SEPTEMBER 30,   SEPTEMBER 30,
                                                             1998            1997
                                                         -------------   -------------
                                                                 (IN MILLIONS)
Total current assets...................................    $6,639.5        $4,673.5
Total non-current assets...............................    12,090.0         7,275.6
Total current liabilities..............................     5,519.5         4,201.2
Total non-current liabilities..........................     6,401.5         4,166.8

                            TYCO INTERNATIONAL LTD.

                                                           NINE MONTHS
                                          YEAR ENDED          ENDED         YEAR ENDED
                                         SEPTEMBER 30,    SEPTEMBER 30,    DECEMBER 31,
                                             1998             1997             1996
                                         -------------    -------------    ------------
                                                         (IN MILLIONS)
Net sales..............................    $13,535.3        $8,457.8         $9,216.4
Gross profit...........................      4,800.4         2,950.7          3,222.6
Income (loss) before extraordinary
  items................................        693.9(1)       (642.2)(2)       (291.4)(3)
Net income (loss)(4)...................        691.5          (700.5)          (299.8)

---------------
(1) Income before extraordinary items in Fiscal 1998 includes non-recurring charges of $80.5 million and restructuring charges of $12.0 million related to USSC's operations.

(2) Loss before extraordinary items in Fiscal 1997 includes charges related to merger, restructuring and other non-recurring costs of $816.8 million and impairment of long-lived assets of $148.4 million primarily related to the mergers and integration of ADT, Former Tyco, Keystone, and INBRAND. Fiscal 1997 also includes a charge of $361.0 million for the write-off of purchased in-process research and development costs and charges of $24.3 million for litigation and other related costs and $5.8 million for restructuring charges in USSC's operations.

(3) Loss before extraordinary items in 1996 includes non-recurring charges of $744.7 million related to the adoption of SFAS No. 121, $237.3 million related principally to the restructuring of ADT's electronic security services business in the United States and United Kingdom and $8.8 million of fees and expenses related to the ASH merger.

(4) Extraordinary items were comprised principally of losses on repayment and the write off of net unamortized deferred refinancing costs relating to the early extinguishment of debt.

26.  UNSOLICITED TENDER OFFER AND DEFENSE

     In August 1998, AlliedSignal announced its intention to commence an offer to purchase all outstanding shares of AMP's common stock. This offer was rejected by the Board of Directors of AMP. AlliedSignal's offer was then amended twice in September 1998 to reduce the number of shares sought to be purchased. As a result, AMP incurred $15.9 million in fees in defending against AlliedSignal's bid, relating primarily to legal, public relations and financial consulting costs. In April 1999, AlliedSignal converted its AMP stock into Tyco common shares and reached a settlement with Tyco and AMP, under which AlliedSignal was to pay $50 million to AMP, and all parties have released all claims against each other related to AMP.

     In addition, in September 1998, AMP's Board of Directors authorized the establishment of a Flexitrust, a grantor trust, to hold shares of AMP's common stock. AMP expected to sell to the Flexitrust an aggregate of 25 million authorized but unissued shares of common stock. AMP also announced its intention to commence a self-tender offer for 30 million shares of its common stock. AMP estimated that the total funds required to complete the self-tender would be approximately $1.7 billion, which AMP intended to source from a proposed $2.6 billion credit facility.

     In November 1998, AMP announced its intention to merge with Tyco, and at that time AMP's Board of Directors rescinded its authorization for a self-tender offer and the establishment of the Flexitrust. In addition, the debt intended to fund the self-tender was never used and terminated upon the announced merger.

27.  SUBSEQUENT EVENTS (UNAUDITED)

     In November 1998, the Company announced the completion of its acquisition of Graphic Controls Corporation for approximately $460 million, including the assumption of certain outstanding debt. Graphic Controls, a leading designer, manufacturer, marketer and distributor of disposable medical products, will be

                            TYCO INTERNATIONAL LTD.

integrated with Ludlow Technical Products within the Healthcare and Specialty Products group. The Company is accounting for the acquisition as a purchase.

     In January 1999, TIG issued $400 million of its 6.125% notes due 2009 and $800 million of its 6.875% notes due 2029 in a public offering. Interest is payable semi-annually in January and July. Repayment of amounts outstanding under these securities is fully and unconditionally guaranteed by Tyco (Note
25). The net proceeds of approximately $1.17 billion were used to repay borrowings under TIG's $2.25 billion bank credit facility. At the same time, TIG also entered into an interest rate swap agreement to hedge the fixed rate terms of the $400 million notes due 2009. Under the agreement, which expires in January 2009, TIG will receive payments at a fixed rate of 6.125% and will make floating rate payments based on an average of three different LIBO rates, as defined, plus a spread.

     In January 1999, TIG initiated a commercial paper program under which it could initially issue notes with an aggregate face value of up to $1.75 billion from time to time outstanding. In June 1999, the Company increased its borrowing capacity under this program to $3.90 billion. The notes are unsecured and are fully and unconditionally guaranteed by Tyco. Proceeds from the sale of the notes will be used for working capital and other corporate purposes. The Company is required to maintain an available unused balance under its bank credit agreement sufficient to support amounts outstanding under this commercial paper program.

     In February 1999, the Company completed a tender offer for its 7.25% senior notes due 2008, issued by USSC, in which $292 million of the $300 million principal amount of the notes outstanding were purchased. The Company also completed a tender offer for its 12.0% senior subordinated notes due 2005, issued by Graphic Controls, in which all $75 million principal amount of the notes outstanding were purchased.

     In connection with AMP's Profit Improvement Plan (Note 16), AMP recorded additional restructuring charges of $374.2 million during the first six months of Fiscal 1999, primarily related to severance and the closure of facilities. In addition, during the six months ended March 31, 1999, AMP recorded charges of $67.6 million for the impairment of long-lived assets and $31.9 million of transaction costs related to the merger with Tyco. The restructuring actions taken under the plan are expected to be completed in fiscal years 1999 and 2000.

     As a result of the merger with Tyco on April 2, 1999, a change in control of AMP has occurred and, consequently, a maximum total obligation for severance, performance restricted stock and professional fees of approximately $118.1 million will be incurred by AMP in Fiscal 1999.

     In July 1999, the Company announced that its Board of Directors had declared a two-for-one stock split on its common shares. The split will be in the form of a 100 percent stock distribution payable on October 21, 1999 to shareholders of record on October 1, 1999. Per share amounts and share data within the accompanying financial statements have not been adjusted to reflect this stock split.

     On August 12, 1999, Tyco consummated its acquisition of Raychem Corporation. In the transaction, a subsidiary of Tyco paid approximately $1.45 billion in cash and delivered approximately 16.2 million Tyco common shares and assumed approximately $590 million of Raychem debt. Raychem, with fiscal 1998 revenues of $1.8 billion, is a leading international designer, manufacturer and distributor of high-performance electronics products for OEM businesses, and for a broad range of specialized telecommunications, energy and industrial applications, and will be integrated within the Electrical and Electronic Components group. The Company intends to account for the acquisition as a purchase.

     On August 17, 1999, Tyco announced the completion of the sale of certain businesses within its Flow Control Products division, including The Mueller Company and Grinnell Supply Sales and Manufacturing for approximately $810 million in cash. In connection with this transaction Tyco granted a non-exclusive license to the buyer for certain intellectual property and is entitled to receive royalties equal to a percentage of net sales of the businesses sold.

                            TYCO INTERNATIONAL LTD.

     In August 1999, TIG issued $500 million floating rate notes due 2000, $500 million floating rate notes due 2001, $1 billion 6 7/8% notes due 2002 and Y10 billion (approximately $89.7 million) 0.57% notes due 2000. The $500 million floating rate notes bear interest at LIBOR plus 0.6% for the 2000 notes and LIBOR plus 0.7% for the 2001 notes. The net proceeds of approximately $2.08 billion were used to repay borrowings under the Company's $3.90 billion commercial paper program. In connection with the $1 billion 6 7/8% notes, TIG entered into an interest rate swap agreement expiring in September 2002, under which TIG will receive a fixed rate of 6 7/8% and will pay a floating rate based on the average of two different LIBO rates, as defined, plus 3.755%. In connection with the yen denominated 0.57% notes, TIG entered into a cross-currency swap expiring in September 2000, under which TIG will receive a payment of Y10 billion plus accrued interest at a rate of 0.57% and will make quarterly U.S. dollar payments based on LIBOR plus 0.60%, as well as a final payment at maturity of approximately $89.7 million.

     On August 31, 1999, Tyco announced that a subsidiary had entered into a definitive agreement to acquire AFC Cable Systems, Inc., a manufacturer of prewired armor cable. AFC Cable shareholders will receive a fraction of a Tyco share valued at $45.00 per share for each share of AFC Cable. The transaction is valued at approximately $575 million and is contingent upon customary regulatory review and approval by AFC Cable stockholders. AFC Cable will be integrated within the Company's Telecommunications and Electronics group (formerly referred to as the Electrical and Electronic Components group). The Company intends to account for the acquisition as a purchase.

     On September 10, 1999, the Board of Directors amended the Company's shareholder rights plan to accelerate the plan's expiration date to September 30, 1999. The rights granted under the plan will expire on that date.

--------------------------------------------------------------------------------
                            TYCO INTERNATIONAL LTD.
        A PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     Form of Proxy for use at the 1999 Annual General Meeting of Tyco International Ltd., a company organized under the laws of Bermuda (the "Company"), to be held on November 3, 1999 at 11:00 a.m., Atlantic Time, at The Adam Lounge of the Canadian Pacific Hamilton Princess Hotel, 76 Pitt's Bay Road, Pembroke HM 08, Bermuda (the "Meeting").

     The undersigned, being a holder of common shares of the Company, hereby appoints as his/her proxy at the Meeting the Chairman of the Meeting and directs such proxy to vote (or abstain from voting) at the Meeting as indicated on the reverse of this card or, to the extent that no such indication is given, as set forth herein.

     Please indicate on the reverse of this card how your shares are to be voted. If this card is returned duly signed but without any indication as to how your shares are to be voted in respect of any of the resolutions described on the reverse, you will be deemed to have directed the proxy to vote FOR Company Proposals 1 through 3 and AGAINST Shareholder Proposals 1 through 3.

     In order to be effective, completed proxy cards should be received at one of the addresses and by the time (being local time) specified below:

     In Bermuda: Tyco International Ltd., The Gibbons Building, 10 Queen Street, Suite 301, Hamilton HM 11, Bermuda, by 10:00 a.m. on November 3, 1999;

     In the United Kingdom: Tyco International Ltd., c/o Tyco Holdings (UK) Limited, 27th Floor, Tower 42, The International Financial Centre, 25 Old Broad Street, London EC2N 1HQ, United Kingdom, by 5:00 p.m. on November 2, 1999;

     In Australia: Tyco International Ltd., c/o Tyco International Pty. Limited, Level 6, 12 Help Street, Chatswood NSW 2067, Australia, by 5:00 p.m. on November 2, 1999;

     In the United States: Tyco International Ltd., c/o Chase Mellon Shareholder Services, Midtown Station, P.O. Box 946, New York, New York 10138-0746, United States of America, by 5:00 p.m. on November 2, 1999.

                  (Continued and to be signed on reverse side)
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

Please indicate with an "X" in the appropriate space how you wish your votes to be cast. If no indication is given, proxies held by the Chairman of the Meeting will be voted in favor of Company Proposals 1 through 3 and against Shareholder Proposals 1 through 3.

Please mark your votes as indicated in this example [x]

The Board of Directors recommends a vote "FOR" the following Proposals:

1. Re-election of the 10 nominees listed at the right to the Board of Directors and approval of an increased limit for director remuneration

   FOR         AGAINST        ABSTAIN
   [ ]           [ ]            [ ]

   L. Dennis Kozlowski, Richard S. Bodman, Philip M. Hampton,
   Michael A. Ashcroft, John F. Fort, III, James S. Pasman, Jr.,
   Joshua M. Berman, Stephen W. Foss, W. Peter Slusser and Frank E. Walsh, Jr.

   To vote against any nominee(s), indicate on the line below the name(s) of such nominee(s). To abstain from voting with respect to any nominee(s), cross out the name(s) of such nominee(s) above.


   ____________________________________________________________________________


2. Re-appointment of PricewaterhouseCoopers as the independent auditors of the Company and authorization for the Board of Directors to fix the auditors' remuneration

   FOR         AGAINST        ABSTAIN
   [ ]           [ ]            [ ]

3. Policy statement concerning independent directors

   FOR         AGAINST        ABSTAIN
   [ ]           [ ]            [ ]

The Board of Directors recommends a vote "AGAINST" Shareholder Proposals 1 through 3:

1. Shareholder proposal concerning independent directors

   FOR         AGAINST        ABSTAIN
   [ ]           [ ]            [ ]

2. Shareholder proposal to reincorporate in Delaware

   FOR         AGAINST        ABSTAIN
   [ ]           [ ]            [ ]

3. Shareholder proposal concerning shareholder rights plans

   FOR         AGAINST        ABSTAIN
   [ ]           [ ]            [ ]

Note:

1. In the case of a corporation, this proxy must be under its Common Seal or signed by a duly authorized officer or director whose designation must be stated.

2. In the case of joint holders, any holder may sign, but the vote for the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority will be determined by the order in which the names stand in the Register of the Shareholders.

3. Please sign as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature_____________________Signature/Title_________________ Date_____________


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE